Use these links to rapidly review the document

Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-161721

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 4, 2009)

$2,400,000,000

   $400,000,000 2.700% Senior Notes due 2014

   $500,000,000 3.750% Senior Notes due 2016

$1,200,000,000 5.375% Senior Notes due 2021

   $300,000,000 6.750% Senior Notes due 2041

HCP, Inc.

          We are offering $400,000,000 aggregate principal amount of 2.700% Senior Notes due 2014 (the "2014 notes"), $500,000,000 aggregate principal amount of 3.750% Senior Notes due 2016 (the "2016 notes"), $1,200,000,000 aggregate principal amount of 5.375% Senior Notes due 2021 (the "2021 notes") and $300,000,000 aggregate principal amount of 6.750% Senior Notes due 2041 (the "2041 notes" and together with the 2014 notes, 2016 notes and 2021 notes, the "notes"). Unless redeemed prior to maturity, the 2014 notes will mature on February 1, 2014, the 2016 notes will mature on February 1, 2016, the 2021 notes will mature on February 1, 2021 and the 2041 notes will mature on February 1, 2041. We will pay interest on the notes on February 1 and August 1 of each year, beginning August 1, 2011.

          We may redeem the notes, in whole or in part, at any time at the redemption prices described in this prospectus supplement. In addition, we will redeem the notes in certain circumstances as specified in the section entitled "Description of the Notes—Special Mandatory Redemption" in this prospectus supplement.

          The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

          The notes will be our senior unsecured obligations and will rank equally with all of our existing and future unsecured senior indebtedness. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000.

          Investing in the notes involves risks. See "Risk Factors" beginning on page S-17 of this prospectus supplement and page 4 of the accompanying prospectus and the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2009.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)	Underwriting Discount	Proceeds (before expenses) to HCP(1)

Per 2014 note	99.902%	0.350%	99.552%
2014 note total	$399,608,000	$1,400,000	$398,208,000

Per 2016 note	99.601%	0.600%	99.001%
2016 note total	$498,005,000	$3,000,000	$495,005,000

Per 2021 note	99.479%	0.650%	98.829%
2021 note total	$1,193,748,000	$7,800,000	$1,185,948,000

Per 2041 note	98.945%	0.875%	98.070%
2041 note total	296,835,000	2,625,000	294,210,000

Total	$2,388,196,000	$14,825,000	$2,373,371,000

(1)
Plus accrued interest, if any, from January 24, 2011, if settlement occurs after that date.

          We expect that delivery of the notes will be made to investors through the book-entry delivery system of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme and Euroclear Bank, S.A./N.V., as operator for the Euroclear System, against payment in New York, New York on or about January 24, 2011.

Joint Book-Running Managers

BofA Merrill Lynch	UBS Investment Bank	Wells Fargo Securities	Citi	J.P. Morgan

Senior Co-Managers
Barclays Capital	Credit Agricole CIB	Credit Suisse
Deutsche Bank Securities	Goldman, Sachs & Co.	Morgan Stanley
Co-Managers
BNY Mellon Capital Markets, LLC	KeyBanc Capital Markets	PNC Capital Markets LLC
RBS	Scotia Capital	SunTrust Robinson Humphrey
US Bancorp		Moelis & Company

The date of this prospectus supplement is January 19, 2011.

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

2.700% Senior Notes due 2014	$400,000,000.00	99.902%	$399,608,000	$46,394

3.750% Senior Notes due 2016	$500,000,000.00	99.601%	$498,005,000	$57,818

5.375% Senior Notes due 2021	$1,200,000,000.00	99.479%	$1,193,748,000	$138,594

6.750% Senior Notes due 2041	$300,000,000.00	98.945%	$296,835,000	$34,463

Total	$2,400,000,000.00		$2,388,196,000	$277,270

(1)
Calculated in accordance with Rule 456(b) and 457(r) of the Securities Act of 1933.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if applicable, any free writing prospectus we may provide you in connection with this offering. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. This document may only be used where it is legal to sell these securities. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we may provide you in connection with this offering is accurate only as of their respective dates and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. The accompanying prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") using a shelf registration statement. Under the shelf registration process, from time to time, we may offer and sell debt securities, warrants or other rights, stock purchase contracts, units, common stock, preferred stock or depositary shares, or any combination thereof, in one or more offerings.

        It is important that you read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in "Incorporation by Reference" on page S-4 of this prospectus supplement and "Where You Can Find More Information" on page 2 of the accompanying prospectus.

        In this prospectus supplement, unless otherwise indicated herein or the context otherwise indicates:

  •
  the terms "HCP," "we," "us, "our" and the "Company" refer to HCP, Inc., together with its consolidated subsidiaries, except in the "Description of the Notes" or where it is clear from the context that the term means only the issuer, HCP, Inc.;

  •
  the term "HCR ManorCare" refers to HCR ManorCare, Inc., together with its consolidated subsidiaries;

  •
  the term "HCR ManorCare PropCo" refers to HCR Properties, LLC, an indirect wholly owned subsidiary of HCR ManorCare, together with its consolidated subsidiaries;

  •
  the term "HCP Ventures II" refers to the previously existing senior housing joint venture in which HCP owned a 35% unconsolidated interest;

  •
  the term "HCR ManorCare Facilities Acquisition" refers to the acquisition by HCP of all of the equity interests of HCR ManorCare PropCo, pursuant to the Purchase Agreement, dated as of December 13, 2010, by and among HCP, HCP 2010 REIT LLC, a Delaware limited liability company, HCR ManorCare, HCR ManorCare PropCo and HCR Healthcare, LLC (as amended, from time to time);

  •
  the term "HCP Ventures II Purchase" refers to the acquisition of the remaining 65% of HCP Ventures II, which was not previously owned by HCP;

  •
  the term "Acquisitions" refers to the HCR ManorCare Facilities Acquisition and HCP Ventures II Purchase;

  •
  the term "Common Stock Offerings" refers collectively to HCP's registered offerings in (i) November 2010 of 13.8 million shares of our common stock pursuant to an underwriting agreement between us and Citigroup Global Markets Inc., as representative of the several underwriters named therein and (ii) December 2010 of 46 million shares of our common stock pursuant to an underwriting agreement between us and Citigroup Global Markets Inc., as representative of the several underwriters named therein (the "December 2010 Common Stock Offering"); and

  •
  the term "Financing Transactions" refers to this offering, the December 2010 Common Stock Offering, the new bridge loan facility, and future debt or equity offerings related to the HCR ManorCare Facilities Acquisition, each as described elsewhere in this prospectus supplement.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

        Statements in this prospectus supplement and the information incorporated by reference in this prospectus supplement and the accompanying prospectus that are not historical factual statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We intend to have our forward-looking statements covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with those provisions. Forward-looking statements include, among other things, statements regarding our and our officers' intent, belief or expectations as identified by the use of words such as "may," "will," "project," "expect," "believe," "intend," "anticipate," "seek," "forecast," "plan," "estimate," "could," "would," "should" and other comparable and derivative terms or the negatives thereof. In addition, we, through our officers, from time to time, make forward-looking oral and written public statements concerning our expected future operations, strategies, securities offerings, growth and investment opportunities, dispositions, capital structure changes, budgets and other developments. Readers are cautioned that, while forward-looking statements reflect our good faith belief and reasonable assumptions based upon current information, we can give no assurance that our expectations or forecasts will be attained. Therefore, readers should be mindful that forward-looking statements are not guarantees of future performance and that they are subject to known and unknown risks and uncertainties that are difficult to predict. As more fully set forth herein under "Risk Factors" in this prospectus supplement and under "Part I, Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2009, factors that may cause our actual results to differ materially from the expectations contained in the forward-looking statements include:

  (a)
  Changes in national and local economic conditions, including a prolonged period of weak economic growth;

  (b)
  Continued volatility in the capital markets, including changes in interest rates and the availability and cost of capital;

  (c)
  The ability of the Company to manage its indebtedness level, including any indebtedness that will be incurred in connection with the Acquisitions, and changes in the terms of such indebtedness;

  (d)
  Changes in federal, state or local laws and regulations, including those affecting the healthcare industry that affect our costs of compliance or increase the costs, or otherwise affect the operations of our operators, tenants and borrowers;

  (e)
  The ability of the Company and various affiliates to maintain their qualification as a REIT;

  (f)
  The potential impact of existing and future litigation matters, including the possibility of larger than expected litigation costs and related developments;

  (g)
  Competition for tenants and borrowers, including with respect to new leases and mortgages and the renewal or rollover of existing leases;

  (h)
  The ability of the Company to negotiate the same or better terms with new tenants or operators if existing leases are not renewed or the Company exercises its right to replace an existing operator or tenant upon default;

  (i)
  Availability of suitable properties to acquire at favorable prices and the competition for the acquisition and financing of those properties;

  (j)
  The ability of our operators, tenants and borrowers to conduct their respective businesses in a manner sufficient to maintain or increase their revenues and to generate sufficient income to make rent and loan payments to us;

  (k)
  The financial weakness of some operators and tenants, including potential bankruptcies and downturns in their businesses, which results in uncertainties regarding our ability to continue to realize the full benefit of such operators' and/or tenants' leases;

  (l)
  The risk that we will not be able to sell or lease properties that are currently vacant, at all or at competitive rates;

  (m)
  The financial, legal and regulatory difficulties of significant operators of our properties, including Sunrise Senior Living, Inc.;

  (n)
  The risk that we may not be able to achieve the benefits of investments within expected time-frames or at all, or within expected cost projections;

  (o)
  The ability to obtain financing necessary to consummate acquisitions on favorable terms;

  (p)
  Changes in the reimbursement available to our tenants and borrowers by governmental or private payors, including changes in Medicare and Medicaid payment levels and the availability and cost of third party insurance coverage; and

  (q)
  The ability to close the HCR ManorCare Facilities Acquisition and to effectively integrate the acquisition into our operations, and the effects of any future acquisitions.

        Except as required by law, we undertake no, and hereby disclaim any, obligation to update any forward-looking statements, whether as a result of new information, changed circumstances or otherwise.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document that HCP has filed separately with the SEC that contains that information. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information that HCP files with the SEC after the date of this prospectus supplement and that is incorporated by reference in this prospectus supplement will automatically modify and supersede the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference (other than any portions of any such documents that are not deemed "filed" under the Securities Exchange Act of 1934 in accordance with the Securities Exchange Act of 1934 and applicable SEC rules):

  •
  our Current Reports on Form 8-K filed on January 11, 2010 (Items 2.06 and 8.01), February 24, 2010, March 1, 2010, March 4, 2010, April 26, 2010, June 23, 2010, September 1, 2010, October 14, 2010 (Item 2.06), November 2, 2010 (Items 8.01 and 9.01), November 8, 2010; November 18, 2010, December 14, 2010 (Items 1.01 and 9.01), December 14, 2010 (Items 8.01 and 9.01), December 14, 2010 (Items 8.01 and 9.01) (as amended by the Form 8-K/A filed on January 19, 2011) and December 20, 2010.

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as updated by our Current Report on Form 8-K dated November 2, 2010; and

  •
  any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities offered by this prospectus supplement.

        You may request a copy of any of these filings at no cost to you by contacting us by mail, telephone or e-mail using the information set forth below:

Legal Department
HCP, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, California 90806
(562) 733-5100
legaldept@hcpi.com

SUMMARY

        The information below is a summary of the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read carefully the following summary together with the more detailed information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus we may provide you in connection with this offering and the information incorporated by reference into those documents, including the risk factors described on page S-17 of this prospectus supplement and on page 4 of the accompanying prospectus and the "Risk Factors" section in our Annual Report on Form 10-K for the year ended December 31, 2009. This summary is not complete and does not contain all of the information you should consider when making your investment decision.

        The closing of this offering is not conditioned upon the closing of the HCR ManorCare Facilities Acquisition. Except as otherwise indicated, this prospectus supplement does not give pro forma effect to the Acquisitions and the related transactions, the Common Stock Offerings or the offering of notes contemplated by this prospectus supplement. Unless otherwise indicated, references to fiscal year refer to the fiscal year of HCP, which ends on December 31. Our financial results on a pro forma basis for the Acquisitions and the Common Stock Offerings for the fiscal year ended December 31, 2009 and the nine months ended September 30, 2010 are set forth below under "Unaudited Pro Forma Condensed Consolidated Financial Statements."

 Our Company

        We invest primarily in real estate serving the healthcare industry in the United States. We are a Maryland corporation and were organized to qualify as a self-administered real estate investment trust, or REIT, in 1985. We are headquartered in Long Beach, California, with offices in Nashville, Tennessee and San Francisco, California. We acquire, develop, lease, manage and dispose of healthcare real estate and provide financing to healthcare providers. Our portfolio is comprised of investments in the following five healthcare segments: (i) senior housing, (ii) life science, (iii) medical office, (iv) post-acute/skilled nursing, and (v) hospital. We make investments within our healthcare segments using the following five investment products: (i) properties under lease, (ii) debt investments, (iii) developments and redevelopments, (iv) investment management and (v) non-managing member limited liability companies, or DownREITs. As of September 30, 2010, our portfolio of investments, including properties owned by our Investment Management Platform, consisted of: (i) interests in 670 facilities among the following segments: 250 senior housing, 102 life science, 252 medical office, 45 skilled nursing and 21 hospital; and (ii) $2.0 billion of mezzanine and other secured loans.

        The delivery of healthcare services requires real estate and, as a result, tenants and operators depend on real estate, in part, to maintain and grow their businesses. HCP believes that the healthcare real estate market provides investment opportunities due to the following:

  •
  compelling demographics driving the demand for healthcare services;

  •
  specialized nature of healthcare real estate investing; and

  •
  ongoing consolidation of the fragmented healthcare real estate sector.

HCR ManorCare Facilities Acquisition

        On December 13, 2010, we signed a definitive purchase agreement (the "Purchase Agreement") to acquire HCR ManorCare PropCo, which owns substantially all of the post-acute, skilled nursing and assisted living facilities of HCR ManorCare, for a total consideration of $6.1 billion, comprised of approximately $852 million of our common stock as of December 13, 2010 (a fixed 25.7 million shares), $3.5 billion in cash, and the reinvestment of $1.7 billion resulting from the payoff of HCP's existing debt investments in HCR ManorCare. Under the terms of the Purchase Agreement, we can elect to fund all or a portion of the stock portion of the consideration in cash. HCR ManorCare, based in Toledo, Ohio, is owned by private equity funds managed by The Carlyle Group. Upon the closing of the acquisition, we will acquire from HCR ManorCare 338 post-acute, skilled nursing and assisted living facilities located in 30 states, with the highest concentrations in Illinois, Ohio, Pennsylvania, Michigan and Florida. On the closing date, we will enter into a long-term triple-net master lease supported by a guaranty from HCR ManorCare under which HCR ManorCare will continue to operate the facilities that we are acquiring. See "The HCR ManorCare Facilities Acquisition—Master Lease" for additional information.

        The HCR ManorCare Facilities Acquisition is expected to close in the first quarter of 2011. If the closing of this acquisition has not occurred prior to April 15, 2011, then the purchase price will decrease by an amount equal to $675,000 multiplied by a fraction (which shall not be greater than one) equal to the gross financing proceeds (including equity and debt) raised by us after the date of the Purchase Agreement divided by $4.1 billion for each day thereafter until the closing occurs. In addition, the purchase price will be adjusted at closing based on changes in net liabilities associated with the acquired assets, which adjustments may be effected through adjustments in the amount of stock issued to the shareholders of HCR ManorCare. This acquisition will be subject to various customary conditions to closing, the failure of which to occur could delay the closing or result in the transaction not closing. In the event that HCR ManorCare terminates the Purchase Agreement when all of its conditions to closing are satisfied or capable of being satisfied (other than conditions not satisfied because of our breach or default), and we have not consummated the acquisition, then we would be required to pay HCR ManorCare $500 million as its sole and exclusive remedy for such termination.

        In addition, upon the closing of the HCR ManorCare Facilities Acquisition, for so long as the stockholders of HCR ManorCare own, in the aggregate, at least 5% of the then-outstanding shares of HCP common stock, such stockholders shall be entitled to designate Paul A. Ormond, Chairman, President and Chief Executive Officer of HCR ManorCare, as a director to serve on the HCP board of directors. We currently anticipate that the HCP board of directors will appoint Paul A. Ormond to HCP's board of directors at the closing of the HCR ManorCare Facilities Acquisition.

        In addition, in conjunction with the HCR ManorCare Facilities Acquisition and the terms of the Purchase Agreement, HCP will either (i) have the option to purchase a 9.9% equity interest in HCR ManorCare for $95 million at the consummation of the HCR ManorCare Facilities Acquisition or (ii) be granted a warrant to purchase a 9.9% equity interest, subject to dilution, in HCR ManorCare that is exercisable between the second and seventh anniversaries of the consummation of the HCR ManorCare Facilities Acquisition for $100 million.

        In connection with the HCR ManorCare Facilities Acquisition, we entered into a credit agreement providing for a bridge loan facility in an aggregate amount of up to $3.3 billion, which may be used to finance part of the acquisition purchase price. The original commitment amount of the bridge loan facility of up to $3.3 billion was reduced by approximately $837.3 million, the amount of a portion of the net proceeds of the December 2010 Common Stock Offering, and will be further reduced by the amount of the net proceeds of this offering and any future offerings. We currently anticipate issuing securities, including the notes we intend to issue in this offering, in lieu of some or all of the borrowings available under the bridge loan facility. See "The HCR ManorCare Facilities Acquisition" for additional information.

HCP Ventures II Purchase

        On January 14, 2011, we acquired our partner's 65% interest in a joint venture that owns 25 senior housing facilities and became the sole owner of these facilities. We paid approximately $137 million in cash for the interest and assumed our partner's share of approximately $650 million of Fannie Mae debt secured by these facilities.

 Common Stock Offerings

        In November 2010, we completed an offering of 13.8 million shares of our common stock. The net proceeds from the offering were approximately $466 million, which were used to repay borrowings under our revolving credit facility.

        In December 2010, we completed an offering of 46 million shares of our common stock. The net proceeds from the December 2010 Common Stock Offering were approximately $1.4 billion, a portion of which was used to fund the HCP Ventures II Purchase, and the remainder of which will be used to fund a portion of the HCR ManorCare Facilities Acquisition.

Healthcare Industry

        Healthcare is the single largest industry in the U.S. based on Gross Domestic Product, or GDP. According to the National Health Expenditures projections dated September 2010 by the Centers for Medicare and Medicaid Services, or CMS: (i) national health expenditures are projected to grow 5.1% in 2010; (ii) the average compound annual growth rate for national health expenditures, over the projection period of 2009 through 2019, is anticipated to be 6.3%; and (iii) the healthcare industry is projected to represent approximately 17.5% of U.S. GDP in 2010.

        Senior citizens are the largest consumers of healthcare services. According to CMS, on a per capita basis, the 75-year and older segment of the population spends 76% more on healthcare than the 65 to 74-year old segment and over 200% more than the population average.

 The Offering

        The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. See "Description of the Notes" for a more detailed description of the terms and conditions of the notes.

Issuer	HCP, Inc.
Securities Offered	$400,000,000 aggregate principal amount of 2.700% Senior Notes due February 1, 2014
$500,000,000 aggregate principal amount of 3.750% Senior Notes due February 1, 2016
$1,200,000,000 aggregate principal amount of 5.375% Senior Notes due February 1, 2021
$300,000,000 aggregate principal amount of 6.750% Senior Notes due February 1, 2041
Interest Payment Dates	Interest on the notes is payable semi-annually on February 1 and August 1 of each year, commencing August 1, 2011.
Special Mandatory Redemption
If the HCR ManorCare Facilities Acquisition is not completed on or prior to the HCR ManorCare Facilities Acquisition Termination Date (as defined below), we will be required to redeem all of the notes on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price (each as defined below). See "Description of the Notes—Special Mandatory Redemption."
Optional Redemption	At any time, we may redeem all or part of the notes at redemption prices described in "Description of the Notes—Optional Redemption."
Covenants
The indenture governing the notes contains covenants that limit our ability to incur additional indebtedness, including unsecured and secured indebtedness, and we are required to, among other things, maintain a certain ratio of Annualized Consolidated EBITDA (as defined below) to Annualized Interest Expense (as defined below) and maintain Total Unencumbered Assets (as defined below) of at least 150% of our Unsecured Debt (as defined below).
These covenants also restrict our ability to merge, consolidate or transfer all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications, which exceptions and qualifications are described under "Description of the Notes—Certain Covenants" in this prospectus supplement.

Ranking	The notes will be senior unsecured obligations of HCP, ranking equally in right of payment with other senior unsecured indebtedness of HCP from time to time outstanding. The notes will be effectively subordinated in right of payment to all of our future secured indebtedness, if any, to the extent of the collateral securing that indebtedness. The notes will also be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries.
Use of Proceeds
The net proceeds from this offering will be approximately $2.37 billion after deducting underwriting discounts and estimated offering expenses. We intend to use all of the net proceeds from this offering, together with a portion of the proceeds from the December 2010 Common Stock Offering, any future debt offerings, equity offerings, asset sales, the repayment of one or more debt investments, cash on hand, and the reinvestment of approximately $1.7 billion resulting from the payoff of HCP's existing debt investments in HCR ManorCare to finance the aggregate cash consideration of the HCR ManorCare Facilities Acquisition. See "The HCR ManorCare Facilities Acquisition—The Financing Transactions." If the HCR ManorCare Facilities Acquisition is not completed on or prior to the HCR ManorCare Facilities Acquisition Termination Date, we will be required to redeem all of the notes on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price, as described under "Description of the Notes—Special Mandatory Redemption." Pending such uses, the net proceeds may be invested in short-term, investment-grade, interest bearing securities. See "Use of Proceeds."
Risk Factors
You should carefully consider the information set forth in the section of this prospectus supplement entitled "Risk Factors" as well as the other information included in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we may provide you in connection with this offering before deciding whether to invest in the notes.
No Listing of the Notes
The notes are series of securities for which there is currently no established trading market. The underwriters have advised us that they currently intend to make a market in the notes. However, you should be aware that they are not obligated to make a market and may discontinue their market-making activities at any time without notice. As a result, a liquid market for the notes may not be available if you try to sell your notes. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.
Conflicts of Interest	See "Underwriting—Conflicts of Interest."

        For additional information regarding the notes, see "Description of the Notes."

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF HCP

        The following table sets forth our summary consolidated financial data. You should read this information together with our consolidated financial statements, including the related notes, included in our Annual Report on Form 10-K for the year ended December 31, 2009, as amended by the Current Report on Form 8-K dated November 2, 2010, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, from which such information has been derived, and which are incorporated by reference herein. Our unaudited financial data for the nine months ended September 30, 2010 and 2009 has been prepared on the same basis as our annual consolidated financial statements and includes all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of this data in all material respects. The results for any interim period are not necessarily indicative of the results of operations to be expected for a full fiscal year. The following data is presented on a historical basis. We completed our acquisition of Slough Estates USA Inc. on August 1, 2007. The results of operations resulting from this acquisition are reflected in our consolidated financial statements from that date.

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(in thousands, except per share data)
	(unaudited)
Revenues:
Rental and related revenues	$697,802	$656,384	$878,770	$867,645	$751,876
Tenant recoveries	67,262	67,124	89,582	82,811	64,932
Income from direct financing leases	37,238	39,302	51,495	58,149	63,852
Interest income	108,004	87,791	124,146	130,869	51,565
Investment management fee income	3,755	4,133	5,312	5,923	13,581

Total revenues	914,061	854,734	1,149,305	1,145,397	945,806

Costs and expenses:
Depreciation and amortization	234,008	240,308	316,803	312,089	257,008
Interest expense	220,303	226,053	298,897	348,390	355,197
Operating	152,028	139,767	185,829	193,064	175,704
General and administrative	65,039	61,619	78,471	73,691	67,500
Litigation provision	—	101,973	101,973	—	—
Impairments (recoveries)	(11,900)	20,904	75,389	18,276	—

Total costs and expenses	659,478	790,624	1,057,362	945,510	855,409

Other income (expense):
Gain on sale of real estate interest	—	—	—	—	10,141
Other income, net	7,151	5,107	7,768	25,672	24,389

Total other income (expense)	7,151	5,107	7,768	25,672	34,530

Income before income taxes and equity income from and impairments of investments in unconsolidated joint ventures	261,734	69,217	99,711	225,559	124,927
Income taxes	(1,809)	(1,395)	(1,910)	(4,224)	(1,444)
Equity income from unconsolidated joint ventures	4,078	1,993	3,511	3,326	5,645
Impairments of investments in unconsolidated joint ventures	(71,693)	—	—	—	—

Income from continuing operations	192,310	69,815	101,312	224,661	129,128

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(in thousands, except per share data)
	(unaudited)
Discontinued operations:
Income before gain on sales of real estate, net of income taxes	$2,507	$6,620	$7,643	$26,308	$80,659
Impairments	—	(125)	(125)	(9,175)	—
Gain on sales of real estate, net of income taxes	4,052	34,357	37,321	229,189	404,328

Total discontinued operations	6,559	40,852	44,839	246,322	484,987

Net income	198,869	110,667	146,151	470,983	614,115
Noncontrolling interests' share in earnings	(10,077)	(11,011)	(14,461)	(22,488)	(25,100)

Net income applicable to HCP, Inc.	188,792	99,656	131,690	448,495	589,015
Preferred stock dividends	(15,848)	(15,848)	(21,130)	(21,130)	(21,130)
Participating securities' share in earnings	(1,648)	(1,136)	(1,491)	(1,997)	(2,805)

Net income applicable to common shares	$171,296	$82,672	$109,069	$425,368	$565,080

Basic earnings per common share:
Continuing operations	$0.55	$0.16	$0.23	$0.76	$0.39
Discontinued operations	0.02	0.15	0.17	1.03	2.33

Net income applicable to common shares	$0.57	$0.31	$0.40	$1.79	$2.72

Diluted earnings per common share:
Continuing operations	$0.55	$0.16	$0.23	$0.76	$0.39
Discontinued operations	0.02	0.15	0.17	1.03	2.31

Net income applicable to common shares	$0.57	$0.31	$0.40	$1.79	$2.70

Weighted average shares used to calculate earnings per common share:
Basic	299,243	267,971	274,216	237,301	207,924

Diluted	300,468	268,041	274,631	237,972	208,920

Dividends declared per common share	$1.395	$1.38	$1.84	$1.82	$1.78

		As of December 31,
	As of September 30, 2010
		2009	2008
	(in thousands)
	(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$52,635	$112,259	$57,562
Total assets	12,245,299	12,209,735	11,849,826
Total liabilities	5,991,515	6,251,126	6,441,986
Total equity	6,253,784	5,958,609	5,407,840

THE HCR MANORCARE FACILITIES ACQUISITION

        On December 13, 2010, we signed a definitive purchase agreement (the "Purchase Agreement") to acquire HCR ManorCare PropCo, which owns substantially all of the post-acute, skilled nursing and assisted living facilities of HCR ManorCare (the "Facilities"), for a total consideration of $6.1 billion, comprised of approximately $852 million of our common stock as of December 13, 2010 (a fixed 25.7 million shares), $3.5 billion in cash, and the reinvestment of $1.7 billion resulting from the payoff of HCP's existing debt investments in HCR ManorCare. Under the terms of the Purchase Agreement, we can elect to fund all or a portion of the stock portion of the consideration in cash. HCR ManorCare, based in Toledo, Ohio, is owned by private equity funds managed by The Carlyle Group. Upon the closing of the acquisition, we will acquire from HCR ManorCare 338 post-acute skilled nursing and assisted living facilities principally located in Illinois, Ohio, Pennsylvania, Michigan and Florida. As described below under "—Master Lease," on the closing date, we will enter into a long-term triple-net master lease supported by a guaranty from HCR ManorCare under which HCR ManorCare will continue to operate the facilities that we are acquiring.

        The HCR ManorCare Facilities Acquisition is expected to close in the first quarter of 2011. If the closing of this acquisition has not occurred prior to April 15, 2011, then the purchase price will decrease by an amount equal to $675,000 multiplied by a fraction (which shall not be greater than one) equal to the gross financing proceeds (including equity and debt) raised by us after the date of the Purchase Agreement divided by $4.1 billion for each day thereafter until the closing occurs. In addition, the purchase price will be adjusted at closing based on changes in net liabilities associated with the acquired assets, which adjustments may be effected through adjustments in the amount of stock issued to the shareholders of HCR ManorCare. The acquisition is subject to various customary conditions to closing, the failure of which to occur could delay the closing or result in the transaction not closing.

        In addition, upon the closing of the HCR ManorCare Facilities Acquisition, for so long as the stockholders of HCR ManorCare own, in the aggregate, at least 5% of the then-outstanding shares of HCP common stock, such stockholders shall be entitled to designate Paul A. Ormond, Chairman, President and Chief Executive Officer of HCR ManorCare, as a director to serve on the HCP board of directors. We currently anticipate that the HCP board of directors will appoint Paul A. Ormond to the board at the closing of the HCR ManorCare Facilities Acquisition.

        In addition, in conjunction with the HCR ManorCare Facilities Acquisition and the terms of the Purchase Agreement, HCP will either (i) have the option to purchase a 9.9% equity interest in HCR ManorCare for $95 million at the consummation of the HCR ManorCare Facilities Acquisition or (ii) be granted a warrant to purchase a 9.9% equity interest, subject to dilution, in HCR ManorCare that is exercisable between the second and seventh anniversaries of the consummation of the HCR ManorCare Facilities Acquisition for $100 million.

        In connection with the acquisition, we entered into a credit agreement for a 364-day bridge loan facility (from funding to maturity) in an aggregate amount of up to $3.3 billion, which may be used to finance part of the acquisition purchase price. The original commitment amount of the bridge loan facility of up to $3.3 billion was reduced by approximately $837.3 million, the amount of a portion of the net proceeds of the December 2010 Common Stock Offering, and will be further reduced by the amount of the net proceeds of this offering and any future offerings. We currently anticipate issuing securities, including the notes we intend to issue in this offering, in lieu of some or all of the borrowings available under the bridge loan facility. See "Description of Certain Indebtedness" for additional information.

        The acquisition is subject to certain governmental and regulatory approvals and other closing conditions and is expected to close in the first quarter of 2011. However, we cannot assure you that the acquisition will close or, if it does, when such closing will occur. See "Risk Factors—Risks Related to the Offering and the HCR ManorCare Facilities Acquisition." The acquisition is not subject to a financing contingency. In the event that HCR ManorCare terminates the Purchase Agreement when all of its conditions to closing are satisfied or capable of being satisfied (other than conditions not satisfied because of our breach or default), and we have not consummated the acquisition, then we would be required to pay HCR ManorCare $500 million as its sole and exclusive remedy for such termination.

        This offering is not conditioned upon the consummation of the HCR ManorCare Facilities Acquisition, although HCP will be required to redeem all of the notes on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price if the acquisition is not completed on or prior to the HCR ManorCare Facilities Acquisition Termination Date (each as defined in "Description of the Notes").

Master Lease

        Immediately after the closing of the HCR ManorCare Facilities Acquisition, certain wholly-owned subsidiaries of HCR ManorCare PropCo will lease the Facilities to a wholly-owned subsidiary of HCR ManorCare pursuant to a triple-net master lease (the "Master Lease"). All obligations under the Master Lease will be guaranteed by HCR ManorCare with HCR ManorCare being subject to (i) a fixed charge coverage ratio on a debt incurrence basis and (ii) dividend payment limitations tied to a fixed charge coverage ratio and a percentage of available cash flow after funding capital expenditures and mandatory debt amortization.

        To minimize facility renewal risk, the Facilities will be divided into four pools with initial lease terms of between 13 and 17 years. HCR ManorCare will have a one-time lease extension option with respect to each pool for varying extension terms which could extend the total lease terms to between 23 and 35 years in length. The pools are designed to have a comparable mix of Facilities based on location, asset type, size, and performance.

        The Master Lease will provide for minimum rent in the first year of $472.5 million, with minimum rent to increase by 3.5% per year during the subsequent five years of the term and by 3% per year for the remaining portion of the initial term. If the stockholders of HCR ManorCare sell any shares of our common stock that they receive in conjunction with the HCR ManorCare Facilities Acquisition during a period that ends on the earlier of (i) 180 days after the closing of the HCR ManorCare Facilities Acquisition and (ii) 90 days after the later of the closing or the date that HCP completes one or more equity offerings totaling at least $1.5 billion in cash proceeds in the aggregate, then the minimum rent under the master lease will increase by 25% for a period of 18 months. Upon the exercise of an extension option, minimum rent will reset to the greater of fair market value rent or 103% of the minimum rent for the prior year. Thereafter, minimum rent will increase by the greater of the annual increase in the consumer price index or 3%.

        The Master Lease is structured so that HCR ManorCare will be responsible for all operating costs associated with the Facilities, including the repayment of taxes, insurance, and all repairs. HCR ManorCare will also provide indemnities against liabilities associated with the operation of the Facilities.

        On an annual basis, HCR ManorCare is required to make capital improvements to the Facilities equal to a minimum of $1,250/bed for the first three years of the Master Lease and a minimum of $800/bed commencing in year four of the Master Lease, subject to annual escalations. Capital expenditures will be assessed in years 10 and 20 of the Master Lease term with HCR ManorCare being responsible for certain deferred maintenance and capital expenditure requirements based on such assessments.

        HCP will have the right of first refusal to provide sale-leaseback or other financing for any purchase options on facilities HCR ManorCare currently leases, any owned facilities not included in the transaction and any development projects currently in HCR ManorCare's pipeline.

The Financing Transactions

Bridge Loan Facility

        On December 13, 2010, HCP entered into a credit agreement with Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners, Citibank, N.A., an affiliate of Citigroup Global Markets Inc., Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC and Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, as co-syndication agents, UBS AG, Stamford Branch, an affiliate of UBS Securities LLC, as the administrative agent, and those underwriters and/or their affiliates, as lenders, providing for a 364-day bridge loan facility (from funding to maturity) to HCP in an aggregate amount of up to $3.3 billion upon the terms and conditions set forth therein. The bridge loan facility is undrawn today, and the commitments thereunder are available until June 13, 2011, subject to extension until September 13, 2011 if all regulatory approvals under the Purchase Agreement have not been obtained. The commitments (and any outstanding loans) under the bridge loan facility will be reduced (and any outstanding loans shall be required to be prepaid) by an amount equal to the net cash proceeds from any offering of debt or equity securities by HCP after December 13, 2010, excluding up to $575 million raised in any equity offering after December 13, 2010, and from any asset sale by the Company after December 13, 2010, subject to customary exclusions and reinvestment rights, including up to $100 million in asset sales over the term of the bridge loan facility. The original commitment amount of the bridge loan facility of up to $3.3 billion was reduced by approximately $837.3 million, the amount of a portion of the net proceeds of the December 2010 Common Stock Offering, and will be further reduced by the amount of the net proceeds of this offering and any future offerings. See "Description of Certain Indebtedness—Bridge Loan Facility," "Use of Proceeds" and "—Sources and Uses of Funds for the HCR ManorCare Facilities Acquisition."

December 2010 Common Stock Offering

        In December 2010, we completed an offering of 46 million shares of our common stock. The net proceeds from the December 2010 Common Stock Offering were approximately $1.4 billion, a portion of which was used to fund the HCP Ventures II Purchase, and the remainder of which will be used to fund a portion of the HCR ManorCare Facilities Acquisition.

Revolving Credit Facility

        We are currently in discussions to obtain a commitment for a new revolving credit facility to replace our existing revolving credit facility.

Sources and Uses of Funds for the HCR ManorCare Facilities Acquisition

        The following table sets forth the expected sources and uses of funds upon completion of the HCR ManorCare Facilities Acquisition, assuming a closing date in the first quarter of 2011. No assurances can be given that the information in the following table will not change depending on the nature of our financing arrangements and/or whether the HCR ManorCare Facilities Acquisition will be consummated in accordance with the anticipated timing or at all. See "Risk Factors—Risks Related to the Offering and the HCR ManorCare Facilities Acquisition."

Sources	Amount (in millions)		Uses	Amount (in millions)
Senior notes offered hereby	$2,400		Cash portion of purchase price	$3,436
Equity consideration to HCR
ManorCare	852		Equity portion of purchase price	852
HCP's loan investment in ManorCare PropCo's debt	1,718		HCP's loan investment in ManorCare PropCo's debt	1,718
Bridge loan facility	—		Repayment of HCP secured debt collateralized by its investment in ManorCare PropCo's mortgage debt	425
Bank line of credit	236		Estimated fees and expenses	105
December 2010 Common Stock Offering	1,330	(1)
Total	$6,536		Total	$6,536

(1)
Of the total net proceeds of approximately $1.4 billion from the December 2010 Common Stock Offering, approximately $137 million were used to fund the HCP Ventures II Purchase.

 THE HCP VENTURES II PURCHASE

        On January 14, 2011, we acquired our partner's 65% interest in a joint venture that owns 25 senior housing facilities and became the sole owner of these facilities. The assets were initially acquired on October 5, 2006, through HCP's acquisition of CNL Retirement Properties, Inc., and subsequently were contributed to the joint venture in January 2007.

        In exchange for our partner's interest and the assumption of their share of approximately $650 million of Fannie Mae debt secured by these facilities, we paid approximately $137 million in cash in a transaction valuing the assets of the venture at $860 million.

RISK FACTORS

        Before purchasing the notes, you should consider carefully the information under the heading "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, in the accompanying prospectus and the following factors, each of which could materially adversely affect our operating results and financial condition. You should also carefully consider the other information included in this prospectus supplement, the accompanying prospectus and other information incorporated by reference herein. Each of the risks described in our Form 10-K and the accompanying prospectus and below could result in a decrease in the value of the notes and your investment therein. Although we have tried to discuss what we believe are key risk factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict those risks or estimate the extent to which they may affect our financial performance or the value of the notes. The information contained, and incorporated by reference, in this prospectus supplement and in the accompanying prospectus includes forward-looking statements that involve risks and uncertainties, and we refer you to the "Cautionary Language Regarding Forward-Looking Statements" section in this prospectus supplement and the accompanying prospectus.

 Risks Related to the Offering and the HCR ManorCare Facilities Acquisition

        There can be no assurance that the HCR ManorCare Facilities Acquisition will be consummated in accordance with the anticipated timing or at all, and the closing of this offering is not conditioned on the consummation of the HCR ManorCare Facilities Acquisition.

        Although we expect to close the HCR ManorCare Facilities Acquisition in the first quarter of 2011, there can be no assurance that the HCR ManorCare Facilities Acquisition will be completed in accordance with the anticipated timing or at all. In order to consummate the HCR ManorCare Facilities Acquisition, HCP and HCR ManorCare must obtain certain regulatory and other approvals and consents in a timely manner. If these approvals or consents are not received, or they are not received on terms that satisfy the conditions set forth in the Purchase Agreement, then HCP and/or HCR ManorCare will not be obligated to complete the HCR ManorCare Facilities Acquisition. The Purchase Agreement also contains customary and other closing conditions, which may not be satisfied or waived. In addition, under circumstances specified in the Purchase Agreement, HCP or HCR ManorCare may terminate the Purchase Agreement. In addition, HCP's business may be harmed to the extent that customers, suppliers and others believe that HCP cannot effectively compete in the marketplace without HCR ManorCare PropCo, or otherwise remain uncertain about HCP.

        If we are unable to raise sufficient proceeds through this offering or other debt or equity offerings, we may draw down on a bridge loan facility in order to close the HCR ManorCare Facilities Acquisition, which would significantly increase our near term financing risk. If we elect not to consummate the financing under the bridge loan facility, we may seek alternative sources of financing for the HCR ManorCare Facilities Acquisition, the terms of which are unknown to us and could limit our ability to operate our business.

        The offering of the notes forms part of a larger financing plan for the HCR ManorCare Facilities Acquisition. See "The HCR ManorCare Facilities Acquisition—The Financing Transactions." Concurrently with the HCR ManorCare Facilities Acquisition, we entered into a new bridge loan facility pursuant to which the bridge lenders have committed to fund our new senior unsecured bridge facility and to provide, subject to certain conditions, the additional financing required for the HCR ManorCare Facilities Acquisition through an up to $3.3 billion bridge loan facility in the event that sufficient proceeds are not raised from the December 2010 Common Stock Offering, this offering and any additional future debt or equity offerings. See "Description of Certain Indebtedness—Bridge Loan Facility." If we are unable to raise sufficient proceeds from this offering and other debt or equity offerings, we may draw down on this bridge loan facility, which would significantly increase our near term financing risk. Alternatively, we may enter into alternate financing arrangements, the terms of which are unknown. Our obligations under the Purchase Agreement are not conditioned upon the consummation of any or all of the Financing Transactions.

Risks Related to HCP

        From time to time we have made, and in the future we may seek to make, one or more material acquisitions, which may involve the expenditure of significant funds.

        We regularly review potential transactions in order to maximize shareholder value and believe that currently there are available a number of acquisition opportunities that would be complementary to our business, given the recent industry consolidation trend.

        From time to time we engage in discussions with potential acquisition candidates, some of which are material. In addition to the expenditures of capital required in connection with the HCR ManorCare Facilities Acquisition, any future acquisitions could require the issuance of equity securities, the incurrence of debt, contingent liabilities or amortization of expenses related to other intangible assets, any of which could adversely impact our financial condition or results of operations. In addition, equity or debt financing required for such acquisitions may not be available.

        We may become more leveraged.

        As of September 30, 2010, we had approximately $5.4 billion of outstanding indebtedness. After giving effect to the sale of $2.4 billion of notes offered hereby, we would have had approximately $7.8 billion of outstanding indebtedness. Our unsecured revolving credit facility and the indenture governing our outstanding notes permit us to incur substantial additional debt, and we may borrow additional funds, which may include secured borrowings. A high level of indebtedness would require us to dedicate a substantial portion of our cash flow from operations to the payment of our indebtedness, thereby reducing the funds available to implement our business strategy and to make distributions to stockholders. A high level of indebtedness could also have the following consequences:

  •
  Potential limits on our ability to adjust rapidly to changing market conditions and vulnerability in the event of a downturn in general economic conditions or in the real estate and/or healthcare industries;

  •
  Potential impairment of our ability to obtain additional financing for our business strategy; and

  •
  Potential downgrade in the rating of our debt securities by one or more rating agencies, which could have the effect of, among other things, increasing our cost of borrowing.

        In addition, from time to time we mortgage our properties to secure payment of indebtedness. If we are unable to meet our mortgage payments, then the encumbered properties could be foreclosed upon or transferred to the mortgagee with a consequent loss of income and asset value. A foreclosure on one or more of our properties could have a material adverse effect on us.

        Our business operations may not generate the cash needed to service our indebtedness.

        Our ability to make payments on our indebtedness, including these notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs.

 Risks Related to the Notes

        Although these notes are referred to as "senior notes," they will be effectively subordinated to our secured indebtedness and all liabilities of our subsidiaries.

        The notes are unsecured and therefore will be effectively subordinated to any secured indebtedness we may incur to the extent of the value of the assets securing such indebtedness. In the event of a bankruptcy or similar proceeding involving us, our assets which serve as collateral will be available to satisfy the obligations under any secured indebtedness before any payments are made on the notes.

        In addition, most of our assets are held through direct or indirect subsidiaries and, accordingly, the notes will be effectively subordinated to all liabilities of our subsidiaries including any guarantees of our new credit facilities that may be issued by our subsidiaries. Our subsidiaries and general and limited partnerships will not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries or partnerships, creditors of our subsidiaries and partnerships will generally be entitled to payment of their claims from the assets of those subsidiaries and partnerships before any assets are made available for distribution to us, except to the extent we may also have a claim as a creditor.

        An active trading market may not develop for the notes.

        Prior to this offering, there was no existing trading market for the notes. Although the underwriters have informed us that they currently intend to make a market in the notes after we complete the offering, they have no obligation to do so and may discontinue making a market at any time without notice. We do not intend to apply for listing of the notes on any securities exchange.

        The liquidity of any market for the notes will depend on a number of factors, including:

  •
  the number of holders of the notes;

  •
  our performance;

  •
  the market for similar securities;

  •
  the interest of securities dealers in making a market in the notes; and

  •
  prevailing interest rates.

        We cannot assure you that an active market for the notes will develop or, if developed, that it will continue.

        If the HCR ManorCare Facilities Acquisition is not completed on or prior to the HCR ManorCare Facilities Acquisition Termination Date, we will be required to redeem all of the notes and as a result you may not obtain your expected return on the notes.

        We may not be able to consummate the HCR ManorCare Facilities Acquisition by the HCR ManorCare Facilities Acquisition Termination Date. Our ability to consummate the HCR ManorCare Facilities Acquisition is subject to various closing conditions, many of which are beyond our control. If we are not able to consummate the HCR ManorCare Facilities Acquisition by this date we will be required to redeem all notes at the Special Mandatory Redemption Price and as a result you may not obtain your expected return on the notes.

USE OF PROCEEDS

        The net proceeds from this offering, after deducting underwriting discounts and estimated offering expenses payable by us, will be approximately $2.37 billion. We intend to use all of the net proceeds from this offering, together with a portion of the proceeds from the December 2010 Common Stock Offering, any future debt offerings, equity offerings, asset sales, the repayment of one or more debt investments, cash on hand and the reinvestment of approximately $1.7 billion resulting from the payoff of HCP's existing debt investments in HCR ManorCare to finance the aggregate cash consideration of the HCR ManorCare Facilities Acquisition. See "The HCR ManorCare Facilities Acquisition—The Financing Transactions." If the HCR ManorCare Facilities Acquisition is not completed on or prior to the HCR ManorCare Facilities Acquisition Termination Date, we will be required to redeem all of the notes on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price, as described under "Description of the Notes—Special Mandatory Redemption." Pending such uses, the net proceeds may be invested in short-term, investment-grade, interest bearing securities. See also "Underwriting—Conflicts of Interest."

 CAPITALIZATION

        The following table sets forth the capitalization of HCP as of September 30, 2010:

  (1)
  on an actual basis,

  (2)
  on an adjusted basis to give effect to this offering,

  (3)
  on a pro forma basis to give effect to,

  •
  this offering and

  •
  the consummation of each of the HCR ManorCare Facilities Acquisition (and the related financing transactions, including our issuance and sale of 46 million shares of our common stock in December 2010) and the HCP Ventures II Purchase, as if each had occurred on September 30, 2010, and

  (4)
  on a pro forma as adjusted basis to give effect to this offering, the HCR ManorCare Facilities Acquisition (and the related financing transactions, including our issuance and sale of 46 million shares of our common stock in December 2010) and the HCP Ventures II Purchase, as if each had occurred on September 30, 2010, and our issuance and sale of 13.8 million shares of our common stock in November 2010 as if it had occurred on September 30, 2010.

        The following table is unaudited and should be read in conjunction with "Summary Historical Consolidated Financial Data of HCP," "The HCR ManorCare Facilities Acquisition," "The HCP Ventures II Purchase," "Use of Proceeds," and "Unaudited Pro Forma Condensed Consolidated Financial Statements," contained elsewhere in this prospectus supplement, and our consolidated annual and interim financial statements and the notes thereto included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. No assurances can be given that the information in the following table will not change depending on the nature of our financings. In addition, no assurances can be given that the HCR ManorCare Facilities Acquisition will be consummated in accordance with the anticipated timing or at all.

 HCP, INC.

CAPITALIZATION

As of September 30, 2010

	Actual	As Adjusted	Pro Forma	Adjusted Pro Forma
	(in thousands, except share and per share data)
Debt obligations:
Bank line of credit	$318,000	$318,000	$553,464	$235,464
Bridge loan	—	—	—	—
2.700% notes due 2014	—	400,000	400,000	400,000
3.750% notes due 2016	—	500,000	500,000	500,000
5.375% notes due 2021	—	1,200,000	1,200,000	1,200,000
6.750% notes due 2041		300,000	300,000	300,000
Other senior unsecured notes	3,324,975	3,324,975	3,324,975	3,324,975
Mortgage and other secured debt	1,682,740	1,682,740	1,910,370	1,910,370
Other debt	93,990	93,990	93,990	93,990

Total debt	5,419,705	7,819,705	8,282,799	7,964,799

Stockholders' equity:
Preferred stock, $1.00 par value per share: 50,000,000 shares authorized; 11,820,000 shares issued and outstanding	$285,173	$285,173	$285,173	$285,173
Common stock, $1.00 par value per share: 750,000,000 shares authorized; 310,507,413 shares actual and as adjusted, 382,216,413 shares pro forma, and 396,016,413 shares adjusted pro forma issued and outstanding	310,507	310,507	382,216	396,016
Additional paid-in capital	6,237,663	6,237,663	8,429,474	8,882,066
Cumulative dividends in excess of earnings	(761,036)	(761,036)	(727,478)	(727,478)
Accumulated other comprehensive income	(7,426)	(7,426)	(7,426)	(7,426)

Total stockholders' equity	6,064,881	6,064,881	8,361,959	8,828,351

Noncontrolling interests:
Joint venture partners	14,095	14,095	14,095	14,095
Non-managing member unitholders	174,808	174,808	174,808	174,808

Total noncontrolling interests	188,903	188,903	188,903	188,903
Total equity	6,253,784	6,253,784	8,550,862	9,017,254

Total capitalization	$11,673,489	$14,073,489	$16,833,661	$16,982,053

 RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The following table sets forth our ratios of earnings to fixed charges and our ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated. In computing the ratios of earnings to fixed charges, earnings have been based on consolidated income from continuing operations before fixed charges (exclusive of capitalized interest). Fixed charges consist of interest on debt, including amounts capitalized, an estimate of interest in rental expense, and interest expense related to the guaranteed debt of the partnerships and limited liability companies in which we hold an interest. In computing the ratios of earnings to combined fixed charges and preferred stock dividends, preferred stock dividends consist of dividends on our 7.25% Series E Cumulative Redeemable Preferred Stock and 7.10% Series F Cumulative Redeemable Preferred Stock.

	For the Nine Months Ended September 30, 2010
			Year Ended December 31,
			2009 Pro Forma(1)	2009 Actual
	Pro Forma(1)	Actual			2008	2007	2006		2005
Ratio of Earnings to Fixed Charges	2.45	2.01	1.90	1.21	1.49	1.26	1.10		1.35

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	2.35	1.89	1.83	1.13	1.41	1.19	—	(2)	1.13

(1)
The unaudited pro forma condensed consolidated statement of income data used in the pro forma calculations were prepared under the purchase method of accounting as if the Acquisitions and related financing transactions had been completed (a) on January 1, 2009 for the Year Ended December 31, 2009 pro forma ratios, and (b) on January 1, 2010 for the Nine Months Ended September 30, 2010 pro forma ratios. We have included this information only for purposes of illustration, and it does not necessarily indicate what the ratios would have been if the Acquisitions and the related financing transactions had actually been completed on those dates. Moreover, this information does not necessarily indicate what the future ratios of earnings to fixed charges will be. You should read this table in conjunction with the "Unaudited Pro Forma Condensed Consolidated Financial Statements" included elsewhere in this prospectus supplement.

(2)
For the Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends for Year Ended December 31, 2006, fixed charges exceeded earnings resulting in a deficiency of $258,000.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following is an excerpt of information contained in our Current Report on Form 8-K/A, as filed with the SEC on January 19, 2011 and incorporated herein by reference. You should read and consider the information in the documents to which we have referred you in "Incorporation by Reference" including the foregoing Current Report of Form 8-K/A, before purchasing these securities.

        The accompanying unaudited pro forma condensed consolidated financial statements presented below have been prepared based on certain pro forma adjustments to the historical consolidated financial statements of HCP, HCR ManorCare PropCo and HCP Ventures II as of and for the nine months ended September 30, 2010 and for the year ended December 31, 2009. The historical consolidated financial statements of HCP are contained in its Annual Report on Form 10-K for the year ended December 31, 2009, as updated by its Current Report on Form 8-K as filed with the SEC on November 2, 2010, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2010. The historical consolidated financial statements of HCR ManorCare PropCo are included as Exhibits 99.2 and 99.3 to the Current Report on Form 8-K as filed with the SEC on December 14, 2010.

        The accompanying unaudited pro forma condensed consolidated financial statements give effect to the Acquisitions. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2010 has been prepared as if the Acquisitions had occurred as of that date. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2009 and for the nine months ended September 30, 2010 have been prepared as if the Acquisitions had occurred as of January 1, 2009. Such statements also reflect the incurrence of debt and give effect to certain capital transactions undertaken by HCP in order to finance the Acquisitions.

        The allocation of the purchase price of HCR ManorCare PropCo and HCP Ventures II reflected in these unaudited pro forma condensed consolidated financial statements has been based upon preliminary estimates of the fair value of assets acquired and liabilities assumed. A final determination of the fair values of HCR ManorCare PropCo's and HCP Ventures II's assets and liabilities will be based on the actual valuation of the tangible and intangible assets and liabilities of HCR ManorCare PropCo and HCP Ventures II that exist as of the date of completion of the transactions. Consequently, amounts preliminarily allocated to identifiable tangible and intangible assets and liabilities could change significantly from those used in the pro forma condensed consolidated financial statements presented below and could result in a material change in amortization of tangible and intangible assets and liabilities.

        In the opinion of HCP's management, the pro forma financial statements include all significant necessary adjustments that can be factually supported to reflect the effects of the Acquisitions. The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only. The unaudited pro forma condensed consolidated financial statements are not necessarily and should not be assumed to be an indication of the results that would have been achieved had the transactions been completed as of the dates indicated or that may be achieved in the future. The completion of the valuation, the allocation of the purchase price, the impact of ongoing integration activities, the timing of completion of the transactions and other changes in HCR ManorCare PropCo and HCP Ventures II tangible and intangible assets and liabilities that occur prior to completion of the transactions could cause material differences in the information presented. Furthermore, following consummation of the transactions, HCP expects to apply its own methodologies and judgments in accounting for the assets and liabilities acquired in the transaction, which may differ from those reflected in HCR ManorCare PropCo's and HCP Ventures II's historical financial statements and the pro forma financial statements.

HCP, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2010

	HCP Historical	HCR ManorCare PropCo Historical (A)	HCR ManorCare PropCo Pro Forma Adjustments (B)		HCP Ventures II Historical (A)	HCP Ventures II Pro Forma Adjustments (P)		HCP Pro Forma
	(in thousands)
ASSETS
Real estate:
Buildings, improvements and development	$8,260,220	$—	$—		$936,957	$(249,404	)(Q)	$8,947,773
Land	1,558,947	—	—		108,907	(14,835	)(Q)	1,653,019
Accumulated depreciation and amortization	(1,189,998)	—	—		(105,085)	105,085	(Q)	(1,189,998)

Net real estate	8,629,169	—	—		940,779	(159,154)		9,410,794

Net investment in direct financing leases	607,392	3,123,630	2,883,005	(C)	—	—		6,614,027
Loans receivable, net	1,852,521	—	(1,578,697	)(D)	—	—		273,824
Investments in and advances to unconsolidated joint ventures	197,697	—	—		—	(65,651	)(R)	132,046
Accounts receivable, net	38,414	—	—		—	—		38,414
Cash, cash equivalents and restricted cash	86,858	3,420	—		9,054	—		99,332
Intangible assets, net	325,859	—	13,500	(E)	36,530	41,845	(S)	417,734
Real estate held for sale, net	12,554	—	—		—	—		12,554
Other assets, net	494,835	35,609	(10,834	)(F)	6,242	(5,742	)(T)	520,110

Total assets	$12,245,299	$3,162,659	$1,306,974		$992,605	$(188,702)		$17,518,835

LIABILITIES AND EQUITY
Bank line of credit	$318,000	$—	$174,300	(G)	$—	$—		$492,300
Bridge loan facility	—	—	950,000	(G)	—	—		950,000
Senior unsecured notes	3,324,975	—	1,500,000	(G)	—	—		4,824,975
Mortgage and other secured debt	1,682,740	—	(424,720	)(G)	652,036	314	(U)	1,910,370
Long-term debt	—	4,595,942	(4,595,942	)(G)	—	—		—
Other debt	93,990	—	—		—	—		93,990
Intangible liabilities, net	153,522	—	—		989	(989	)(V)	153,522
Accounts payable and accrued expenses and deferred revenues	418,288	1,048,549	(931,259	)(H)	7,781	(543	)(R)	542,816

Total liabilities	5,991,515	5,644,491	(3,327,621)		660,806	(1,218)		8,967,973

Equity:
Preferred stock	285,173	—	—		—	—		285,173
Common stock	310,507	—	41,545	(I)	—	4,455	(I)	382,216
			25,709	(J)
Additional paid-in capital	6,237,663	—	1,233,772	(I)	—	132,348	(I)	8,429,474
			825,691	(J)
Cumulative dividends in excess of earnings	(761,036)	—	44,921	(D)	—	7,662	(Q)	(727,478)
	—	—	(18,875	)(B)	—	(150	)(P)	—
Accumulated other comprehensive loss	(7,426)	—	—		—	—		(7,426)
Total members' equity (deficit)	—	(2,481,832)	2,481,832	(B)	331,799	(331,799	)(P)	—

Total stockholders' equity	6,064,881	(2,481,832)	4,634,595		331,799	(187,484)		8,361,959

Total noncontrolling interests	188,903	—	—		—	—		188,903
Total equity	6,253,784	(2,481,832)	4,634,595		331,799	(187,484)		8,550,862

Total liabilities and equity	$12,245,299	$3,162,659	$1,306,974		$992,605	$(188,702)		$17,518,835

The accompanying notes are an integral part of these
unaudited pro forma condensed consolidated financial statements.

HCP, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2010

	HCP Historical	HCR ManorCare PropCo Historical (A)	HCR ManorCare PropCo Pro Forma Adjustments		HCP Ventures II Historical (A)	HCP Ventures II Pro Forma Adjustments (P)		HCP Pro Forma
	(in thousands, except per share data)
Revenues and other income:
Rental and related revenues	$697,802	$—	$—		$58,003	$(7,216	)(W)	$748,589
Tenant recoveries	67,262	—	—		—	—		67,262
Income from direct financing leases	37,238	331,865	143,334	(K)	—	—		512,437
Interest income	108,004	—	(83,819	)(L)	1	—		24,186
Investment management fee income	3,755	—	—		—	(1,965	)(X)	1,790

Total revenues	914,061	331,865	59,515		58,004	(9,181)		1,354,264

Costs and expenses:
Depreciation and amortization	234,008	—	—		20,760	3,345	(Y)	258,113
Interest expense	220,303	116,183	(17,326	)(M)	28,637	(454	)(Z)	347,343
Operating	152,028	1,274	(1,159	)(N)	15	—		152,158
General and administrative	65,039	—	—		3,330	(3,209	)(X)	65,160
Impairments (recoveries)	(11,900)	—	—		54,500	(54,500	)(AA)	(11,900)

Total costs and expenses	659,478	117,457	(18,485)		107,242	(54,818)		810,874

Other income, net	7,151	(10,921)	10,921		—	—		7,151

Income before income taxes and equity income from and impairments of investments in unconsolidated joint ventures	261,734	203,487	88,921		(49,238)	45,637		550,541
Income taxes	(1,809)	(76,923)	76,923	(O)	—	—		(1,809)
Equity income from unconsolidated joint ventures	4,078	—	—		—	(2,749	)(BB)	1,329
Impairments of investments in unconsolidated joint ventures	(71,693)	—	—		—	71,693	(BB)	—

Income from continuing operations	192,310	126,564	165,844		(49,238)	114,581		550,061
Noncontrolling interests' share of earnings	(10,077)	—	—		—	—		(10,077)

Income from continuing operations applicable to HCP, Inc.	182,233	126,564	165,844		(49,238)	114,581		539,984

Preferred stock dividends	(15,848)	—	—		—	—		(15,848)
Participating securities' share in earnings	(1,648)	—	—		—	—		(1,648)

Income from continuing operations applicable to common shares	$164,737	$126,564	$165,844		$(49,238)	$114,581		$522,488

Income from continuing operations per common share—basic(CC)	$0.55							$1.41

Income from continuing operations per common share—diluted(CC)	$0.55							$1.40

Weighted average shares used to calculate income per common share:
Basic(CC)	299,243		67,254	(DD)		4,455	(DD)	370,952

Diluted(CC)	300,468		67,254	(DD)		4,455	(DD)	372,177

The accompanying notes are an integral part of these
unaudited pro forma condensed consolidated financial statements.

HCP, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2009

	HCP Historical	HCR ManorCare PropCo Historical (A)	HCR ManorCare PropCo Pro Forma Adjustments		HCP Ventures II Historical (A)	HCP Ventures II Pro Forma Adjustments (P)		HCP Pro Forma
	(in thousands, except per share data)
Revenues and other income:
Rental and related revenues	$878,770	$—	$—		$83,510	$(10,084	)(W)	$952,196
Tenant recoveries	89,582	—	—		—	—		89,582
Income from direct financing leases	51,495	438,876	182,441	(K)	—	—		672,812
Interest income	124,146	—	(81,054	)(L)	1	—		43,093
Investment management fee income	5,312	—	—		—	(2,789	)(X)	2,523

Total revenues	1,149,305	438,876	101,387		83,511	(12,873)		1,760,206

Costs and expenses:
Depreciation and amortization	316,803	—	—		28,038	4,101	(Y)	348,942
Interest expense	298,897	152,316	(8,025)	(M)	38,778	(605	)(Z)	481,361
Operating	185,829	1,802	(1,649	)(N)	7	—		185,989
General and administrative	78,471	—	—		4,682	(4,291	)(X)	78,862
Litigation provision	101,973	—	—		—	—		101,973
Impairments (recoveries)	75,389	—	—		—	—		75,389

Total costs and expenses	1,057,362	154,118	(9,674)		71,505	(795)		1,272,516

Other income, net	7,768	(5,757)	5,757		—	—		7,768

Income before income taxes and equity income from and impairments of investments in unconsolidated joint ventures	99,711	279,001	116,818		12,006	(12,078)		495,458
Income taxes	(1,910)	(105,408)	105,408	(O)	—	—		(1,910)
Equity income from unconsolidated joint ventures	3,511	—	—		—	(5,541	)(BB)	(2,030)

Income from continuing operations	101,312	173,593	222,226		12,006	(17,619)		491,518
Noncontrolling interests' share of earnings	(14,461)	—	—		—	—		(14,461)

Income from continuing operations applicable to HCP, Inc.	86,851	173,593	222,226		12,006	(17,619)		477,057

Preferred stock dividends	(21,130)	—	—		—	—		(21,130)
Participating securities' share in earnings	(1,491)	—	—		—	—		(1,491)

Income from continuing operations applicable to common shares	$64,230	$173,593	$222,226		$12,006	$(17,619)		$454,436

Income from continuing operations per common share—basic(CC)	$0.23							$1.31

Income from continuing operations per common share—diluted(CC)	$0.23							$1.31

Weighted average shares used to calculate income per common share:
Basic(CC)	274,216		67,254	(DD)		4,455	(DD)	345,925

Diluted(CC)	274,631		67,254	(DD)		4,455	(DD)	346,340

The accompanying notes are an integral part of these
unaudited pro forma condensed consolidated financial statements.

HCP, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the respective historical financial statements and the notes thereto of HCP and HCR ManorCare PropCo for the year ended December 31, 2009 and as of and for the nine months ended September 30, 2010 that are incorporated herein by reference.

(A)
The historical financial statements of HCR ManorCare PropCo and HCP Ventures II for the year ended December 31, 2009 and as of and for the nine months ended September 30, 2010 have been presented based on the financial statement classification utilized by HCP.

(B)
On December 13, 2010, HCP signed a definitive agreement to acquire HCR ManorCare PropCo, a wholly-owned subsidiary of HCR ManorCare, for a total purchase price of approximately $6.1 billion, comprised of approximately $852 million of our common stock (See Note J), $3.5 billion in cash (adjusted for working capital), and the $1.6 billion settlement of HCP's loan investments in HCR ManorCare PropCo's debt at its estimated fair value. Under the terms of the purchase agreement, HCP can elect to fund all or a portion of the stock portion of the consideration with cash. After the HCR ManorCare Facilities Acquisition, HCR ManorCare will lease the Facilities acquired from HCR ManorCare PropCo back from HCP pursuant to a long-term master lease. All obligations under the lease will be guaranteed by HCR ManorCare.

The calculation of the HCR ManorCare Facilities Acquisition total purchase price follows (in thousands):

September 30, 2010
Calculation of HCR ManorCare PropCo purchase price
Issuance of 25.7 million shares of HCP common stock	$852,000
Payment of aggregate cash consideration, net of cash acquired	3,432,227
HCP's loan investment in HCR ManorCare PropCo's debt settled at fair value	1,623,618
Assumed HCR ManorCare PropCo accrued tax and other liabilities at fair value	117,290

Total purchase price	$6,025,135

Estimated fees and costs
Advisory fees(1)	$12,600
Legal, accounting and other fees and costs(1)	6,275
Share registration rights	600
Debt issuance costs	19,775

Total	$39,250

  (1)
  Represents estimated fees and costs that will be expensed. These charges are directly attributable to the transaction and represent non-recurring costs; therefore, the anticipated impact on the results of operations was excluded from the pro forma condensed consolidated statements of operations.

  Adjustment to the total members' deficit represents the elimination of such historical deficit balance of HCR ManorCare PropCo.

(C)
Adjustment has been made to reflect HCR ManorCare PropCo's existing direct financing lease ("DFL") assets at their estimated fair value.

HCP, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(D)
HCP's historical investments in loan receivables from HCR ManorCare PropCo will be settled at the closing of the HCR ManorCare Facilities Acquisition resulting in an estimated gain on settlement of $44.9 million, which represents the loan receivables' estimated fair value in excess of their carrying value. This gain is directly attributable to the transaction and represents a non-recurring credit; therefore, the anticipated impact on HCP's results of operations was excluded from the pro forma condensed consolidated statements of operations.

(E)
Recognition of intangible assets associated with the acquired in-place ground leases that have favorable market rental rates.

(F)
Adjustments to HCR ManorCare PropCo's historical balance of other assets follow (in thousands):

Elimination of HCR ManorCare PropCo's historical deferred debt issuance costs	$(35,442)
Elimination of HCR ManorCare PropCo's land parcel not acquired at closing	(60)
Elimination of HCR ManorCare PropCo's derivative asset settled at closing	(107)
Fair value of option to purchase a non-controlling interest in the lessee	5,000
Deferral of debt issuance costs associated with new borrowings	19,775

$(10,834)

(G)
HCP expects to fund $2.6 billion of the cash consideration and other associated costs of the HCR ManorCare Facilities Acquisition primarily with short-term financing and the issuance of senior notes. HCP has obtained a 364-day bridge loan (from funding to maturity) of up to $3.3 billion. Although HCP intends to issue debt securities in lieu of some or all borrowings under this bridge loan, for purposes of these unaudited pro forma condensed consolidated financial statements we have assumed a drawn down of $950 million at the closing of the HCR ManorCare Facilities Acquisition. In addition for purposes of these unaudited pro forma condensed consolidated financial statements, we have assumed the issuance of $1.5 billion of senior unsecured notes with a term of three to ten years in this offering and have not used the actual issuance of $2.4 billion of senior unsecured notes with a term of three to thirty years. Any draw downs under the bridge loan are expected to be repaid after the HCR ManorCare Facilities Acquisition with proceeds from the issuance of additional senior notes with terms of three to ten years. Additionally, HCP's $425 million secured debt collateralized by the participation investment in HCR ManorCare PropCo's mortgage debt was repaid in full in December 2010. All of HCR ManorCare PropCo's long-term debt, including our aggregate investments in HCR ManorCare PropCo debt with an aggregate face amount of $1.72 billion, is assumed to be settled or repaid at closing.

(H)
Adjustments to HCR ManorCare PropCo's historical balance of other liabilities follow (in thousands):

Elimination of HCR ManorCare PropCo's historical deferred tax liability	$(907,248)
Payment of HCR ManorCare's historical accrued interest on its long-term debt	(7,746)
Elimination of HCR ManorCare PropCo's net payable to its affiliate	(16,265)

$(931,259)

  At closing of the HCR ManorCare Facilities Acquisition, HCP will not be responsible for HCR ManorCare PropCo's recorded amounts of the deferred tax obligations; accordingly, such deferred tax obligations amounts were eliminated.

HCP, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(I)
Adjustments represent the issuance of 46 million shares of HCP common stock in the December 2010 Common Stock Offering and the application of the estimated proceeds therefrom of approximately $1.4 billion to fund a portion of the cash consideration and other associated costs of the Acquisitions. HCP used $137 million to fund the HCP Ventures II Purchase with the remaining balance of approximately $1.3 billion to be used to partially fund the HCR ManorCare Facilities Acquisition. The shares of HCP common stock issued in connection with the December 2010 Common Stock Offering are valued as follows (in thousands, except share and per share data):

Number of shares issued	46,000,000
Price of shares of HCP common stock	$32.00 (1)

Value of shares issued	$1,472,000
Less: Underwriting discount	(58,880)
Less: share registration and issuance costs	(1,000)

Total value of shares issued	$1,412,120

  (1)
  Based on the public offering price of HCP's common stock in the December 2010 Common Stock Offering.

  The total value of the shares of HCP common stock issued is presented as follows:

Par value, $1.00 per share	$46,000
Additional paid-in capital	1,366,120

$1,412,120

(J)
Adjustments represent the issuance of HCP common stock directly to the seller of HCR ManorCare PropCo, which is assumed to fund the equity consideration of the HCR ManorCare Facilities Acquisition. The shares of HCP common stock issued are valued as follows (in thousands, except share and per share data):

Number of shares issued	25,709,113
Assumed price of shares of HCP common stock	$33.14	(1)

Value of shares issued	$852,000
Less: share registration and issuance costs	(600)

Total value of shares issued	$851,400

  (1)
  Based on the average of last reported sale prices of HCP's common stock for the 10 days before the day the definitive agreement was signed for the HCR ManorCare Facilities Acquisition.

HCP, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  The total value of the shares of HCP common stock issued is presented as follows:

Par value, $1.00 per share	$25,709
Additional paid-in capital	825,691

$851,400

(K)
Adjustments to income from DFLs follow (in thousands):

	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Eliminate HCR ManorCare PropCo historical income from DFLs	$(331,865)	$(438,876)
Pro forma amortization of unearned income from DFLs under the effective interest method	475,199	621,317

	$143,334	$182,441

(L)
Represents the elimination of interest earned on HCR ManorCare PropCo debt held as loan investments by HCP that will be settled at closing.

(M)
Adjustments to interest expense follow (in thousands):

	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Interest expense and related amortization of issuance costs and fees associated with new borrowings used to finance the HCR ManorCare Facilities Acquisition (See Note G)	$103,004	$146,521
Eliminate HCR ManorCare PropCo's historical interest expense	(116,183)	(152,316)
Eliminate HCP's historical interest expense related to debt repaid at closing that is secured by HCP's loan investment participation in HCR ManorCare PropCo's mortgage debt	(4,147)	(2,230)

	$(17,326)	$(8,025)

  The pro forma increase in interest expense as a result of the assumed issuance of new debt in the HCR ManorCare Facilities Acquisition is calculated using market rates management believes would have been available to HCP for the borrowings assumed to have been issued as of December 13, 2010 (the date that the definitive agreement was executed to acquire HCR ManorCare PropCo). Each 1/8 of 1% increase in the annual interest assumed with respect to the debt would increase pro forma interest expense by $3.3 million for the year ended December 31, 2009 and $2.5 million for the nine months ended September 30, 2010.

HCP, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(N)
Adjustments to operating expenses follow (in thousands):

	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Eliminate HCR ManorCare PropCo's historical operating expenses	$(1,274)	$(1,802)
Recognize the amortization of acquired ground lease intangibles	115	153

	$(1,159)	$(1,649)

  For intangible assets associated with the value of in-place ground leases, a weighted-average remaining lease term of approximately 88 years was used to compute amortization expense. The Company computes amortization using the straight-line method over the remaining lease term of the related lease.

(O)
At the closing of the Acquisition, 100% of the real estate of HCR ManorCare PropCo will be acquired by a REIT subsidiary of HCP; accordingly, assuming the HCR ManorCare Facilities Acquisition was effective January 1, 2009, substantially all of the amounts of the income tax expense would then be eliminated.

(P)
On January 14, 2011, HCP purchased its partner's 65 percent interest in HCP Ventures II, which owns 25 senior housing facilities, resulting in HCP becoming the sole owner of the portfolio. The assets were acquired on October 5, 2006, through HCP's acquisition of CNL Retirement Properties, Inc., and were contributed to HCP Ventures II in January 2007. HCP owned a 35 percent noncontrolling interest in HCP Ventures II that was accounted under the equity method as an unconsolidated joint venture at September 30, 2010. In exchange for its partner's interest and the assumption of approximately $652 million of mortgage debt secured by the assets, HCP paid approximately $137 million in cash for the transaction.

The calculation of the HCP Ventures II Purchase consideration and total purchase price follows (in thousands):

September 30, 2010
Calculation of HCP Ventures II purchase price
Payment of aggregate cash consideration, net of cash acquired	$136,153
Fair value of 35 percent interest in HCP Ventures II	73,313
All HCP Ventures II debt assumed at par value	652,350

Total purchase price	$861,816

Estimated fees and costs
Legal, accounting and other fees and costs(1)	$150
Debt assumption fees	500

Total	$650

  (1)
  Represents estimated fees and costs that will be expensed. These charges are directly attributable to the transaction and represent non-recurring costs; therefore, the anticipated

HCP, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    impact on the results of operations was excluded from the pro forma condensed consolidated statement of operations.

    Adjustment to the total members' equity represents the elimination of such historical equity balance of HCP Ventures II.

(Q)
HCP Ventures II's real estate assets have been adjusted to their preliminary estimated fair values as of September 30, 2010 and the related historical accumulated depreciation and amortization balances are eliminated when real estate assets are recorded at fair value.

(R)
Adjustments to eliminate HCP's historical 35 percent interest in HCP Ventures II follow (in thousands):

Elimination of HCP's historical carrying value of HCP Ventures II	$65,108
Elimination of historical amounts due from HCP Ventures II	543

65,651

Elimination of historical amounts due to HCP Ventures II	$543

  The consolidation of HCP Ventures II results in an estimated gain of $7.7 million, which represents the estimated fair value of HCP's 35 percent noncontrolling interest in HCP Ventures II that is in excess of its carrying value at September 30, 2010. This gain is directly attributable to the transaction and represents a non-recurring credit; therefore, the impact on the results of operations was excluded from the pro forma consolidated statements of operations.

(S)
Adjustments to intangible assets follow (in thousands):

Recognition of lease-up related intangible assets associated with acquired leases	$78,375
Elimination of HCP Ventures II's historical intangible assets	(36,530)

$41,845

  In-place lease intangible assets acquired include amounts for in-place lease values that are based on HCP's evaluation of the specific characteristics of each tenant's lease. Factors to be considered include estimates of carrying costs during hypothetical expected lease-up periods, market conditions, and costs to execute similar leases. In estimating carrying costs, HCP includes estimates of lost rentals at market rates during the expected lease-up periods, depending on local market conditions. In estimating costs to execute similar leases, HCP considers leasing commissions, legal and other related costs.

(T)
Adjustments to HCP Ventures II's historical balance of other assets follow (in thousands):

Deferral of debt issuance costs associated with debt assumed in the HCP Ventures II Purchase	$500
Elimination of HCP Ventures II's historical deferred debt issuance	(3,500)
Elimination of HCP Ventures II's leasing incentive assets	(2,742)

$(5,742)

(U)
Adjustment to eliminate HCP Ventures II's historical discount on mortgage debt.

HCP, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(V)
Adjustment eliminates HCP Ventures II's historical balance of intangible liabilities associated with acquired in-place leases that have below-market rental rates.

(W)
Adjustments to rental and related revenues follow (in thousands):

	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Eliminate HCP Ventures II's historical straight-line rent revenue	$(9,539)	$(13,221)
Eliminate HCP Ventures II's historical amortization of lease intangibles and lease incentives	2,323	3,137

	$(7,216)	$(10,084)

(X)
Adjustments to eliminate management fees follow (in thousands):

	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Eliminate HCP's historical management fee income related to HCP Ventures II	$(1,965)	$(2,789)

Eliminate HCP Ventures II's historical management fees paid to HCP	$3,209	$4,291

(Y)
Adjustments to depreciation and amortization expense follow (in thousands):

	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Real estate depreciation expense as a result of the recording of HCP Ventures II's real estate at its estimated fair value	$17,189	$22,918
Represents the incremental amortization expense related to lease-up related intangible assets associated with acquired leases	6,916	9,221
Eliminate HCP Ventures II's historical depreciation and amortization	(20,760)	(28,038)

	$3,345	$4,101

  An estimated useful life of 30 years was assumed to compute real estate depreciation. For assets and liabilities associated with the value of in-place leases, a weighted-average remaining lease term of approximately 8.5 years was used to compute amortization expense. The Company computes depreciation and amortization using the straight-line method over the properties estimated useful lives or the remaining lease term of the related intangible.

HCP, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Z)
Adjustments to interest expense follow (in thousands):

	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Amortization of debt issuance costs associated with the assumed debt in the HCP Ventures II Purchase	$60	$80
Eliminate HCP Ventures II's historical debt issuance costs amortization	(514)	(685)

	$(454)	$(605)

(AA)
Adjustment eliminates HCP Ventures II's historical impairment of its straight-line rent assets. In October 2010, HCP Ventures II determined that the collectability of the straight-line rents was not reasonably assured and as a result established an allowance to fully impair the carrying value of its straight-line rent assets effective July 1, 2010. Further, HCP Ventures II limited its recognition of rental revenues to amounts collected from the related tenant. Assuming the HCP Ventures II Purchase occurred on January 1, 2009, no value would be attributed to straight-line asset in purchase accounting; therefore, no impairment of straight-line rent assets would have occurred.

(BB)
Represents the elimination of HCP's historical equity income from and related impairment of its 35 percent interest in HCP Ventures II, which resulted from the pro forma consolidation of HCP Ventures II assumed on January 1, 2009.

HCP, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(CC)
The calculations of basic and diluted earnings from continuing operations attributable to common stock per share follow (in thousands, except per share data):

	Nine Months Ended September 30, 2010		Year Ended December 31, 2009
	Historical	Pro Forma	Historical	Pro Forma
Income from continuing operations	$192,310	$550,061	$101,312	$491,518
Noncontrolling interests' share of earnings	(10,077)	(10,077)	(14,461)	(14,461)

Income from continuing operations applicable to HCP, Inc.	$182,233	$539,984	$86,851	$477,057
Preferred stock dividends	(15,848)	(15,848)	(21,130)	(21,130)
Participating securities' share in earnings	(1,648)	(1,648)	(1,491)	(1,491)

Income from continuing operations applicable to common shares	$164,737	$522,488	$64,230	$454,436

Weighted average shares used to calculate earnings per common share—Basic	299,243	370,952	274,216	345,925
Incremental weighted average effect of potentially dilutive instruments	1,225	1,225	415	415

Adjusted weighted average shares used to calculate earnings per common share—Diluted	300,468	372,177	274,631	346,340

Earnings from continuing operations per common share—Basic	$0.55	$1.41	$0.23	$1.31

Earnings from continuing operations per common share—Diluted	$0.55	$1.40	$0.23	$1.31

(DD)
The pro forma weighted-average shares outstanding are the historical weighted-average shares of HCP for the periods presented, adjusted for the assumed issuance of 71.7 million shares of HCP common stock on a weighted-average basis for the year ended December 31, 2009, and the nine months ended September 30, 2010.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Bridge Loan Facility

        On December 13, 2010 (the "Effective Date"), HCP entered into a credit agreement (the "Credit Agreement") with Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners, Citibank, N.A., an affiliate of Citigroup Global Markets Inc., Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC and Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, as co-syndication agents, UBS AG, Stamford Branch, an affiliate of UBS Securities LLC, as the administrative agent, and those underwriters and/or their affiliates, as lenders, providing for a 364-day bridge loan facility (from funding to maturity) to HCP in an aggregate amount of up to $3.3 billion upon the terms and conditions set forth therein. The bridge loan facility is undrawn today, and the commitments thereunder are available until June 13, 2011; provided that, if the termination date in the Purchase Agreement is extended until September 13, 2011, the commitments thereunder will be available until such date. The commitments (and any outstanding loans) under the bridge loan facility will be reduced (and any outstanding loans shall be required to be prepaid) by an amount equal to the net cash proceeds from any offering of debt or equity securities (including this offering) by HCP after the Effective Date, excluding up to $575 million raised in any equity offering after the Effective Date, and from any asset sale by HCP after the Effective Date, subject to customary exclusions and reinvestment rights, including up to $100 million in asset sales over the term of the bridge loan facility. The original commitment amount of the bridge loan facility of up to $3.3 billion was reduced by approximately $837.3 million, the amount of a portion of the net proceeds of the December 2010 Common Stock Offering, and will be further reduced by the amount of the net proceeds of this offering and any future offerings. Proceeds from the bridge loan facility, if drawn, will be used to fund (in part) the consideration for the HCR ManorCare Facilities Acquisition, to refinance certain existing indebtedness of HCP and ManorCare and to pay related fees and expenses.

        Availability under the bridge loan facility is subject to the satisfaction of certain conditions precedent including but not limited to (a) the absence of any material adverse effect with respect to the business of HCR ManorCare (defined in a manner consistent with the conditions in the HCR ManorCare Facilities Acquisition agreement relating to the absence of a material adverse change on HCR ManorCare), (b) substantially concurrent consummation of the HCR ManorCare Facilities Acquisition and (c) the making of certain representations customary for transactions of this type, including representations with respect to corporate power and authority, enforceability, Federal Reserve margin regulations and the Investment Company Act. In addition, the lenders under the credit agreement are not obligated to make loans on the closing if an event of default has occurred and is continuing that has resulted in a material adverse effect on HCP (as defined in the Credit Agreement). Loans outstanding under the bridge loan facility will bear interest at a rate per annum equal to LIBOR plus a margin ranging from 2.0% to 3.5%.

        HCP's obligations under the bridge loan facility are senior unsecured obligations of HCP, ranking pari passu with other unsecured, unsubordinated general obligations of HCP, including the notes offered by this prospectus supplement. If an event of default occurs and is continuing under the Credit Agreement, HCP may be required immediately to repay the loans and all other amounts outstanding under the Credit Agreement. Lenders holding more than 50% of the loans and commitment under the Credit Agreement may elect to accelerate the maturity of the loans outstanding under the Credit Agreement upon the occurrence and during the continuation of an event of default. Events of default include, but are not limited to nonpayment of principal when due, nonpayment of interest, fees or other amounts, violation of covenants, the occurrence of certain events of default or acceleration under certain other indebtedness, bankruptcy and a change of control. HCP's obligations under the bridge loan facility are senior unsecured obligations of HCP, ranking pari passu with other unsecured, unsubordinated general obligations of HCP.

DESCRIPTION OF THE NOTES

        Please read the following information concerning the notes in conjunction with the statements under "Description of the Debt Securities We May Offer" in the accompanying prospectus, which the following information supplements and, if there are any inconsistencies, supersedes. The following description is not complete. The notes will be issued under the Indenture, dated as of September 1, 1993, related to our senior unsecured debt, that we have entered into with The Bank of New York Mellon Trust Company, N.A., as successor trustee to The Bank of New York, as trustee (the "Base Indenture"), as supplemented by the Supplemental Indenture to be dated January 24, 2011 (the "Supplemental Indenture") and the Officers' Certificates to be dated January 24, 2011 (the "Officers' Certificates"). In this prospectus supplement, we refer to the Base Indenture, as supplemented by the Supplemental Indenture and Officers' Certificates, as the "Indenture." The Indenture is described in the accompanying prospectus and is filed as an exhibit to the registration statement under which the notes are being offered and sold. As used in this section, references to "HCP," the "Company," "we," "us," or "our" do not include any current or future subsidiary of, or other entity controlled by, HCP.

        Although for convenience the 2014 notes, the 2016 notes, the 2021 notes and the 2041 notes are referred to as the "notes," each will be issued as a separate series and will not together have any class voting rights except as expressly provided in the Indenture. Accordingly, for purposes of this Description of the Notes, unless otherwise specified, references to the "notes" shall be deemed to refer to each series of notes separately, and not to the 2014 notes, the 2016 notes, the 2021 notes and the 2041 notes on any combined basis.

General

        The aggregate principal amount of the four separate series of debt securities offered hereby will initially be limited to $2,400,000,000. The 2014 notes will be initially limited to $400,000,000 aggregate principal amount and will mature on February 1, 2014. The 2016 notes will be initially limited to $500,000,000 aggregate principal amount and will mature on February 1, 2016. The 2021 notes will be initially limited to $1,200,000,000 aggregate principal amount and will mature on February 1, 2021. The 2041 notes will be initially limited to $300,000,000 aggregate principal amount and will mature on February 1, 2041.

        The notes will constitute part of the senior unsecured debt of HCP and will be equal in right of payment to any other existing or future senior unsecured obligations of HCP. The notes have covenants and events of default that vary from the existing senior unsecured obligations of HCP. The Indenture does not limit the aggregate principal amount of debt securities that HCP may issue under the Indenture. The notes will not be subject to any mandatory redemption or sinking fund payments other than as described under "—Special Mandatory Redemption" below.

Interest Payments and Maturity

        The entire principal amount of the 2014 notes will mature and become due and payable, together with any accrued and unpaid interest, on February 1, 2014. The entire principal amount of the 2016 notes will mature and become due and payable, together with any accrued and unpaid interest, on February 1, 2016. The entire principal amount of the 2021 notes will mature and become due and payable, together with any accrued and unpaid interest, on February 1, 2021. The entire principal amount of the 2041 notes will mature and become due and payable, together with any accrued and unpaid interest, on February 1, 2041.

        The notes will bear interest at the annual rates set forth on the cover page of this prospectus supplement beginning January 24, 2011. The interest will be paid semi-annually on February 1 and August 1 of each year, beginning on August 1, 2011, to the person in whose name the note is registered at the close of business on the date that is 15 calendar days prior to such date, whether or not such date is a business day. We will compute the amount of interest payable on the basis of a 360-day year of twelve 30-day months.

        If any interest payment date or any maturity date falls on a day that is not a business day, the required payment of principal and/or interest will be made on the next succeeding business day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such interest payment date or maturity date, as the case may be, to the date of such payment on the next succeeding business day.

Special Mandatory Redemption

        If, for any reason, the HCR ManorCare Facilities Acquisition is not completed on or prior to June 13, 2011 (the "HCR ManorCare Facilities Acquisition Termination Date"), HCP will be required to redeem the notes on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price; provided, however, in the event that, as of such HCR ManorCare Facilities Acquisition Termination Date, each of the Deferral Conditions (as defined in the Purchase Agreement), shall have been satisfied or waived or, in HCP's reasonable judgment, would reasonably be expected to be satisfied if the Closing (as defined in the Purchase Agreement) occurred on such date, such HCR ManorCare Facilities Acquisition Termination Date shall automatically be extended until September 13, 2011 to the extent the Deferral Conditions, in HCP's reasonable judgment, would reasonably be expected to be satisfied (or waived), as the case may be, on or prior to such later date; provided further, however, that if the Purchase Agreement is terminated in accordance with its terms, the HCR ManorCare Facilities Acquisition Termination Date shall be the date the Purchase Agreement is terminated.

        Notice of a special mandatory redemption will be mailed, with a copy to the trustee, promptly after the occurrence of the event triggering such redemption to each holder of notes at its registered address. If funds sufficient to pay the Special Mandatory Redemption Price of all of the notes to be redeemed on the Special Mandatory Redemption Date are deposited with The Bank of New York Mellon Trust Company, N.A., in its capacity as paying agent, on or before such Special Mandatory Redemption Date, on and after such Special Mandatory Redemption Date, the notes will cease to bear interest and, other than the right to receive the Special Mandatory Redemption Price, all rights under the notes shall terminate.

        "Special Mandatory Redemption Date" means the date which is 20 business days after the HCR ManorCare Facilities Acquisition Termination Date.

        "Special Mandatory Redemption Price" means 101% of the aggregate principal amount of the notes together with accrued and unpaid interest to but excluding the Special Mandatory Redemption Date, as extended (if applicable).

Certain Covenants

        The following description supersedes and replaces the section entitled "Description of the Debt Securities We May Offer—Covenants—Limitation on Borrowing Money" in the accompanying prospectus.

  Limitations on Incurrence of Debt

        HCP shall not, and shall not permit any of its Subsidiaries to, Incur any Debt if, immediately after giving effect to the Incurrence of such additional Debt and any other Debt Incurred since the end of the Latest Completed Quarter and the application of the net proceeds therefrom, the aggregate principal amount of all outstanding Debt would exceed 60% of the sum of (without duplication) (i) Total Assets as of the end of the Latest Completed Quarter and (ii) the purchase price of any Real Estate Assets or mortgages receivable acquired or to be acquired in exchange for proceeds of any securities offering, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire Real Estate Assets or mortgages receivable or to reduce Debt), since the end of the Latest Completed Quarter.

        HCP shall not, and shall not permit any of its Subsidiaries to, Incur any Secured Debt if, immediately after giving effect to the Incurrence of such additional Secured Debt and any other Secured Debt Incurred since the end of the Latest Completed Quarter and the application of the net proceeds therefrom, the aggregate principal amount of all outstanding Secured Debt would exceed 40% of the sum of (without duplication) (i) Total Assets as of the end of the Latest Completed Quarter and (ii) the purchase price of any Real Estate Assets or mortgages receivable acquired or to be acquired in exchange for proceeds of any securities offering, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire Real Estate Assets or mortgages receivable or to reduce Debt), since the end of the Latest Completed Quarter.

        HCP shall not, and shall not permit any of its Subsidiaries to, Incur any Debt if, immediately after giving effect to the Incurrence of such additional Debt and any other Debt Incurred since the end of the Latest Completed Quarter and the application of the net proceeds therefrom, the ratio of Annualized Consolidated EBITDA to Annualized Interest Expense for the Latest Completed Quarter would be less than 1.50 to 1.00 on a pro forma basis and calculated on the assumption (without duplication) that:

  (1)
  the additional Debt and any other Debt Incurred by HCP or any of its Subsidiaries since the first day of the Latest Completed Quarter to the date of determination, which was outstanding at the date of determination, had been Incurred at the beginning of that period and continued to be outstanding throughout that period, and the application of the net proceeds of such Debt, including to refinance other Debt, had occurred at the beginning of such period; provided that in determining the amount of Debt so Incurred, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period;

  (2)
  the repayment or retirement of any other Debt repaid or retired by HCP or any of its Subsidiaries since the first day of the Latest Completed Quarter to the date of determination had occurred at the beginning of that period; provided that in determining the amount of Debt so repaid or retired, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period; and

  (3)
  in the case of any acquisition or disposition of any asset or group of assets (including, without limitation, by merger, or stock or asset purchase or sale) or the placement of any assets in service or removal of any assets from service by HCP or any of its Subsidiaries since the first day of the Latest Completed Quarter to the date of determination, the acquisition, disposition, placement in service or removal from service and any related repayment or refinancing of Debt had occurred as of the first day of such period, with the appropriate adjustments to Annualized Consolidated EBITDA and Annualized Interest Expense with respect to the acquisition, disposition, placement in service or removal from service being included in that pro forma calculation.

  Maintenance of Total Unencumbered Assets

        HCP and its Subsidiaries shall maintain at all times Total Unencumbered Assets of not less than 150% of the aggregate principal amount of all outstanding Unsecured Debt.

  Certain Definitions

        "Annualized Consolidated EBITDA" means, for any quarter, the product of Consolidated EBITDA for such period of time multiplied by four.

        "Annualized Interest Expense" means, for any quarter, the Interest Expense for that quarter multiplied by four, provided that any nonrecurring item, as determined by HCP in good faith that is included in Interest Expense will be removed from such Interest Expense before such multiplication.

        "Consolidated EBITDA" means, for any period of time, the net income (loss) of HCP and its Subsidiaries, determined on a consolidated basis in accordance with GAAP for such period, before deductions for (without duplication):

  (1)
  Interest Expense;

  (2)
  taxes;

  (3)
  depreciation, amortization, and all other non-cash items, as determined reasonably and in good faith by HCP, deducted in arriving at net income (loss);

  (4)
  extraordinary items, including impairment charges;

  (5)
  non-recurring items or other unusual items, as determined reasonably and in good faith by HCP (including, without limitation, all prepayment penalties and all costs or fees incurred in connection with any debt financing or amendment thereto, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed));

  (6)
  noncontrolling interests;

  (7)
  income or expense attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP; and

  (8)
  gains or losses on dispositions of depreciable real estate investments, property valuation losses and impairment charges.

        For purposes of calculating Consolidated EBITDA, all amounts shall be as determined reasonably and in good faith by HCP, and in accordance with GAAP except to the extent that GAAP is not applicable with respect to the determination of all non-cash and non-recurring items.

        "Consolidated Financial Statements" means, with respect to any Person, collectively, the consolidated financial statements and notes to those financial statements, of that Person and its subsidiaries prepared in accordance with GAAP.

        "Debt" means, as of any date (without duplication), all indebtedness and liabilities for borrowed money, secured or unsecured, of HCP and its Subsidiaries, including mortgages and other notes payable (including the notes to the extent outstanding from time to time), but excluding any indebtedness, including mortgages and other notes payable, which is secured by cash, cash equivalents, or marketable securities or defeased (it being understood that cash collateral shall be deemed to include cash deposited with a trustee with respect to third party indebtedness), Intercompany Debt and all liabilities associated with customary exceptions to non-recourse indebtedness, such as for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar exceptions. It is understood that Debt shall not include any redeemable equity interest in HCP.

        "GAAP" means generally accepted accounting principles in the United States, consistently applied, as in effect from time to time.

        "Incur" means, with respect to any Debt or other obligation of any Person, to create, assume, guarantee or otherwise become liable in respect of such Debt or other obligation, and "Incurrence" and "Incurred" have the meanings correlative to the foregoing.

        "Intercompany Debt" means, as of any date, Debt to which the only parties are HCP and any of its Subsidiaries as of such date; provided, however, that with respect to any such Debt of which HCP is the borrower, such Debt is subordinate in right of payment to the notes.

        "Interest Expense" means, for any period of time, the aggregate amount of interest recorded in accordance with GAAP for such period by HCP and its Subsidiaries, but excluding (i) interest reserves funded from the proceeds of any loan, (ii) prepayment penalties, (iii) amortization of deferred financing costs, and (iv) non-cash swap ineffectiveness charges, in all cases as reflected in the applicable Consolidated Financial Statements.

        "Latest Completed Quarter" means, as of any date, the then most recently ended fiscal quarter of HCP for which Consolidated Financial Statements of HCP have been completed, it being understood that at any time when HCP is subject to the informational requirements of the Exchange Act, and in accordance therewith files annual and quarterly reports with the SEC, the term "Latest Completed Quarter" shall be deemed to refer to the fiscal quarter covered by HCP's most recently filed Quarterly Report on Form 10-Q, or, in the case of the last fiscal quarter of the year, HCP's Annual Report on Form 10-K.

        "Lien" means (without duplication) any lien, mortgage, trust deed, deed of trust, deed to secure debt, pledge, security interest, assignment for collateral purposes, deposit arrangement, or other security agreement, excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and any other like agreement granting or conveying a security interest; provided that, for purposes hereof, "Lien" shall not include any mortgage that has been defeased by HCP or any of its Subsidiaries in accordance with the provisions thereof through the deposit of cash, cash equivalents or marketable securities (it being understood that cash collateral shall be deemed to include cash deposited with a trustee with respect to third party indebtedness).

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Real Estate Assets" means, as of any date, the real estate assets of such Person and its Subsidiaries on such date, on a consolidated basis determined in accordance with GAAP.

        "Secured Debt" means, as of any date, that portion of the aggregate principal amount of all outstanding Debt of HCP and its Subsidiaries as of that date that is secured by a Lien on properties or other assets of HCP or any of its Subsidiaries.

        "Subsidiary" means, with respect to any Person, a corporation, partnership association, joint venture, trust, limited liability company or other business entity which is required to be consolidated with such Person in accordance with GAAP.

        "Total Assets" means, as of any date, the consolidated total assets of HCP and its Subsidiaries, as such amount would appear on a consolidated balance sheet of HCP prepared as of such date in accordance with GAAP. "Total Assets" shall include Undepreciated Real Estate Assets and all other assets but shall exclude goodwill, and shall include the proceeds of the Debt or Secured Debt to be Incurred.

        "Total Unencumbered Assets" means, as of any date, Undepreciated Real Estate Assets of HCP and its Subsidiaries that are not subject to any Lien which secures Debt of any of HCP and its Subsidiaries plus, without duplication, loan loss reserves relating thereto, accumulated depreciation thereon, plus all other assets of HCP and its Subsidiaries as all such amounts would appear on a consolidated balance sheet of HCP prepared as of such date in accordance with GAAP plus the proceeds of the Debt or Secured Debt to be Incurred; provided, however, that "Total Unencumbered Assets" does not include net real estate investments under unconsolidated joint ventures of HCP and its Subsidiaries and does not include goodwill.

        "Undepreciated Real Estate Assets" means, as of any date, the amount of real estate assets valued at original cost plus capital improvements.

        "Unsecured Debt" means, as of any date, that portion of the aggregate principal amount of all outstanding Debt of HCP and its Subsidiaries as of that date that is not Secured Debt.

Events of Default

        The following description supersedes and replaces the section entitled "Description of the Debt Securities We May Offer—Events of Default" in the accompanying prospectus.

        The following are events of default under the Indenture with respect to the notes:

  •
  failure to pay principal of or any premium on the notes when due;

  •
  failure to pay any interest on the notes when due, continued for 30 days;

  •
  failure to deposit any sinking fund payment when due in respect of the notes;

  •
  failure to perform any other of our covenants or warranties in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of one or more series of debt securities other than that series), continued for 60 days after written notice by the trustee to us or by the holders of at least 25% in aggregate principal amount of the outstanding notes to us and the trustee as provided in the Indenture;

  •
  certain events in bankruptcy, insolvency, conservatorship, receivership or reorganization of us; and

  •
  an acceleration of the date on which any of our other indebtedness evidenced by any mortgage, indenture or instrument shall be due and payable, in an aggregate principal amount exceeding $50,000,000 and such acceleration is not rescinded or annulled within 10 days after written notice is given by the trustee to us or by the holders of at least 25% in aggregate principal amount of the outstanding notes to us and the trustee as provided in the Indenture.

        If an event of default with respect to the notes occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of all the outstanding notes to be due and payable immediately. At any time after the declaration of acceleration with respect to the notes has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of the outstanding notes may, under certain circumstances, rescind and annul the acceleration.

        The Indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to the notes, give to the holders of the outstanding notes notice of all uncured defaults known to it. Except in the case of default in the payment of principal, premium, if any, or interest, if any, on any notes, the trustee shall be protected in withholding the notice if the trustee in good faith determines that the withholding of the notice is in the interest of the holders of outstanding notes.

        The Indenture provides that, subject to the duty of the trustee during the continuance of an event of default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless the holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee and subject to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes.

        We are required to furnish to the trustee annually a statement as to our performance of certain obligations under the Indenture and as to any default in our performance.

Optional Redemption

        We may redeem all or part of the notes at any time at our option at a redemption price equal to the greater of: (1) 100% of the principal amount of the notes to be redeemed, or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus 25 basis points in the case of the 2014 notes, 30 basis points in the case of the 2016 notes, 35 basis points in the case of the 2021 notes and 40 basis points in the case of the 2041 notes, plus, in each case, accrued and unpaid interest on the amount being redeemed to the date of redemption; provided, however, that if we redeem the 2021 notes 90 days or fewer prior to their maturity date, the redemption price will equal 100% of the principal amount of the 2021 notes to be redeemed plus accrued and unpaid interest on the amount being redeemed to the date of redemption; provided further, however, that if we redeem the 2041 notes 180 days or fewer prior to their maturity date, the redemption price will equal 100% of the principal amount of the 2041 notes to be redeemed plus accrued and unpaid interest on the amount being redeemed to the date of redemption.

        "Treasury rate" means, with respect to any redemption date:

  •
  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

  •
  if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

        The treasury rate will be calculated by the Independent Investment Banker on the third business day preceding the date fixed for redemption.

        "Comparable treasury issue" means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ("remaining life") of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

        "Comparable treasury price" means (1) the average of five Reference Treasury Dealer quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer

Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us to act as the "Independent Investment Banker."

        "Reference Treasury Dealers" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, a Primary Treasury Dealer selected by Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a "Primary Treasury Dealer"), we shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        We may redeem the notes in increments of $1,000. If we are redeeming less than all of the notes, the trustee will select the notes to be redeemed using a method it considers fair and appropriate. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.

        If any of the notes are to be redeemed in part only, the notice of redemption that relates to the relevant note will state the portion of the principal amount thereof to be redeemed. We will issue a note in principal amount equal to the unredeemed portion of the original note in the name of the holder thereof upon cancellation of the original note. Any notes called for redemption will become due on the date fixed for redemption. On or after the redemption date, interest will cease to accrue on the notes or portions of them called for redemption.

Forms and Denominations

        The notes will be issued as permanent global securities in the name of a nominee of the Depository Trust Company and will be available only in book-entry form. See "Legal Ownership and Book-Entry Issuance—Book-Entry Owners" in the accompanying prospectus. The notes are available for purchase only in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Further Issuances

        We may, without the consent of the holders of any series of notes, create and issue additional notes in any series of notes ranking equally with the applicable series of notes offered by this prospectus supplement in all respects, including having the same CUSIP number, so that such additional notes would be consolidated and form a single series with the notes of that series offered hereby and would have the same terms as to status, redemption or otherwise as the notes of that series offered hereby. No additional notes of a series may be issued if an Event of Default has occurred and is continuing with respect to the notes of that series.

SUPPLEMENTAL MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        This discussion is a supplement to, and is intended to be read together with, the discussion in the accompanying prospectus under the heading "Material United States Federal Income Tax Considerations." This summary of material federal income tax considerations is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular holders of our notes in light of their personal investment or tax circumstances. Notwithstanding anything contained in the accompanying prospectus to the contrary, Skadden, Arps, Slate, Meagher & Flom LLP is our counsel with respect to this offering.

        EACH PROSPECTIVE HOLDER IS ADVISED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO HIM OR HER OF ACQUIRING, HOLDING, EXCHANGING OR OTHERWISE DISPOSING OF OUR NOTES AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Legislative or Other Actions Affecting REITs and Holders of Notes

        The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules, as well as all federal tax laws, are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. On December 17, 2010, President Obama signed into law the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010, which delayed the scheduled increase in the maximum tax rates applicable to individual taxpayers until 2013. No assurance can be given as to whether, or in what form, any other proposals affecting REITs or holders of their debt instruments will be enacted. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our notes.

 UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement, we have agreed to sell to the underwriters named below for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as joint book-running managers and Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wells Fargo Securities, LLC are acting as representatives of the underwriters, the following respective principal amounts of the notes shown in the following table:

Underwriters	Principal Amount of 2014 notes	Principal Amount of 2016 notes	Principal Amount of 2021 notes	Principal Amount of 2041 notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$60,000,000	$75,000,000	$180,000,000	$45,000,000
UBS Securities LLC	$60,000,000	$75,000,000	$180,000,000	$45,000,000
Wells Fargo Securities, LLC	$60,000,000	$75,000,000	$180,000,000	$45,000,000
Citigroup Global Markets Inc.	$60,000,000	$75,000,000	$180,000,000	$45,000,000
J.P. Morgan Securities LLC	$60,000,000	$75,000,000	$180,000,000	$45,000,000
Barclays Capital Inc.	$10,000,000	$12,500,000	$30,000,000	$7,500,000
Credit Agricole Securities (USA) Inc.	$10,000,000	$12,500,000	$30,000,000	$7,500,000
Credit Suisse Securities (USA) LLC	$10,000,000	$12,500,000	$30,000,000	$7,500,000
Deutsche Bank Securities Inc.	$10,000,000	$12,500,000	$30,000,000	$7,500,000
Goldman, Sachs & Co.	$10,000,000	$12,500,000	$30,000,000	$7,500,000
Morgan Stanley & Co. Incorporated	$10,000,000	$12,500,000	$30,000,000	$7,500,000
BNY Mellon Capital Markets, LLC	$5,280,000	$6,600,000	$15,840,000	$3,960,000
KeyBanc Capital Markets Inc.	$5,280,000	$6,600,000	$15,840,000	$3,960,000
PNC Capital Markets LLC	$5,280,000	$6,600,000	$15,840,000	$3,960,000
RBS Securities Inc.	$5,280,000	$6,600,000	$15,840,000	$3,960,000
Scotia Capital (USA) Inc.	$5,280,000	$6,600,000	$15,840,000	$3,960,000
SunTrust Robinson Humphrey, Inc.	$5,280,000	$6,600,000	$15,840,000	$3,960,000
U.S. Bancorp Investments, Inc.	$5,280,000	$6,600,000	$15,840,000	$3,960,000
Moelis & Company LLC	$3,040,000	$3,800,000	$9,120,000	$2,280,000

Total	$400,000,000	$500,000,000	$1,200,000,000	$300,000,000

        The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

        The underwriters propose to offer the notes initially at the respective public offering prices set forth on the cover page of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at discounts from the applicable public offering price of up to 0.210% of the principal amount of the 2014 notes, 0.350% of the principal amount of the 2016 notes, 0.400% of the principal amount of the 2021 notes and 0.500% of the principal amount of the 2041 notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at discounts from the applicable public offering price of up to 0.125% of the principal amount of the 2014 notes, 0.250% of the principal amount of the 2016 notes, 0.250% of the principal amount of the 2021 notes and 0.250% of the principal amount of the 2041 notes. If all the notes are not sold at the applicable public offering prices, the underwriters may change such offering prices and the other selling terms.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.

Paid by HCP
Per 2014 note	0.350%
2014 note total	$1,400,000
Per 2016 note	0.600%
2016 note total	$3,000,000
Per 2021 note	0.650%
2021 note total	$7,800,000
Per 2041 note	0.875
2041 note total	$2,625,000

Total	$14,825,000

        We estimate that our total expenses for this offering, excluding discounts and commissions, will be approximately $4.3 million.

        The notes are a new issue of securities with no established trading market. The underwriters have advised us that they currently intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

        We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, as amended, or contribute to payments which the underwriters may be required to make in that respect.

        In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of the notes of any series in excess of the aggregate principal amount of the notes of that series the underwriters are obligated to purchase, which creates a syndicate short position.

  •
  Syndicate covering transactions involve purchases of the notes of any series in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes of any series originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes of any series or preventing or retarding a decline in the market price of the notes of any series. As a result, the price of the notes of any series may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Conflicts of Interest

        The underwriters and/or their affiliates have provided and in the future may provide investment banking, commercial banking and/or advisory services to us from time to time for which they have received and in the future may receive customary fees and expenses, and may have entered into and in the future may enter into other transactions with us. Merrill Lynch, Pierce, Fenner & Smith Incorporated is a joint lead arranger and joint bookrunner, Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is the administrative agent, Merrill Lynch Bank USA, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is a senior managing agent, UBS Securities LLC is a joint lead arranger, joint bookrunner and syndication agent, Citicorp North America, Inc., an affiliate of Citigroup Global Markets Inc., JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, and Wells Fargo Bank, N.A., an affiliate of Wells Fargo Securities, LLC, are documentation agents, and affiliates of Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wells Fargo Securities, LLC are lenders under our revolving credit facility. In addition, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wells Fargo Securities, LLC are joint lead arrangers and joint bookrunners, Citicorp North America, Inc., an affiliate of Citigroup Global Markets Inc., Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC and Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, are co-syndication agents, UBS AG, Stamford Branch, an affiliate of UBS Securities LLC, is the administrative agent, and those underwriters and/or their affiliates may be lenders under our bridge loan facility. To the extent that any portion of the net proceeds from this offering is applied to repay borrowings under our revolving credit facility and/or our bridge loan facility, the underwriters and/or their respective affiliates will receive a portion of the net proceeds so applied through the repayment of borrowings under our revolving credit facility and/or our bridge loan facility. Citigroup Global Markets Inc., UBS Securities LLC, and Wells Fargo Securities, LLC have acted as our financial advisors in connection with the HCR ManorCare Facilities Acquisition. J.P. Morgan Securities LLC has acted as financial advisor to HCR ManorCare in connection with the HCR ManorCare Facilities Acquisition.

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of the notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in the Relevant Member State:

  •
  at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by us for any such offer; or

  •
  at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the notes referred to in (a) to (c) above shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe to the notes, as the same may be varied in that Relevant Member State. For the purposes of this provision, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto including that Directive as amended by the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State in question), and includes any relevant implementing measure in the Relevant Member State in question; and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

        Each underwriter has represented and agreed that:

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended ("FSMA")) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA would not apply to us; and

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

 VALIDITY OF THE NOTES

        Certain legal matters with respect to the notes offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters relating to Maryland law will be passed upon for us by Ballard Spahr LLP, Baltimore, Maryland. Sidley Austin LLP, San Francisco, California, will act as counsel for the underwriters.

EXPERTS

        The consolidated financial statements and schedules of HCP, Inc. as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 appearing in HCP, Inc.'s Annual Report on Form 10-K, as amended by the Current Report on Form 8-K dated November 2, 2010, and the effectiveness of HCP, Inc.'s internal control over financial reporting as of December 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of HCR Properties, LLC as of September 30, 2010 and December 31, 2009 and for the nine months ended September 30, 2010 and each of the two years in the period ended December 31, 2009, which are all incorporated in this prospectus supplement by reference to HCP's Current Report on Form 8-K, filed on December 14, 2010, have been audited by Ernst & Young LLP, independent auditors as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

HCP, Inc.

Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Warrants or Other Rights
Stock Purchase Contracts
Units

        HCP, Inc. from time to time may offer to sell the securities listed above. The preferred stock, debt securities, warrants, rights and stock purchase contracts may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of HCP or debt or equity securities of one or more other entities. Our common stock is quoted on the New York Stock Exchange (the "NYSE") under the symbol "HCP."

        HCP may offer and sell these securities directly or to or through one or more underwriters, dealers and/or agents, or directly to purchasers on a continuous or delayed basis.

        This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus.

        You should consider the risks discussed in "Risk Factors" beginning on page 4 of this prospectus before you invest in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 4, 2009

HCP, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, California 90806
(562) 733-5100

        All references in this prospectus to "HCP," "we," "us" or "our" mean HCP, Inc., its majority-owned subsidiaries and other entities controlled by HCP, Inc. except where it is clear from the context that the term means only the issuer, HCP, Inc. Unless otherwise stated, currency amounts in this prospectus are stated in United States dollars.

        When acquiring any securities discussed in this prospectus, you should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. An offer to sell these securities will not be made in any jurisdiction where the offer and sale is not permitted. You should not assume that the information appearing in this prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of any date other than the date mentioned on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

 ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

        You should read this prospectus and any prospectus supplement together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in "Where You Can Find More Information" below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. You may inspect information that we file with The New York Stock Exchange, as well as our SEC filings, at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" certain information we file with the SEC, which means that we can disclose important information to you by referring to the other information we have filed with the SEC. We incorporate by reference the following documents we filed with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (other than any portions of any such documents that are not deemed "filed" under the Securities Exchange Act of 1934 in accordance with the Securities Exchange Act of 1934 and applicable SEC rules):

  •
  our Current Reports on Form 8-K filed on March 2, 2009, May, 4, 2009 (relating to the revision to our historical financial statements), May 8, 2009, June 3, 2009 and August 10, 2009;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2009;

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

  •
  the description of our common stock contained in our registration statement on Form 10 dated May 7, 1985 (File No. 1-08895), including the amendments dated May 20, 1985 and May 23, 1985, and any other amendment or report filed for the purpose of updating such description, including the description of amendments to our charter contained in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2001, June 30, 2004 and September 30, 2007;

  •
  the description of our 7.25% Series E Cumulative Redeemable Preferred Stock as set forth in our registration statement filed under the Securities Exchange Act of 1934 on Form 8-A on September 12, 2003, including any amendment or report for the purpose of updating such description; and

  •
  the description of our 7.1% Series F Cumulative Redeemable Preferred Stock as set forth in our registration statement filed under the Securities Exchange Act of 1934 on Form 8-A on December 2, 2003, including any amendment or report for the purpose of updating such description.

        We are also incorporating by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering of the securities described in this prospectus (other than any portions of any such documents that are not deemed "filed" under the Securities Exchange Act of 1934 in accordance with the Securities Exchange Act of 1934 and applicable SEC rules). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference the exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from:

Legal Department
HCP, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, California 90806
(562) 733-5100
legaldept@hcpi.com

RISK FACTORS

        We have included discussions of cautionary factors describing risks relating to our business and an investment in our securities in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this prospectus. See "Where You Can Find More Information" for an explanation of how to get a copy of this report. Additional risks related to our securities may also be described in a prospectus supplement. Before purchasing our securities, you should carefully consider the risk factors we describe in any prospectus supplement or in any report incorporated by reference into this prospectus or such prospectus supplement, including our Annual Report on Form 10-K for the year ended December 31, 2008. Although we discuss key risks in those risk factor descriptions, additional risks not currently known to us or that we currently deem immaterial also may impair our business. Our subsequent filings with the SEC may contain amended and updated discussions of significant risks. We cannot predict future risks or estimate the extent to which they may affect our financial performance.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

        Statements in this prospectus and the information incorporated by reference in this prospectus or any prospectus supplement within the meaning of the Private Securities Litigation Reform Act of 1995 that are not historical factual statements are "forward-looking statements." We intend to have our forward-looking statements covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with those provisions. Forward-looking statements include, among other things, statements regarding our and our officers' intent, belief or expectations as identified by the use of words such as "may," "will," "project," "expect," "believe," "intend," "anticipate," "seek," "forecast," "plan," "estimate," "could," "would," "should" and other comparable and derivative terms or the negatives thereof. In addition, we, through our officers, from time to time, make forward-looking oral and written public statements concerning our expected future operations, strategies, securities offerings, growth and investment opportunities, dispositions, capital structure changes, budgets and other developments. Readers are cautioned that, while forward-looking statements reflect our good faith belief and reasonable assumptions based upon current information, we can give no assurance that our expectations or forecasts will be attained. Therefore, readers should be mindful that forward-looking statements are not guarantees of future performance and that they are subject to known and unknown risks and uncertainties that are difficult to predict. As more fully set forth under "Part I, Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2008, factors that may cause our actual results to differ materially from the expectations contained in the forward-looking statements include:

  (a)
  Changes in national and local economic conditions, including a prolonged recession;

  (b)
  Continued volatility in the capital markets, including changes in interest rates and the availability and cost of capital;

  (c)
  The ability of the Company to manage its indebtedness level and changes in the terms of such indebtedness;

  (d)
  Changes in federal, state or local laws and regulations, including those affecting the healthcare industry that affect our costs of compliance or increase the costs, or otherwise affect the operations of our operators, tenants and borrowers;

  (e)
  The potential impact of existing and future litigation matters, including related developments;

  (f)
  Competition for tenants and borrowers, including with respect to new leases and mortgages and the renewal or rollover of existing leases;

  (g)
  The ability of the Company to reposition its properties on the same or better terms if existing leases are not renewed or the Company exercises its right to replace an existing operator or tenant upon default;

  (h)
  Availability of suitable properties to acquire at favorable prices and the competition for the acquisition and financing of those properties;

  (i)
  The ability of our operators, tenants and borrowers to conduct their respective businesses in a manner sufficient to maintain or increase their revenues and to generate sufficient income to make rent and loan payments to us;

  (j)
  The financial weakness of some operators and tenants, including potential bankruptcies and downturns in their businesses, which results in uncertainties regarding our ability to continue to realize the full benefit of such operators' and/or tenants' leases;

  (k)
  The risk that we will not be able to sell or lease properties that are currently vacant, at all or at competitive rates;

  (l)
  The financial, legal and regulatory difficulties of significant operators of our properties, including Sunrise Senior Living, Inc.;

  (m)
  The risk that we may not be able to integrate acquired businesses successfully or achieve the operating efficiencies and other benefits of acquisitions within expected time-frames or at all, or within expected cost projections;

  (n)
  The ability to obtain financing necessary to consummate acquisitions or on favorable terms; and

  (o)
  Changes in the reimbursement available to our tenants and borrowers by governmental or private payors, including changes in Medicare and Medicaid payment levels and the availability and cost of third party insurance coverage.

        Except as required by law, we undertake no, and hereby disclaim any, obligation to update any forward-looking statements, whether as a result of new information, changed circumstances or otherwise.

THE COMPANY

        We invest primarily in real estate serving the healthcare industry in the United States. We are a Maryland corporation and were organized to qualify as a REIT in 1985. We are headquartered in Long Beach, California, with offices in Chicago, Illinois; Nashville, Tennessee; and San Francisco, California. We acquire, develop, lease, manage and dispose of healthcare real estate and provide financing to healthcare providers. Our portfolio is comprised of investments in the following five healthcare segments: (i) senior housing, (ii) life science, (iii) medical office, (iv) hospital, and (v) skilled nursing. We make investments within our five healthcare segments using the following five investment products: (i) properties under lease, (ii) investment management, (iii) developments, (iv) mezzanine loans, and (v) non-managing member LLC's.

        Our executive offices are located at 3760 Kilroy Airport Way, Suite 300, Long Beach, California 90806, and our telephone number is (562) 733-5100.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The following table sets forth our ratios of earnings to fixed charges and our ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated. In computing the ratios of earnings to fixed charges, earnings have been based on consolidated income from continuing operations before fixed charges (exclusive of capitalized interest). Fixed charges consist of interest on debt, including amounts capitalized, an estimate of interest in rental expense, and interest expense related to the guaranteed debt of the partnerships and limited liability companies in which we hold an interest. In computing the ratios of earnings to combined fixed charges and preferred stock dividends, preferred stock dividends consist of dividends on our 7.25% Series E Cumulative Redeemable Preferred Stock and 7.10% Series F Cumulative Redeemable Preferred Stock.

						For the Six Months Ended
	Year Ended December 31,
						June 30, 2009
	2004	2005	2006	2007	2008
Ratio of Earnings to Fixed Charges	1.53	1.41	1.13	1.28	1.51	1.63

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	1.24	1.18	1.03	1.22	1.43	1.53

USE OF PROCEEDS

        Unless otherwise specified in the applicable prospectus supplement for any offering of securities, the net proceeds, after estimated expenses, we receive from the sale of these securities will be used for general corporate purposes, which may include:

  •
  funding investments in, or extensions of credit to, our subsidiaries;

  •
  funding investments in non-affiliates;

  •
  reducing, repaying or refinancing debt;

  •
  repurchasing or redeeming outstanding securities;

  •
  financing possible acquisitions; and

  •
  working capital.

        Pending such use, we may temporarily invest net proceeds. We will disclose in the prospectus supplement relating to an offering of securities any intention to use the net proceeds from such offering in connection with an acquisition or to reduce or refinance outstanding debt.

DESCRIPTION OF CAPITAL STOCK WE MAY OFFER

        Please note that in this section entitled "Description of Capital Stock We May Offer," references to "holders" mean those who own shares of common stock or preferred stock, registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in shares registered in street name or in shares issued in book-entry form through one or more depositaries. Owners of beneficial interests in shares of common stock should also read the section entitled "Legal Ownership and Book-Entry Issuance."

        The following description summarizes the material provisions of the common stock and preferred stock we may offer. This description is not complete and is subject to, and is qualified in its entirety by reference to our charter and our bylaws and applicable provisions of the Maryland General Corporation Law, or the MGCL. The specific terms of any series of preferred stock will be described in the applicable prospectus supplement. Any series of preferred stock we issue will be governed by our charter and by the articles supplementary related to that series. We will file the articles supplementary with the SEC and incorporate it by reference as an exhibit to our registration statement at or before the time we issue any preferred stock of that series of authorized preferred stock.

        Our authorized capital stock consists of 750,000,000 shares of common stock, par value $1.00 per share, and 50,000,000 shares of preferred stock, par value $1.00 per share. The following description does not contain all the information that might be important to you.

Common Stock

        As of September 1, 2009, there were 293,137,745 shares of common stock outstanding. All shares of common stock participate equally in dividends payable to holders of common stock, when, as and if authorized by our board and declared by us, and in net assets available for distribution to holders of common stock on liquidation, dissolution, or winding up. Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of our stockholders. Holders of common stock do not have cumulative voting rights in the election of directors.

        All issued and outstanding shares of common stock are, and the common stock offered by this prospectus will be upon issuance, validly issued, fully paid and nonassessable. Holders of common stock do not have preference, conversion, exchange or preemptive rights. The common stock is listed on The New York Stock Exchange (NYSE Symbol: HCP).

        The Transfer Agent and Registrar for our common stock is Wells Fargo Shareowner Services.

Preferred Stock

        Under our charter, our board is authorized without further stockholder action to establish and issue, from time to time, up to 50,000,000 shares of our preferred stock, in one or more series, with such designations, preferences, powers and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as shall be stated in the resolution providing for the issue of a series of such stock, adopted, at any time or from time to time, by our board. As of September 1, 2009, we had outstanding 4,000,000 shares of 7.25% Series E Cumulative Redeemable Preferred Stock, or Series E Preferred Stock, with a liquidation preference of $100,000,000 and 7,820,000 shares of 7.10% Series F Cumulative Redeemable Preferred Stock, or Series F Preferred Stock, with a liquidation preference of $195,500,000.

        The following description of the terms of the preferred stock sets forth certain general terms and provisions of the preferred stock to which any prospectus supplement may relate. The preferred stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a prospectus supplement relating to a particular series of the preferred stock. The terms of any particular series of preferred stock will be described in the prospectus supplement relating to that particular series of preferred stock, including:

  •
  the number of shares constituting the series and the distinctive designation thereof;

  •
  the voting rights, if any, of the series;

  •
  the rate of dividends payable on the series, the time or times when dividends will be payable, the preference to, or any relation to, the payment of dividends to any other class or series of stock and whether the dividends will be cumulative or non-cumulative;

  •
  whether there shall be a sinking or similar fund for the purchase of shares of the series and, if so, the terms and provisions that shall govern the fund;

  •
  the rights of the holders of shares of the series upon our liquidation, dissolution or winding up;

  •
  the rights, if any, of holders of shares of the series to convert their shares into or to exchange the shares for, shares of any other class or classes or any other series of the same or of any other class or classes of stock of the corporation or any other securities, the price or prices or rate or rates of exchange, with such adjustments as shall be provided, at which the shares shall be convertible or exchangeable, whether such rights of conversion or exchange shall be exercisable at the option of the holder of the shares or upon the happening of a specified event and any other terms or conditions of such conversion or exchange; and

  •
  any other preferences, powers and relative participating, optional or other special rights and qualifications, limitations or restrictions of shares of the series.

        The preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Unless otherwise stated in a prospectus supplement relating to a particular series of preferred stock, each series of preferred stock will rank on a parity as to dividends and distributions of assets with each other series of preferred stock. The rights of the holders of each series of preferred stock will be subordinate to those of our general creditors.

  Dividend Rights of Preferred Stock

        Holders of shares of preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of funds legally available therefor, cash dividends on the dates and at rates as will be set forth in, or as are determined by the method described in, the prospectus supplement relating to the series of preferred stock. The rate may be fixed or variable or both. Each dividend will be payable to the holders of record as they appear on our stock books on the record dates fixed by our board of directors, as specified in the prospectus supplement relating to the series of preferred stock.

        Dividends may be cumulative or noncumulative, as provided in the prospectus supplement relating to the series of preferred stock. If our board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are noncumulative, then the holders of the series of preferred stock will have no right to receive a dividend in respect of the dividend period ending on the dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on the series are declared payable on any future dividend payment dates. Dividends on the shares of each series of preferred stock for which dividends are cumulative will accrue from the date on which we initially issue shares of the series.

        So long as the shares of any series of preferred stock are outstanding, except as otherwise provided in the prospectus supplement relating to such series, we may not declare any dividends on our common stock or any other stock ranking as to dividends or distributions of assets junior to the series of preferred stock or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of junior stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock, other than junior stock which is neither convertible into, nor exchangeable or exercisable for, any securities other than junior stock:

  •
  unless, if the preferred stock is cumulative, full dividends for prior dividend periods shall have been paid or declared and set apart for payment on all outstanding shares of preferred stock of the series and all other series of our preferred stock (other than junior stock); and

  •
  unless we are not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of preferred stock of the series or any shares of any other series of our preferred stock (other than junior stock).

  Liquidation Preference

        In the event of any liquidation, dissolution or winding up of us, voluntary or involuntary, the holders of each series of the preferred stock will be entitled to receive out of our assets legally available for distribution to stockholders, before any distribution of assets or payment is made to the holders of common stock or any other shares of our stock ranking junior as to such distribution or payment to such series of preferred stock, the amount set forth in the prospectus supplement relating to such series of preferred stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of us, the amounts payable with respect to the preferred stock of any series and any other shares of preferred stock (including any other series of the preferred stock) ranking as to any such distribution on a parity with such series of preferred stock are not paid in full, the holders of the preferred stock of such series and of such other shares of preferred stock will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the preferred stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each such series of preferred stock will be entitled to no further participation in any distribution of our assets.

        If such payment shall have been made in full to all holders of shares of preferred stock, our remaining assets will be distributed among the holders of any other classes of stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, our consolidation or merger with or into any other corporation, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of us.

        In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of our stock or otherwise is permitted under the MGCL, no effect shall be given to amounts that would be needed, if we would be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of our stock whose preferential rights upon dissolution are superior to those receiving the distribution.

  Redemption

        A series of preferred stock may be redeemable, in whole or from time to time in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the prospectus supplement relating to such series. Shares of the preferred stock redeemed by us will be restored to the status of authorized but unissued shares of preferred stock.

        In the event that fewer than all of the outstanding shares of a series of the preferred stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by us or by any other method as may be determined by us in our sole discretion to be equitable. From and after the redemption date (unless default shall be made by us in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of the preferred stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

        So long as any dividends on shares of any series of preferred stock or any other series of preferred stock ranking on a parity as to dividends and distributions of assets with such series of preferred stock are in arrears, no shares of any such series of the preferred stock or such other series of preferred stock will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and we will not purchase or otherwise acquire any such shares. However, the foregoing will not prevent the purchase or acquisition of such shares of preferred stock of such series or of shares of such other series of preferred stock in order to ensure that we continue to meet the requirements for qualification as a REIT for federal and state income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of such series and, unless the full cumulative dividends on all outstanding shares of any cumulative preferred stock of such series and any other stock ranking on a parity with such series as to dividends and upon liquidation shall have been paid or contemporaneously are declared and paid for all past dividend periods, we will not purchase or otherwise acquire directly or indirectly any shares of preferred stock of such series (except by conversion into or exchange for our stock) ranking junior to the preferred stock of such series as to dividends and upon liquidation.

        Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of preferred stock to be redeemed at the address shown on our stock transfer books. After the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders of such shares will terminate, except the right to receive the redemption price without interest plus accumulated and unpaid dividends, if any.

  Conversion Rights

        The terms, if any, on which shares of preferred stock of any series may be exchanged for or converted (mandatorily or otherwise) into shares of common stock or another series of preferred stock will be set forth in the prospectus supplement relating thereto.

  Voting Rights

        Except as indicated below or in a prospectus supplement relating to a particular series of preferred stock, the holders of the preferred stock will not be entitled to vote for any purpose.

        So long as any shares of preferred stock remain outstanding, we will not, without the consent or the affirmative vote of the holders of two-thirds of the shares of each series of preferred stock outstanding at the time given in person or by proxy, either in writing or at a meeting (such series voting separately as a class):

  •
  authorize, create or issue, or increase the authorized or issued amount of, any series of stock ranking prior to such series of preferred stock with respect to payment of dividends, or the distribution of assets on liquidation, dissolution or winding up or reclassifying any of our authorized stock into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

  •
  repeal, amend or otherwise change any of the provisions of our charter applicable to the preferred stock of such series in any manner which materially and adversely affects the powers, preferences, voting power or other rights or privileges of such series of preferred stock or the holders thereof; provided, however, that any increase in the amount of the authorized preferred stock or the creation or issuance of other series of preferred stock, or any increase in the amount of authorized shares of such series or of any other series of preferred stock, in each case ranking on a parity with or junior to the preferred stock of such series, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

        The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the preferred stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Series E Preferred Stock

  Voting Rights

        Holders of Series E Preferred Stock generally do not have any voting rights, except in limited circumstances.

        If dividends on any shares of Series E Preferred Stock are in arrears for six or more quarterly periods, whether or not consecutive, the holders of Series E Preferred Stock (voting separately as a class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable) are entitled to vote for the election of a total of two additional directors of HCP at a special meeting called by the holders of record of at least 25% of the Series E Preferred Stock or the holders of any other class or series of preferred stock so in arrears or at the next annual meeting of stockholders. These voting rights continue at each subsequent annual meeting until all dividends accumulated on such shares of Series E Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and set aside for payment. In such case, our entire board is increased by two directors.

        So long as any shares of Series E Preferred Stock remain outstanding, we shall not, without the consent or the affirmative vote of the holders of at least two-thirds of the shares of Series E Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, with the Series E Preferred Stock voting separately as a class:

  •
  authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to the Series E Preferred Stock with respect to the payment of dividends, or the distribution of assets on liquidation, dissolution or winding up;

  •
  reclassify any of our authorized stock into any such shares, or authorize, create or issue any obligation or security convertible into or evidencing the right to purchase any class or series of stock ranking prior to the Series E Preferred Stock with respect to the payment of dividends, or the distribution of assets on liquidation, dissolution or winding up; or

  •
  repeal, amend or otherwise change any of the provisions applicable to the Series E Preferred Stock in any manner which materially and adversely affects the powers, preferences, voting power or other rights or privileges of the Series E Preferred Stock. However, an increase in the amount of authorized preferred stock, the creation or issuance of other classes or series of preferred stock or any increase in the amount of authorized shares of Series E Preferred Stock or of any other class or series of preferred stock, in each case ranking on a parity with or junior to the Series E Preferred Stock, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

        The consent of the holders of Series E Preferred Stock is not required for the taking of any corporate action, including any merger or consolidation involving us or a sale of all or substantially all of our assets, regardless of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the Series E Preferred Stock, except as expressly set forth in the provisions of our charter.

  Rank

        With respect to dividend rights and rights upon liquidation, dissolution or winding up of HCP, the Series E Preferred Stock ranks:

  •
  senior to the common stock, and to all equity securities issued by us ranking junior to the Series E Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCP;

  •
  on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with the Series E Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCP; and

  •
  junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the Series E Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCP.

        The term "equity securities" does not include convertible debt securities, which rank senior to the Series E Preferred Stock prior to conversion.

  Dividends

        Holders of shares of the Series E Preferred Stock are entitled to receive, when, as, and if declared by our board out of funds legally available for the payment of dividends, cumulative preferential annual cash dividends at the rate of 7.25% of the liquidation preference (equivalent to $1.8125 per annum per share).

        Dividends on the Series E Preferred Stock are cumulative from the date of original issue and payable quarterly in arrears on or about the last day of each March, June, September and December or, if not a business day, the next succeeding business day.

        No dividends may be declared by our board or paid or set apart for payment on the Series E Preferred Stock if the terms of any of our agreements, including any agreement relating to its indebtedness, prohibits such a declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends may be declared by our board or paid or set apart for payment if such declaration or payment is restricted or prohibited by law.

        Dividends on the Series E Preferred Stock accrue, however, whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series E Preferred Stock do not bear interest and holders of the Series E Preferred Stock are not entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series E Preferred Stock is first credited against the earliest accrued but unpaid dividend due that remains payable.

        No full dividends may be declared or paid or set apart for payment on any class or series of preferred stock ranking, as to dividends, on a parity with or junior to the Series E Preferred Stock, other than a dividend in shares of any class of stock ranking junior to the Series E Preferred Stock as to dividends and upon liquidation, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and set apart for such payment on the Series E Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full, or full payment is not so set apart, upon the Series E Preferred Stock and the shares of any other class or series of preferred stock ranking on a parity as to dividends with the Series E Preferred Stock, all dividends declared upon the Series E Preferred Stock and any other class or series of preferred stock ranking on a parity as to dividends with the Series E Preferred Stock are declared pro rata so that the amount of dividends declared per share of Series E Preferred Stock and such other class or series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series E Preferred Stock and such other class or series of preferred stock, which cannot include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend, bear to each other.

        Except as provided in the preceding paragraph, unless full cumulative dividends on the Series E Preferred Stock have been or contemporaneously are declared and paid or declared and set apart for payment for all past dividend periods and the then current dividend period, then, other than the payment of dividends in shares of common stock or other shares of capital stock ranking junior to the Series E Preferred Stock as to dividends and upon liquidation:

  •
  no dividends may be declared or paid or set aside for payment upon the common stock, or any other of our capital stock ranking junior to or on a parity with the Series E Preferred Stock as to dividends or upon liquidation;

  •
  no other distribution may be declared or made upon the common stock, or any other of our capital stock ranking junior to or on a parity with the Series E Preferred Stock as to dividends or upon liquidation; and

  •
  no shares of common stock, or any other shares of our capital stock ranking junior to or on a parity with the Series E Preferred Stock as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration by us, except by conversion into or exchange for other of our capital stock ranking junior to the Series E Preferred Stock as to dividends and upon liquidation or for the purpose of preserving our qualification as a real estate investment trust.

  Liquidation Preferences

        Upon any liquidation, dissolution or winding up of the affairs of HCP, the holders of Series E Preferred Stock are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $25 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of common stock or any other class or series of our capital stock that ranks junior to the Series E Preferred Stock as to liquidation rights.

        In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of our stock or otherwise is permitted under the MGCL, no effect is given to amounts that would be needed if we would be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of our stock whose preferential rights upon distribution are superior to those receiving the distribution.

  Maturity; Redemption

        The Series E Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption. We are entitled to purchase shares of the Series E Preferred Stock in order to preserve our status as a real estate investment trust for federal or state income tax purposes at any time. We may, at our option, redeem the Series E Preferred Stock at $25 per share ($100,000,000 in the aggregate), plus accrued and unpaid dividends.

  Transfer and Ownership Restrictions

        See "—Transfer and Ownership Restrictions Relating to our Preferred Stock."

Series F Preferred Stock

  Voting Rights

        Holders of the Series F Preferred Stock generally do not have any voting rights, except in limited circumstances.

        If dividends on any shares of Series F Preferred Stock are in arrears for six or more quarterly periods, whether or not consecutive, the holders of Series F Preferred Stock (voting separately as a class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable, including the Series E Preferred Stock) are entitled to vote for the election of a total of two additional directors of HCP at a special meeting called by the holders of record of at least 25% of the Series F Preferred Stock or the holders of any other class or series of preferred stock so in arrears or at the next annual meeting of stockholders. These voting rights continue at each subsequent annual meeting until all dividends accumulated on such shares of Series F Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and set aside for payment. In such case, our entire board is increased by two directors.

        So long as any shares of Series F Preferred Stock remain outstanding, we shall not, without the consent or the affirmative vote of the holders of at least two-thirds of the shares of Series F Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, with the Series F Preferred Stock voting separately as a class:

  •
  authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to the Series F Preferred Stock with respect to the payment of dividends, or the distribution of assets on liquidation, dissolution or winding up;

  •
  reclassify any of our authorized stock into any such shares, or authorize, create or issue any obligation or security convertible into or evidencing the right to purchase any class or series of stock ranking prior to the Series F Preferred Stock with respect to the payment of dividends, or the distribution of assets on liquidation, dissolution or winding up; or

  •
  repeal, amend or otherwise change any of the provisions applicable to the Series F Preferred Stock in any manner which materially and adversely affects the powers, preferences, voting power or other rights or privileges of the Series F Preferred Stock. However, an increase in the amount of authorized preferred stock, the creation or issuance of other classes or series of preferred stock or any increase in the amount of authorized shares of Series F Preferred Stock or of any other class or series of preferred stock, in each case ranking on a parity with or junior to the Series F Preferred Stock, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

        The consent of the holders of Series F Preferred Stock is not required for the taking of any corporate action, including any merger or consolidation involving us or a sale of all or substantially all of our assets, regardless of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the Series F Preferred Stock, except as expressly set forth in the provisions of our charter.

  Rank

        With respect to dividend rights and rights upon liquidation, dissolution or winding up of HCP, the Series F Preferred Stock ranks:

  •
  senior to the common stock, and to all equity securities issued by us ranking junior to the Series F Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCP;

  •
  on a parity with the Series E Preferred Stock and with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with the Series F Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCP; and

  •
  junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the Series F Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCP.

        The term "equity securities" does not include convertible debt securities, which rank senior to the Series F Preferred Stock prior to conversion.

  Dividends

        Holders of the Series F Preferred Stock are entitled to receive, when, as, and if declared by our board, out of funds legally available for the payment of dividends, cumulative preferential annual cash dividends at the rate of 7.10% of the liquidation preference (equivalent to $1.775 per annum per share).

        Dividends on the Series F Preferred Stock are cumulative from the date of original issue and payable quarterly in arrears on or about the last day of each March, June, September and December or, if not a business day, the next succeeding business day. Any dividend payable on the Series F Preferred Stock, including dividends payable for any partial dividend period, are computed on the basis of a 360-day year consisting of twelve 30-day months.

        No dividends may be declared by our board or paid or set apart for payment on the Series F Preferred Stock if the terms of any of our agreements, including any agreement relating to its indebtedness, prohibits such a declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends may be declared by our board or paid or set apart for payment if such declaration or payment is restricted or prohibited by law.

        Dividends on the Series F Preferred Stock accrue, however, whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series F Preferred Stock do not bear interest and holders of the Series F Preferred Stock are not entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series F Preferred Stock is first credited against the earliest accrued but unpaid dividend due that remains payable.

        No full dividends may be declared or paid or set apart for payment on any class or series of preferred stock ranking, as to dividends, on a parity with or junior to the Series F Preferred Stock, other than a dividend in shares of any class of stock ranking junior to the Series F Preferred Stock as to dividends and upon liquidation, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and set apart for such payment on the Series F Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or full payment is not so set apart) upon the Series F Preferred Stock and the shares of any other class or series of preferred stock ranking on a parity as to dividends with the Series F Preferred Stock, including the Series E Preferred Stock, all dividends declared upon the Series F Preferred Stock and any other class or series of preferred stock ranking on a parity as to dividends with the Series F Preferred Stock are declared pro rata so that the amount of dividends declared per share of Series F Preferred Stock and such other class or series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series F Preferred Stock and such other class or series of preferred stock, which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend, bear to each other.

        Except as provided in the preceding paragraph, unless full cumulative dividends on the Series F Preferred Stock have been or contemporaneously are declared and paid or declared and set apart for payment for all past dividend periods and the then current dividend period, then, other than the payment of dividends in shares of common stock or other shares of capital stock ranking junior to the Series F Preferred Stock as to dividends and upon liquidation:

  •
  no dividends may be declared or paid or set aside for payment upon the common stock, or any other of our capital stock ranking junior to or on a parity with the Series F Preferred Stock as to dividends or upon liquidation;

  •
  no other distribution may be declared or made upon the common stock, or any other of our capital stock ranking junior to or on a parity with the Series F Preferred Stock as to dividends or upon liquidation; and

  •
  no shares of common stock, or any other shares of our capital stock ranking junior to or on a parity with the Series F Preferred Stock as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration by us, except by conversion into or exchange for other of our capital stock ranking junior to the Series F Preferred Stock as to dividends and upon liquidation or for the purpose of preserving our qualification as a real estate investment trust.

  Liquidation Preferences

        Upon any liquidation, dissolution or winding up of the affairs of HCP, the holders of Series F Preferred Stock are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $25 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of common stock or any other class or series of our capital stock that ranks junior to the Series F Preferred Stock as to liquidation rights.

        In determining whether a distribution, other than upon voluntary or involuntary liquidation, by dividend, redemption or other acquisition of shares of our stock or otherwise is permitted under the MGCL, no effect is given to amounts that would be needed if we would be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of our stock whose preferential rights upon distribution are superior to those receiving the distribution.

  Maturity; Redemption

        The Series F Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption. We are entitled to purchase shares of the Series F Preferred Stock in order to preserve our status as a real estate investment trust for federal or state income tax purposes at any time. We may, at our option, redeem the Series F Preferred Stock at $25 per share ($195,500,000 in the aggregate), plus accrued and unpaid dividends.

  Transfer and Ownership Restrictions

        See "—Transfer and Ownership Restrictions Relating to our Preferred Stock."

Transfer and Ownership Restrictions Relating to our Common Stock

        Our charter contains restrictions on the ownership and transfer of our voting stock that are intended to assist us in complying with the requirements to continue to qualify as a REIT. Subject to limited exceptions, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% (by number or value, whichever is more restrictive) of the outstanding shares of our common stock. Our board may, but is in no event required to, waive the applicable ownership limit with respect to a particular stockholder if it determines that such ownership will not jeopardize our status as a REIT and our board otherwise decides such action would be in our best interests.

        These charter provisions further prohibit:

  •
  any person from actually or constructively owning shares of our stock that would result in our being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a real estate investment trust (including but not limited to ownership that would result in us owning, actually or constructively, an interest in a tenant as described in Section 856(d)(2)(B) of the Internal Revenue Code if the income derived by us, either directly or indirectly, from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Internal Revenue Code); and

  •
  any person from transferring shares of our capital stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

        Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of our stock that will or may violate any of these restrictions on ownership and transfer is required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. Under our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the applicable ownership limit or such other limit as permitted by our board, then any such purported transfer is void and of no force or effect with respect to the purported transferee as to that number of shares of our stock in excess of the ownership limit or such other limit, and the transferee will acquire no right or interest in such excess shares. Any excess shares described above are transferred automatically, by operation of law, to a trust, the beneficiary of which is a qualified charitable organization selected by us. Such automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Within 20 days of receiving notice from us of the transfer of shares to the trust, the trustee of the trust is required to sell the excess shares to a person or entity who could own the shares without violating the applicable ownership limit, or such other limit as permitted by our board, and distribute to the prohibited transferee an amount equal to the lesser of the price paid by the prohibited transferee for the excess shares or the sales proceeds received by the trust for the excess shares. Any proceeds in excess of the amount distributable to the prohibited transferee are distributed to the beneficiary of the trust. Prior to a sale of any such excess shares by the trust, the trustee is entitled to receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to such excess shares, and also is entitled to exercise all voting rights with respect to such excess shares.

        Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee will have the authority, at the trustee's sole discretion:

  •
  to rescind as void any vote cast by a prohibited transferee prior to the discovery by us that the shares have been transferred to the trust; or

  •
  to recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

        However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the prohibited transferee, prior to the discovery by us that such shares had been automatically transferred to a trust as described above, are required to be repaid to the trustee upon demand for distribution to the beneficiary of the trust. In the event that the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the ownership limit or such other limit as permitted by our board, then our charter provides that the transfer of the excess shares is void ab initio.

        In addition, shares of common stock held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

  •
  the price per share in the transaction that resulted in such transfer to the trust or, in the case of a devise or gift, the market price at the time of such devise or gift; and

  •
  the market price on the date we, or our designee, accepted the offer.

        We will have the right to accept the offer until the trustee has sold the shares of stock held in the trust. Upon a sale to us, the interest of the beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee.

        If any purported transfer of shares of common stock would cause us to be beneficially owned by fewer than 100 persons, such transfer will be null and void ab initio in its entirety and the intended transferee will acquire no rights to the stock.

        All certificates representing shares of common stock bear a legend referring to the restrictions described above. The foregoing ownership limitations could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for the common stock or otherwise be in the best interest of our stockholders.

        In addition, if our board of directors shall, at any time and in good faith, be of the opinion that direct or indirect ownership of at least 9.9% of the voting shares of capital stock has or may become concentrated in the hands of one beneficial owner, it shall have the power:

  •
  by lot or other means deemed equitable by it to call for the purchase from any stockholder of a number of voting shares sufficient, in the opinion of our board of directors, to maintain or bring the direct or indirect ownership of voting shares of capital stock of the beneficial owner to a level of no more than 9.9% of our outstanding voting shares; and

  •
  to refuse to transfer or issue voting shares of capital stock to any person whose acquisition of such voting shares would, in the opinion of the board of directors, result in the direct or indirect ownership by that person of more than 9.9% of the outstanding voting shares of our capital stock.

        If our board of directors fails to grant an exemption from this 9.9% ownership limitation, then the transfer of shares, options, warrants, or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the outstanding voting shares shall be deemed void ab initio, and the intended transferee shall be deemed never to have had an interest in the transferred securities. The purchase price for any voting shares of capital stock so redeemed shall be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which we send notices of such acquisitions, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the net asset value of such stock as determined by the board of directors in accordance with the provisions of applicable law. From and after the date fixed for purchase by the board of directors, the holder of any shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such shares, except the right to payment of the purchase price for the shares.

Business Combination Provisions

        Our charter requires that, except in some circumstances, "business combinations" between us and a beneficial holder of 10% or more of our outstanding voting stock (a "Related Person") be approved by the affirmative vote of at least 90% of our outstanding voting shares. A "business combination" is defined in our charter as:

  •
  any merger or consolidation with or into a Related Person;

  •
  any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any "Substantial Part" (as defined below) of our assets, including any voting securities of a subsidiary, to a Related Person;

  •
  any merger or consolidation of a Related Person with or into us;

  •
  any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to us;

  •
  the issuance of any of our securities, other than by way of pro rata distribution to all stockholders, to a Related Person; and

  •
  any agreement, contract or other arrangement providing for any of the transactions described above.

        The term "Substantial Part" means more than 10% of the book value of our total assets as of the end of our most recent fiscal year ending prior to the time the determination is being made.

        In addition to the restrictions on business combinations contained in our charter, Maryland law also contains restrictions on business combinations. See "Certain Provisions of Maryland Law and HCP's Charter and Bylaws—Business Combinations."

        The foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which stockholders might deem to be in their interests or in which they might receive a substantial premium. The HCP board's authority to issue and establish the terms of currently authorized preferred stock, without stockholder approval, may also have the effect of discouraging takeover attempts. See "—Preferred Stock."

        The foregoing provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of shares of our common stock, deprive stockholders of opportunities to sell at a temporarily higher market price. Our board believes, however, that inclusion of the business combination provisions in our charter may help assure fair treatment of our stockholders and preserve our assets.

Transfer and Ownership Restrictions Relating to our Preferred Stock

        Our charter contains restrictions on the ownership and transfer of preferred stock that are intended to assist us in complying with the requirements to maintain its status as a REIT. Subject to limited exceptions, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% (by number or value, whichever is more restrictive) of the outstanding shares of Series E Preferred Stock or Series F Preferred Stock. Our board of directors may, but in no event is required to, waive the applicable ownership limit with respect to a particular stockholder if it determines that such ownership will not jeopardize our status as a REIT and our board of directors otherwise decides such action would be in our best interests. The mechanics for the ownership limits on our preferred stock are similar to the mechanics related to our common stock, as described in "Transfer and Ownership Restrictions Relating to our Common Stock" above.

 DESCRIPTION OF DEPOSITARY SHARES WE MAY OFFER

        Please note that in this section entitled "Description of the Depositary Shares We May Offer," references to "holders" mean those who own depositary shares registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in shares registered in street name or in shares issued in book-entry form through one or more depositaries. Owners of beneficial interests in depositary shares should also read the section entitled "Legal Ownership and Book-Entry Issuance."

        This section outlines some of the provisions of the deposit agreement to govern any depositary shares, the depositary shares themselves and the depositary receipts. This information may not be complete in all respects and is qualified entirely by reference to the relevant deposit agreement and depositary receipts with respect to the depositary shares related to any particular series of preferred stock. The specific terms of any series of depositary shares will be described in the applicable prospectus supplement. If so described in the prospectus supplement, the terms of that series of depositary shares may differ from the general description of terms presented below.

Interest in a Fractional Share, or Multiple Shares, of Preferred Stock

        We may, at our option, elect to offer depositary shares, each of which would represent an interest in a fractional share, or multiple shares, of our preferred stock instead of whole shares of preferred stock. If so, we will allow a depositary to issue to the public depositary shares, each of which will represent an interest in a fractional share, or multiple shares, of preferred stock as described in the prospectus supplement.

Deposit Agreement

        The shares of the preferred stock underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to those shares of preferred stock. The prospectus supplement relating to a series of depositary shares will specify the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion of its interest in a fractional share, or multiple shares, of the preferred stock underlying that depositary share, to all the rights and preferences of that preferred stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

        Depositary shares will be evidenced by one or more depositary receipts issued under the deposit agreement. We will distribute depositary receipts to those persons purchasing such depositary shares in accordance with the terms of the offering made by the related prospectus supplement.

Dividends and Other Distributions

        The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock underlying the depositary shares to each record depositary shareholder based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary shareholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record depositary shareholders.

        If there is a distribution other than in cash, the depositary will distribute property to the entitled record depositary shareholders, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from this sale to the concerned holders.

        Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the relevant series of preferred stock will be made available to depositary shareholders.

        The amount distributed in all of the foregoing cases will be reduced by any amounts required to be withheld by us or the depositary on account of taxes and governmental charges.

Withdrawal of Stock

        Upon surrender of depositary receipts at the office of the depositary and upon payment of the charges provided in the deposit agreement and subject to the terms thereof, a holder of depositary receipts is entitled to have the depositary deliver to such holder the applicable number of shares of preferred stock underlying the depositary shares evidenced by the surrendered depositary receipts. There may be no market, however, for the underlying preferred stock and once the underlying preferred stock is withdrawn from the depositary, it may not be redeposited.

Redemption and Liquidation

        The terms on which the depositary shares relating to the preferred stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the applicable prospectus supplement.

Voting

        Upon receiving notice of any meeting at which preferred stockholders of any series are entitled to vote, the depositary will mail the information contained in that notice to the record depositary shareholders relating to those series of preferred stock. Each depositary shareholder on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock underlying that holder's depositary shares. The depositary will vote the shares of preferred stock underlying those depositary shares according to those instructions, and we will take reasonably necessary actions to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary shareholders relating to that preferred stock, it will abstain from voting those shares of preferred stock, unless otherwise discussed in the prospectus supplement.

Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay all charges of each depositary in connection with the initial deposit and any redemption of the preferred stock. Depositary shareholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

        Each depositary will forward to the relevant depositary shareholders all our reports and communications that we are required to furnish to preferred stockholders of any series.

        The deposit agreement will contain provisions relating to adjustments in the fraction of a share of preferred stock represented by a depositary share in the event of a change in par value, split-up, combination or other reclassification of the preferred stock or upon any recapitalization, merger or sale of substantially all of our assets.

        Neither the depositary nor HCP will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement, or subject to any liability under the deposit agreement to holders of depositary receipts other than for the relevant party's gross negligence or willful misconduct. The obligations of HCP and each depositary under any deposit agreement will be limited to performance in good faith of their duties under that agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless they are provided with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, depositary shareholders or other persons believed to be competent and on documents believed to be genuine.

Title

        HCP, each depositary and any of their agents may treat the registered owner of any depositary share as the absolute owner of that share, whether or not any payment in respect of that depositary share is overdue and despite any notice to the contrary, for any purpose. See "Legal Ownership and Book-Entry Issuance."

Resignation and Removal of Depositary

        A depositary may resign at any time by issuing us a notice of resignation, and we may remove any depositary at any time by issuing it a notice of removal. Resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment. That successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

DESCRIPTION OF THE DEBT SECURITIES WE MAY OFFER

        Please note that in this section entitled "Description of the Debt Securities We May Offer," references to "holders" mean those who own debt securities registered in their own names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should also read the section entitled "Legal Ownership and Book-Entry Issuance."

        The following description summarizes the material provisions of our debt securities. The debt securities are to be issued under an existing indenture dated as of September 1, 1993 between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the "indenture"), which has been filed with the SEC and incorporated by reference in the registration statement of which this prospectus is a part. This description is not complete and is subject to, and is qualified in its entirety by reference to, the indenture and the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The specific terms of any series of debt securities will be described in the applicable prospectus supplement, and may differ from the general description of the terms presented below. Whenever particular defined terms of the indenture, as supplemented or amended from time to time, are referred to in this prospectus or a prospectus supplement, those defined terms are incorporated in this prospectus or such prospectus supplement by reference.

General

        The indenture does not limit the aggregate principal amount of debt securities that may be issued under the indenture and provides that the debt securities may be issued from time to time in one or more series. All securities issued under the indenture will rank equally and ratably with all other securities issued under the indenture.

        The debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. The debt securities are not, by their terms, subordinate in right of payment to any of our other indebtedness.

        Because our assets consist principally of interests in the subsidiaries through which we conduct our businesses, our right to participate as an equity holder in any distribution of assets of any of our subsidiaries upon the subsidiary's liquidation or otherwise, and thus the ability of our security holders to benefit from the distribution, is junior to creditors of the subsidiary, except to the extent that any claims we may have as a creditor of the subsidiary are recognized. In addition, dividends, loans and advances to us from some of our subsidiaries are restricted by net capital requirements under the Securities Exchange Act of 1934 and under rules of securities exchanges and other regulatory bodies. Furthermore, because some of our subsidiaries are partnerships in which we are a general partner, we may be liable for their obligations. We also guarantee many of the obligations of our subsidiaries. Any liability we may have for our subsidiaries' obligations could reduce our assets that are available to satisfy our direct creditors, including investors in our securities.

        The prospectus supplement and any related pricing supplement will describe certain terms of the debt securities offered by that prospectus supplement, including:

  •
  the title of the debt securities;

  •
  any limit on the aggregate principal amount of the debt securities and their purchase price;

  •
  the date or dates on which the debt securities will mature;

  •
  the rate or rates per annum (or manner in which interest is to be determined) at which the debt securities will bear interest, if any, and the date from which the interest, if any, will accrue;

  •
  the dates on which interest, if any, on the debt securities will be payable and the regular record dates for these interest payment dates;

  •
  any mandatory or optional sinking fund or analogous provisions;

  •
  additional provisions, if any, for the defeasance of the debt securities;

  •
  the date, if any, after which and the price or prices at which the debt securities may, pursuant to any optional or mandatory redemption or repayment provisions, be redeemed and the other detailed terms and provisions of any optional or mandatory redemption or repayment provisions;

  •
  whether the debt securities are to be issued in whole or in part in registered form represented by one or more registered global securities and, if so, the identity of the depositary for the registered global securities;

  •
  to the extent appropriate, any applicable material United States federal income tax consequences; and

  •
  any other specific terms of the debt securities, including any additional events of default or covenants provided for with respect to the debt securities, and any terms that may be required by or advisable under applicable laws or regulations.

        Principal of, premium, if any, and interest, if any, on the debt securities will be payable at the place or places designated by us and set forth in the applicable prospectus supplement. Interest, if any, on the debt securities will be paid, unless otherwise provided in the applicable prospectus supplement, by check mailed to the person in whose name the debt securities are registered at the close of business on the record dates designated in the applicable prospectus supplement at the address of the related holder appearing on the register of debt securities. The trustee will maintain at an office in the Borough of Manhattan, The City of New York, a register for the registration of transfers of debt securities, subject to any restrictions set forth in the applicable prospectus supplement relating to the debt securities.

        Unless otherwise provided in the applicable prospectus supplement or pricing supplement, the debt securities will be issued only in fully registered form without coupons and in denominations of $1,000 or any larger amount that is an integral multiple of $1,000. Debt securities may be presented for exchange and transfer in the manner, at the places and subject to the restrictions set forth in the indenture, the debt securities and the prospectus supplement. These services will be provided without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer, but subject to the limitations provided in the indenture.

        Debt securities will bear interest at a fixed rate or a floating rate. The debt securities may be issued at a price less than their stated redemption price at maturity, resulting in the debt securities being treated as issued with original issue discount for United States federal income tax purposes. Any original issue discount debt securities may currently pay no interest or interest at a rate which at the time of issuance is below market rates. Special United States federal income tax and other considerations applicable to any of these discounted notes will be described in the prospectus supplement or pricing supplement.

        The indenture provides that all debt securities of any one series need not be issued at the same time and we may, from time to time, issue additional debt securities of a previously issued series without your consent and without notifying you. In addition, the indenture provides that we may issue debt securities with terms different from those of any other series of debt securities and, within a series of debt securities, certain terms (such as interest rate or manner in which interest is calculated and maturity date) may differ.

Conversion Rights

        The terms, if any, on which debt securities of a series may be exchanged for or converted into shares of our common stock, preferred stock, debt securities of another series or other securities will be set forth in the prospectus supplement relating to the series. To protect our status as a REIT, a holder may not convert any debt security, and the debt security is not convertible by any holder, if as a result of the conversion any person would then be deemed to beneficially own, directly or indirectly, 9.8% or more of our common stock.

Global Debt Securities

        Unless we specify otherwise in the applicable prospectus supplement, the registered debt securities of a series will be issued only in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to the series and registered in the name of the depositary or a nominee of the depository. Ownership of beneficial interests in a registered global security will be limited to persons, or participants, that have accounts with the depositary for the registered global security or persons that may hold interests through participants.

        Those who own beneficial interests in a global debt security will do so through participants in the depositary's securities clearance system, and the rights of those indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry securities under "Legal Ownership and Book-Entry Issuance."

Covenants

  Limitation on Borrowing Money

        In the indenture, we have agreed not to create, assume, incur or otherwise become liable in respect of any:

        (a)   Senior Debt, unless the aggregate principal amount of our Senior Debt outstanding will not, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, exceed the greater of (i) 300% of Capital Base and (ii) 500% of Tangible Net Worth; and

        (b)   Non-Recourse Debt, unless the aggregate principal amount of our Senior Debt and Non-Recourse Debt outstanding will not, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, exceed 500% of Capital Base.

        For the purpose of this limitation as to borrowing money, the following terms have the following meanings:

  •
  "Senior Debt" means all Debt other than Non-Recourse Debt and Subordinated Debt;

  •
  "Debt," with respect to any Person, means:

  (a)
  its indebtedness, secured or unsecured, for borrowed money;

  (b)
  Liabilities secured by any existing lien on property owned by the Person;

  (c)
  Capital Lease Obligations and the present value of all payments due under any arrangement for retention of title (discounted at the implicit rate if known and at 9% otherwise) if the arrangement is in substance an installment purchase or an arrangement for the retention of title for security purposes; and

  (d)
  guarantees of obligations of the character specified in clauses (a), (b) and (c) above to the full extent of the liability of the guarantor (discounted to present value, as provided in clause (c) above, in the case of guarantees of title retention arrangements).

  •
  "Capital Lease" means at any time any lease of Property which, in accordance with generally accepted accounting principles, would at that time be required to be capitalized on a balance sheet of the lessee;

  •
  "Capital Lease Obligation" means at any time the amount of the liability in respect of a Capital Lease which, in accordance with generally accepted accounting principles, would at that time be so required to be capitalized on a balance sheet of the lessee;

  •
  "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible;

  •
  "Person" means an individual, partnership, joint venture, joint-stock company, association, corporation, trust or unincorporated organization, or a government or agency or political subdivision thereof;

  •
  "Non-Recourse Debt," with respect to any Person, means any Debt secured by, and only by, property on or with respect to which the Debt is incurred where the rights and remedies of the holder of the Debt in the event of default do not extend to assets other than the property constituting security for the Debt;

  •
  "Subordinated Debt" means any of our unsecured Debt which is issued or assumed pursuant to, or evidenced by, an indenture or other instrument which contains provisions for the subordination of such Debt (to which appropriate reference shall be made in the instruments evidencing such Debt if not contained therein) to the debt securities (and, at our option, if so provided, to our Debt, either generally or as specifically designated);

  •
  "Capital Base" means, at any date, the sum of Tangible Net Worth and Subordinated Debt;

  •
  "Tangible Net Worth" means, at any date, the net book value (after deducting related depreciation, obsolescence, amortization, valuation, and other proper reserves) of our Tangible Assets at that date, minus the amount of our Liabilities at that date;

  •
  "Tangible Assets" means all of our assets (including assets held subject to Capital Leases and other arrangements pursuant to which title to the Property has been retained by or vested in some other Person for security purposes), except: (a) deferred assets other than prepaid insurance, prepaid taxes and deposits; (b) patents, copyrights, trademarks, trade names, franchises, goodwill, experimental expense and other similar intangibles; and (c) unamortized debt discount and expense; and

  •
  "Liabilities" means at any date the items shown as liabilities on our balance sheet, except any items of deferred income, including capital gains.

  Consolidation, Merger and Sale of Assets

        We may not consolidate or merge with or into or transfer or lease our assets substantially as an entirety to any person unless we are the continuing corporation or the successor corporation or person to which the assets are transferred or leased is organized under the laws of the United States or any state of the United States or the District of Columbia and expressly assumes our obligations on the debt securities and under the indenture, and after giving effect to the transaction no event of default under the indenture has occurred and is continuing, and certain other conditions are met.

  Additional Covenants

        Any additional covenants that we agree to with respect to a series of the debt securities will be set forth in the prospectus supplement or related pricing supplement.

Events of Default

        The following are events of default under the indenture with respect to the debt securities of any series:

  •
  failure to pay principal of or any premium on any debt security of the series when due;

  •
  failure to pay any interest on any debt security of the series when due, continued for 30 days;

  •
  failure to deposit any sinking fund payment when due in respect of any debt security of the series;

  •
  failure to perform any other of our covenants or warranties in the indenture (other than a covenant or warranty included in the indenture solely for the benefit of one or more series of debt securities other than that series), continued for 60 days after written notice by the trustee to us or by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series to us and the trustee as provided in the indenture;

  •
  certain events in bankruptcy, insolvency, conservatorship, receivership or reorganization of us;

  •
  an acceleration of the date on which any of our other indebtedness evidenced by any mortgage, indenture or instrument shall be due and payable, in an aggregate principal amount exceeding $20,000,000 and such acceleration is not rescinded or annulled within 10 days after written notice is given by the trustee to us or by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series to us and the trustee as provided in the indenture; and

  •
  the occurrence of any other event of default provided with respect to the debt securities of that series.

        If an event of default with respect to the outstanding debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all the outstanding debt securities of that series to be due and payable immediately. At any time after the declaration of acceleration with respect to the debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration.

        The indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to a series of debt securities, give to the holders of the outstanding debt securities of the series notice of all uncured defaults known to it. Except in the case of default in the payment of principal, premium, if any, or interest, if any, on any debt securities of a series, the trustee shall be protected in withholding the notice if the trustee in good faith determines that the withholding of the notice is in the interest of the holders of outstanding debt securities of the series.

        The indenture provides that, subject to the duty of the trustee during the continuance of an event of default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee and subject to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

        We are required to furnish to the trustee annually a statement as to our performance of certain obligations under the indenture and as to any default in our performance.

Modification, Waiver and Amendment

        The indenture provides that modifications and amendments may be made by us and the trustee to the indenture without the consent of any holders:

  •
  to cure any ambiguity;

  •
  to provide for our successor to assume the indenture;

  •
  to provide for a successor trustee;

  •
  to change or eliminate any provisions of the indenture with respect to all or any series of the debt securities not then outstanding;

  •
  to add to the covenants of HCP for the benefit of the holders of all or any series of debt securities;

  •
  to maintain the qualification of the indenture under the Trust Indenture Act; or

  •
  to make other changes specified in the indenture.

        The indenture provides that modifications and amendments may be made by us and the trustee to the indenture with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

  •
  change the stated maturity of the principal of, or any installment of principal of, premium, if any, or interest, if any, on any debt security;

  •
  reduce the principal amount of, premium, if any, or interest, if any, on any debt security;

  •
  reduce the amount of principal of an original issue discount debt security payable upon acceleration of the stated maturity of the debt security;

  •
  change the place or currency of payment of the principal of, premium, if any, or interest, if any, on any debt security;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

  •
  reduce the percentage in aggregate principal amount of the outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  •
  modify the provisions of the indenture providing for the modification, waiver or amendment of provisions of the indenture regarding waivers of events of default or the provisions providing that we maintain certain insurance.

        The holders of a majority in aggregate principal amount of the outstanding debt securities of each series will be able, on behalf of all holders of the debt securities of that series, to waive compliance by us with certain restrictive provisions of the indenture, or any past default under the indenture with respect to the debt securities of that series, except a default in the payment of principal, premium, if any, or interest, if any, or in respect of a provision of the indenture which cannot be amended or modified without the consent of the holder of each outstanding debt security of the series affected.

Satisfaction and Discharge of Indenture

        The indenture, with respect to any and all series of debt securities (except for certain specified surviving obligations including, among other things, our obligation to pay the principal of, premium, if any, or interest, if any, on any debt securities), will be discharged and cancelled upon the satisfaction of certain conditions, including the payment in full of the principal of, premium, if any, and interest, if any, on all of the debt securities of that series or the deposit with the trustee of an amount of cash sufficient for the payment or redemption, in accordance with the indenture.

Defeasance

        We will be able to terminate certain of our obligations under the indenture with respect to the debt securities of any series on the terms and subject to the conditions contained in the indenture by depositing in trust with the trustee cash or U.S. government obligations (or combination thereof) sufficient to pay the principal of, premium, if any, and interest, if any, on the debt securities of the series to their maturity or redemption date in accordance with the terms of the indenture and the debt securities of the series.

Governing Law and Consent to Jurisdiction

        The indenture is and the debt securities issued thereunder will be governed by and construed in accordance with the laws of the State of California.

Concerning the Trustee

        The indenture contains certain limitations on the rights of the trustee should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions with us. However, if the trustee acquires any conflicting interest it must eliminate such conflict or resign or otherwise comply with the Trust Indenture Act of 1939, as amended.

        The indenture provides that, in case an event of default should occur and be continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs in the exercise of its powers.

DESCRIPTION OF WARRANTS OR OTHER RIGHTS WE MAY OFFER

        Please note that in this section entitled "Description of Warrants or Other Rights We May Offer," references to "holders" mean those who own warrants or other rights registered in their own names, on the books that we or any applicable trustee or warrant or rights agent maintain for this purpose, and not those who own beneficial interests in warrants or rights registered in street name or in warrants or rights issued in book-entry form through one or more depositaries. Owners of beneficial interests in warrants or rights should also read the section entitled "Legal Ownership and Book-Entry Issuance."

        This section outlines some of the provisions of each warrant or rights agreement pursuant to which warrants or rights may be issued, the warrants or rights, and any warrant or rights certificates. This information may not be complete in all respects and is qualified entirely by reference to any warrant agreement or rights agreement with respect to the warrants or rights of any particular series. The specific terms of any series of warrants or rights will be described in the applicable prospectus supplement. If so described in the prospectus supplement, the terms of that series of warrants or rights may differ from the general description of terms presented below.

        We may issue warrants or other rights. We may issue these securities in such amounts or in as many distinct series as we wish. This section summarizes the terms of these securities that apply generally. Most of the financial and other specific terms of any such series of securities will be described in the applicable prospectus supplement. Those terms may vary from the terms described here.

        When we refer to a series of securities in this section, we mean all securities issued as part of the same series under any applicable indenture, agreement or other instrument. When we refer to the applicable prospectus supplement, we mean the prospectus supplement describing the specific terms of the security you purchase. The terms used in the applicable prospectus supplement generally will have the meanings described in this prospectus, unless otherwise specified in the applicable prospectus supplement.

Warrants

        We may issue warrants, options or similar instruments for the purchase of our debt securities, preferred stock, common stock, depositary shares or units. We refer to these collectively as "warrants." Warrants may be issued independently or together with debt securities, preferred stock, common stock, depositary shares or units, and may be attached to or separate from those securities.

Rights

        We may also issue rights, on terms to be determined at the time of sale, for the purchase or sale of, or whose cash value or stream of cash payments is determined by reference to, the occurrence or non-occurrence of or the performance, level or value of, one or more of the following:

  •
  securities of one or more issuers, including our common or preferred stock or other securities described in this prospectus or debt or equity securities of third parties;

  •
  one or more currencies;

  •
  one or more commodities;

  •
  any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and

  •
  one or more indices or baskets of the items described above.

        We refer to each property described above as a "right property."

        We may satisfy our obligations, if any, and the holder of a right may satisfy its obligations, if any, with respect to any rights by delivering, among other things:

  •
  the right property;

  •
  the cash value of the right property; or

  •
  the cash value of the rights determined by reference to the performance, level or value of the right.

        The applicable prospectus supplement will describe what we may deliver to satisfy our obligations, if any, and what the holder of a right may deliver to satisfy its obligations, if any, with respect to any rights.

Agreements

        Each series of warrants or rights may be evidenced by certificates and may be issued under a separate indenture, agreement or other instrument to be entered into between us and a bank that we select as agent with respect to such series. The warrant or rights agent will act solely as our agent in connection with the warrant or rights agreement or any warrant or rights certificates and will not assume any obligation or relationship of agency or trust for or with any warrant or rights holders. Copies of the forms of agreements and the forms of certificates representing the warrants or rights will be filed with the SEC near the date of filing of the applicable prospectus supplement with the SEC. Because the following is a summary of certain provisions of the forms of agreements and certificates, it does not contain all information that may be important to you. You should read all the provisions of the agreements and the certificates once they are available. Warrants or rights in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the securities represented by the global security. Those who own beneficial interests in a global security will do so through participants in the depositary's system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry securities under "Legal Ownership and Book-Entry Issuance."

General Terms of Warrants or Rights

        The prospectus supplement relating to a series of warrants or rights will identify the name and address of the warrant or rights agent, if any. The prospectus supplement will describe the terms of the series of warrants or rights in respect of which this prospectus is being delivered, including:

  •
  the offering price;

  •
  the currency for which the warrants or rights may be purchased;

  •
  the designation and terms of any securities with which the warrants or rights are issued and in that event the number of warrants or rights issued with each security or each principal amount of security;

  •
  the date, if any, on which the warrants or rights and any related securities will be separately transferable;

  •
  whether the warrants or rights are to be sold separately or with other securities, as part of units or otherwise;

  •
  any securities exchange or quotation system on which the warrants or rights or any securities deliverable upon exercise of such securities may be listed;

  •
  whether the warrants or rights will be issued in fully registered form or bearer form, in global or non-global form or in any combination of these forms;

  •
  the dates on which the right to exercise the warrants will commence and expire;

  •
  material United States federal income tax consequences of holding or exercising these securities; and

  •
  any other terms of the warrants or rights.

        Warrant or rights certificates may be exchanged for new certificates of different denominations and may be presented for transfer of registration and, if exercisable for other securities or other property, may be exercised at the warrant or rights agent's corporate trust office or any other office indicated in the prospectus supplement. If the warrants or rights are not separately transferable from any securities with which they were issued, an exchange may take place only if the certificates representing the related securities are also exchanged. Prior to exercise of any warrant or right exercisable for other securities or other property, warrant or rights holders will not have any rights as holders of the underlying securities, including the right to receive any principal, premium, interest, dividends, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Exercise of Warrants or Rights

        If any warrant or right is exercisable for other securities or other property, the following provisions will apply. Each such warrant or right may be exercised at any time up to any expiration date and time mentioned in the prospectus supplement relating to those warrants or rights as may otherwise be stated in the prospectus supplement. After the close of business on any applicable expiration date, unexercised warrants or rights will become void.

        Warrants or rights may be exercised by delivery of the certificate representing the securities to be exercised, or in the case of global securities, as described below under "Legal Ownership and Book-Entry Issuance," by delivery of an exercise notice for those warrants or rights, together with certain information, and payment to any warrant or rights agent in immediately available funds, as provided in the prospectus supplement, of the required purchase amount, if any. Upon receipt of payment and the properly executed certificate or exercise notice at the office indicated in the prospectus supplement, we will, within the time period in the relevant agreement, issue and deliver the securities or other property purchasable upon such exercise. If fewer than all of the warrants or rights represented by such certificates are exercised, a new certificate will be issued for the remaining amount of warrants or rights. The warrant or rights holder will be required to pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of the underlying securities or property.

        If mentioned in the prospectus supplement, securities may be surrendered as all or part of the exercise price for warrants or rights.

Preferred Stock, Depositary Shares and Common Stock Warrant Adjustment

        In the case of warrants or rights to purchase preferred stock, common stock or depositary shares the exercise price payable and the number of shares of common stock purchasable upon warrant exercise may be adjusted in certain events. The terms and conditions on which adjustments may be made will be set forth in the warrant or rights certificate and the applicable prospectus supplement. Such description will include information about:

  •
  the provisions for adjusting the exercise price of and/or the number of shares of preferred stock, depositary shares or common stock covered by such warrants or rights;

  •
  the events requiring such adjustment;

  •
  the events upon which we may, in lieu of making such adjustment, make proper provisions so that the warrant or rights holder, upon exercise, would be treated as if such holder had exercised such warrant or right prior to the occurrence of such events; and

  •
  the provisions affecting exercise if certain events affecting the preferred stock, depositary shares or common stock occur.

        The prospectus supplement will describe which, if any, of these provisions shall apply to a particular series of warrants or rights. Unless otherwise specified in the applicable prospectus supplement, no adjustment in the number of shares purchasable upon warrant or right exercise will be required until cumulative adjustments require an adjustment of at least 1% of such number and no fractional shares will be issued upon warrant or right exercise, but we will pay the cash value of any fractional shares otherwise issuable.

Consolidation, Merger and Sale of Assets

        Any agreement with respect to warrants or rights will provide that we are generally permitted to merge or consolidate with another corporation or other entity. Any such agreement will also provide that we are permitted to sell our assets substantially as an entirety to another corporation or other entity. With regard to any series of securities, however, we may not take any of these actions unless all of the following conditions are met:

  •
  if we are not the successor entity, the person formed by the consolidation or into or with which we merge or the person to which our properties and assets are conveyed, transferred or leased must be an entity organized and existing under the laws of the United States, any state or the District of Columbia and must expressly assume the performance of our covenants under any relevant indenture, agreement or other instrument; and

  •
  we or that successor corporation must not, after giving effect to the transaction, be in default under that agreement.

Enforcement by Holders of Warrants or Rights

        Any warrant or rights agent for any series of warrants or rights will act solely as our agent under the relevant agreement and will not assume any obligation or relationship of agency or trust for any warrant or rights holder.

        A single bank or trust company may act as agent for more than one issue of securities. Any such agent will have no duty or responsibility in case we default in performing our obligations under the relevant agreement or warrant or right, including any duty or responsibility to initiate any legal proceedings or to make any demand upon us. Any warrant or rights holder may, without the agent's consent or consent of any other securityholder, enforce by appropriate legal action its right to exercise any warrant or right exercisable for any property.

Replacement of Certificates

        We will replace any destroyed, lost, stolen or mutilated warrant or rights certificate upon delivery to us and any applicable agent of satisfactory evidence of the ownership of that certificate and of its destruction, loss, theft or mutilation, and (in the case of mutilation) surrender of that certificate to us or any applicable agent, unless we have, or the agent has, received notice that the certificate has been acquired by a bona fide purchaser. That warrant or rights holder will also be required to provide indemnity satisfactory to us and the relevant warrant or rights agent before a replacement certificate will be issued.

Title

        HCP, any warrant or rights agents for any series of warrants or rights and any of their agents may treat the registered holder of any certificate as the absolute owner of the warrants or rights evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to such warrants or rights so requested, despite any notice to the contrary. See "Legal Ownership and Book-Entry Issuance."

DESCRIPTION OF STOCK PURCHASE CONTRACTS WE MAY OFFER

        Please note that in this section entitled "Description of Stock Purchase Contracts We May Offer," references to "holders" mean those who own stock purchase contracts registered in their own names, on the books that we or our agent maintain for this purpose, and not those who own beneficial interests in stock purchase contracts registered in street name or in stock purchase contracts issued in book-entry form through one or more depositaries. Owners of beneficial interests in the stock purchase contracts should read the section below entitled "Legal Ownership and Book-Entry Issuance."

        This section outlines some of the provisions of the stock purchase contracts, the stock purchase contract agreement and the pledge agreement. This information is not complete in all respects and is qualified entirely by reference to the stock purchase contract agreement and pledge agreement with respect to the stock purchase contracts of any particular series. The specific terms of any series of stock purchase contracts will be described in the applicable prospectus supplement. If so described in a prospectus supplement, the specific terms of any series of stock purchase contracts may differ from the general description of terms presented below.

        Unless otherwise specified in the applicable prospectus supplement, we may issue stock purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified number of shares of common stock, preferred stock, depositary shares or other security or property at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock, preferred stock, depositary shares or other security or property. The consideration per share of common stock or preferred stock or per depositary share or other security or property may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may provide for settlement by delivery by or on behalf of HCP of shares of the underlying security or property or, they may provide for settlement by reference or linkage to the value, performance or trading price of the underlying security or property. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, other stock purchase contracts or common stock, or other securities or property, securing the holders' obligations to purchase or sell, as the case may be, the common stock or the preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and may provide for the prepayment of all or part of the consideration payable by holders in connection with the purchase of the underlying security or other property pursuant to the stock purchase contracts.

        The securities related to the stock purchase contracts may be pledged to a collateral agent for HCP's benefit pursuant to a pledge agreement to secure the obligations of holders of stock purchase contracts to purchase the underlying security or property under the related stock purchase contracts. The rights of holders of stock purchase contracts to the related pledged securities will be subject to HCP's security interest therein created by the pledge agreement. No holder of stock purchase contracts will be permitted to withdraw the pledged securities related to such stock purchase contracts from the pledge arrangement except upon the termination or early settlement of the related stock purchase contracts or in the event other securities, cash or property is made subject to the pledge agreement in lieu of the pledged securities, if permitted by the pledge agreement, or as otherwise provided in the pledge agreement. Subject to such security interest and the terms of the stock purchase contract agreement and the pledge agreement, each holder of a stock purchase contract will retain full beneficial ownership of the related pledged securities.

        Except as described in the applicable prospectus supplement, the collateral agent will, upon receipt of distributions on the pledged securities, distribute such payments to HCP or the stock purchase contract agent, as provided in the pledge agreement. The purchase agent will in turn distribute payments it receives as provided in the stock purchase contract agreement.

DESCRIPTION OF UNITS WE MAY OFFER

        Please note that in this section entitled "Description of Units We May Offer," references to "holders" mean those who own units registered in their own names, on the books that we or our agent maintain for this purpose, and not those who own beneficial interests in units registered in street name or in units issued in book-entry form through one or more depositaries. Owners of beneficial interests in the units should read the section below entitled "Legal Ownership and Book-Entry Issuance."

        This section outlines some of the provisions of the units and the unit agreements. This information may not be complete in all respects and is qualified entirely by reference to the unit agreement with respect to the units of any particular series. The specific terms of any series of units will be described in the applicable prospectus supplement. If so described in a particular supplement, the specific terms of any series of units may differ from the general description of terms presented below.

        We may issue units comprised of two or more debt securities, shares of common stock, shares of preferred stock, stock purchase contracts, warrants, rights and other securities in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

        The applicable prospectus supplement may describe:

  •
  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  any provisions of the governing unit agreement that differ from those described below;

  •
  the price or prices at which such units will be issued;

  •
  information with respect to book-entry procedures, if any;

  •
  the applicable United States federal income tax considerations relating to the units;

  •
  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

  •
  any other terms of the units and of the securities comprising the units.

        The provisions described in this section, as well as those described under "Description of the Debt Securities We May Offer," "Description of Warrants or Other Rights We May Offer," "Description of Stock Purchase Contracts We May Offer," "Description of Capital Stock We May Offer—Common Stock" and "Description of Capital Stock We May Offer—Preferred Stock" will apply to the securities included in each unit, to the extent relevant.

Issuance in Series

        We may issue units in such amounts and in as many distinct series as we wish. This section summarizes terms of the units that apply generally to all series. Most of the financial and other specific terms of your series will be described in the applicable prospectus supplement.

Unit Agreements

        We will issue the units under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. We may add, replace or terminate unit agents from time to time. We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the applicable prospectus supplement.

        The following provisions will generally apply to all unit agreements unless otherwise stated in the applicable prospectus supplement.

Enforcement of Rights

        The unit agent under a unit agreement will act solely as our agent in connection with the units issued under that agreement. The unit agent will not assume any obligation or relationship of agency or trust for or with any holders of those units or of the securities comprising those units. The unit agent will not be obligated to take any action on behalf of those holders to enforce or protect their rights under the units or the included securities.

        Except as indicated in the next paragraph, a holder of a unit may, without the consent of the unit agent or any other holder, enforce its rights as holder under any security included in the unit, in accordance with the terms of that security and the indenture, warrant agreement, rights agreement or other instrument under which that security is issued. Those terms are described elsewhere in this prospectus under the sections relating to debt securities, warrants, stock purchase contracts, common stock and preferred stock, as relevant.

        Notwithstanding the foregoing, a unit agreement may limit or otherwise affect the ability of a holder of units issued under that agreement to enforce its rights, including any right to bring a legal action, with respect to those units or any securities, other than debt securities, that are included in those units. Limitations of this kind will be described in the applicable prospectus supplement.

Unit Agreements Will Not Be Qualified Under Trust Indenture Act

        No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act with respect to their units.

Mergers and Similar Transactions Permitted; No Restrictive Covenants or Events of Default

        The unit agreements will not restrict our ability to merge or consolidate with, or sell our assets to, another corporation or other entity or to engage in any other transactions. If at any time we merge or consolidate with, or sell our assets substantially as an entirety to, another corporation or other entity, the successor entity will succeed to and assume our obligations under the unit agreements. We will then be relieved of any further obligation under these agreements.

        The unit agreements will not include any restrictions on our ability to put liens on our assets, including our interests in our subsidiaries, nor will they restrict our ability to sell our assets. The unit agreements also will not provide for any events of default or remedies upon the occurrence of any events of default.

Governing Law

        The unit agreements and the units will be governed by New York law.

Form, Exchange and Transfer

        We will issue each unit in global—i.e., book-entry—form only. Units in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the units represented by the global security. Those who own beneficial interests in a unit will do so through participants in the depositary's system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry securities below under "Legal Ownership and Book-Entry Issuance."

        Each unit and all securities comprising the unit will be issued in the same form.

        If we issue any units in registered, non-global form, the following will apply to them.

        The units will be issued in the denominations stated in the applicable prospectus supplement. Holders may exchange their units for units of smaller denominations or combined into fewer units of larger denominations, as long as the total amount is not changed.

  •
  Holders may exchange or transfer their units at the office of the unit agent. Holders may also replace lost, stolen, destroyed or mutilated units at that office. We may appoint another entity to perform these functions or perform them ourselves.

  •
  Holders will not be required to pay a service charge to transfer or exchange their units, but they may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder's proof of legal ownership. The transfer agent may also require an indemnity before replacing any units.

  •
  If we have the right to redeem, accelerate or settle any units before their maturity, and we exercise our right as to less than all those units or other securities, we may block the exchange or transfer of those units during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any unit selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any unit being partially settled. We may also block the transfer or exchange of any unit in this manner if the unit includes securities that are or may be selected for early settlement.

        Only the depositary will be entitled to transfer or exchange a unit in global form, since it will be the sole holder of the unit.

Payments and Notices

        In making payments and giving notices with respect to our units, we will follow the procedures we plan to use with respect to our debt securities, where applicable. We describe those procedures above under "Description of the Debt Securities We May Offer—General" and "Description of the Debt Securities We May Offer—Global Debt Securities."

 LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

        In this section, we describe special considerations that will apply to registered securities issued in global—i.e., book-entry—form. First, we describe the difference between legal ownership and indirect ownership of registered securities. Then, we describe special provisions that apply to global securities.

Who is the Legal Owner of a Registered Security?

        Each security in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. We refer to those who have securities registered in their own names, on the books that we or the trustee, warrant agent or other agent maintain for this purpose, as the "holders" of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors (i.e., persons or institutions purchasing securities in the offering to which a prospectus supplement relates) in securities issued in book-entry form or in street name will be indirect owners.

  Book-Entry Owners

        We will issue each security in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

        Under the indenture with respect to our debt securities, only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the securities, including deliveries of any property other than cash, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

        As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities.

  Street Name Owners

        In the future we may terminate a global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

        For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.

  Legal Holders

        Our obligations as well as the obligations of any trustee under any indenture and the obligations, if any, of any warrant agents and unit agents and any other third parties employed by us, the trustee or any of those agents, run only to the holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

        For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose—e.g., to amend an indenture for a series of debt securities or warrants or the warrant agreement for a series of warrants or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture—we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders.

        When we refer to "you" in this prospectus, we mean those who invest in the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. When we refer to "your securities" in this prospectus, we mean the securities in which you will hold a direct or indirect interest.

  Special Considerations for Indirect Owners

        If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

  •
  how it handles securities payments and notices;

  •
  whether it imposes fees or charges;

  •
  whether and how you can instruct it to exercise any rights to purchase or sell warrant property under a warrant or stock purchase contract or to exchange or convert a security for or into other property;

  •
  how it would handle a request for the holders' consent, if ever required;

  •
  whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

  •
  how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

  •
  if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

What is a Global Security?

        We will issue each security in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or their nominees, which we select. A financial institution that we select for any security for this purpose is called the "depositary" for that security. A security will usually have only one depositary but it may have more.

        Each series of securities will have one or more of the following as the depositaries:

  •
  The Depository Trust Company, New York, New York, which is known as DTC;

  •
  a financial institution holding the securities on behalf of Euroclear;

  •
  a financial institution holding the securities on behalf of Clearstream; and

  •
  any other clearing system or financial institution named in the applicable prospectus supplement.

        The depositaries named above may also be participants in one another's systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your securities will be named in the applicable prospectus supplement; if none is named, the depositary will be DTC.

        A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will not indicate whether your securities are represented by a master global security.

        A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "—Holder's Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of a beneficial interest in the global security.

        If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under "—Holder's Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated." If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

  Special Considerations for Global Securities

        As an indirect owner, an investor's rights relating to a global security will be governed by the account rules of the depositary, those of the investor's financial institution (e.g., Euroclear and Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

        If securities are issued only in the form of a global security, an investor should be aware of the following:

  •
  an investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

  •
  an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under "—Who is the Legal Owner of a Registered Security—Legal Holders" above;

  •
  an investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

  •
  an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

  •
  the depositary's policies and those of any participant in the depositary's system or other intermediary (e.g., Euroclear or Clearstream, if DTC is the depositary) through which that institution holds security interests, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and the trustee will have no responsibility for any aspect of the depositary's policies or actions or records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

  •
  the depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

  •
  financial institutions that participate in the depositary's book-entry system and through which an investor holds its interest in the global securities (including Euroclear and Clearstream, if you hold through them when the depositary is DTC) may also have their own policies affecting payments, notices and other matters relating to the securities. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions of any of those intermediaries.

  Holder's Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated

        If we issue any series of securities in book-entry form but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner's bank, broker or other financial institution through which that owner holds its beneficial interest in the securities.

        In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under "—Who is the Legal Owner of a Registered Security."

        The special situations for termination of a global security are as follows:

  •
  DTC notifies us that it is unwilling or unable to continue acting as the depositary for that global security, or DTC has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, and in either case we fail to appoint a successor depositary within 60 days;

  •
  we order in our sole discretion that such global security will be transferable, registrable and exchangeable; or

  •
  in the case of a global security representing debt securities or warrants issued under an indenture, an event of default has occurred with regard to that global security and is continuing.

        If a global security is terminated, only the depositary, and neither we, the trustee for any debt security, the warrant agent for any warrants or the unit agent for any units, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

  Considerations Relating to Euroclear and Clearstream

        Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

        As long as any global security is held by Euroclear or Clearstream, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If you are a participant in either of those systems, you may hold your interest directly in that system. If you are not a participant, you may hold your interest indirectly through organizations that are participants in that system.

        If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

        If Euroclear or Clearstream is the depositary for a global security, or if DTC is the depositary for a global security and Euroclear and Clearstream hold interests in the global security as participants in DTC, then Euroclear and Clearstream will hold interests in the global security on behalf of the participants in their systems.

        Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC's rules and procedures.

  Special Timing Considerations for Transactions in Euroclear and Clearstream

        Investors will be able to make and receive through Euroclear and Clearstream payments, notices and other communications and deliveries involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

        In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems, and wish to transfer their interests, or to receive or make a payment or delivery with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

CERTAIN PROVISIONS OF MARYLAND LAW AND HCP'S CHARTER AND BYLAWS

        The following paragraphs summarize certain provisions of Maryland law and of our charter and bylaws. This is a summary, and does not completely describe Maryland law, our charter or our bylaws. For a complete description, we refer you to the MGCL, our charter and our bylaws. We have incorporated by reference our charter and bylaws as exhibits to the registration statement of which this prospectus is a part.

Election of Directors

        Our bylaws provide that our board of directors may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than three nor more than eleven. At each annual meeting of stockholders, the election of directors shall be by a plurality of the votes cast. Holders of common stock have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of our common stock can elect all of our directors. A vacancy resulting from an increase in the number of directors may be filled by a majority vote of the entire board of directors or by the affirmative vote of the holders of a majority of our shares then entitled to vote at an election of directors. Other vacancies may be filled by the vote of a majority of the remaining directors.

Removal of Directors

        Our charter provides that a director of ours may be removed by the affirmative vote of the holders of two-thirds of the outstanding shares of our voting stock or by a unanimous vote of all other directors. Our stockholders may elect a successor to fill any vacancy which results from the removal of a director.

Business Combinations

        Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

  •
  any person who beneficially owns ten percent or more of the voting power of the corporation's shares; or

  •
  an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

        After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

  •
  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or which are held by an affiliate or associate of the interested stockholder.

        These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. None of these provisions of the Maryland law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder.

        In addition to the restrictions on business combinations provided under Maryland law, our charter also contains restrictions on business combinations. See "Description of Capital Stock We May Offer—Business Combination Provisions."

Control Share Acquisitions

        Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or shares of stock for which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

        Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a "control share acquisition" means the acquisition of control shares.

        Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and satisfied other conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may be able to redeem any or all of the control shares for fair value, except for control shares for which voting rights previously have been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of control shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

        The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation. Our charter and bylaws do not provide for any such exemption.

Duties of Directors with Respect to Unsolicited Takeovers

        Maryland law provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations. The duties of directors of Maryland corporations do not require them to (a) accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (b) make a determination under the Maryland business combination or control share acquisition statutes described above, or (c) act or fail to act solely because of the effect the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition. Moreover, under Maryland law the act of a director of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

Unsolicited Takeovers

        Under Maryland law, a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent directors may elect to be subject to certain statutory provisions relating to unsolicited takeovers which, among other things, would automatically classify the board of directors into three classes with staggered terms of three years each and vest in the board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board of directors, even if the remaining directors do not constitute a quorum. These statutory provisions relating to unsolicited takeovers also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of directors as would otherwise be the case, and until his successor is elected and qualified.

        An election to be subject to any or all of the foregoing statutory provisions may be made in our charter or bylaws, or by resolution of our board of directors without stockholder approval. Any such statutory provision to which we elect to be subject will apply even if other provisions of Maryland law or our charter or bylaws provide to the contrary. Neither our charter nor our bylaws provides that we are subject to any of the foregoing statutory provisions relating to unsolicited takeovers. However, our board of directors could adopt a resolution, without stockholder approval, to elect to become subject to some or all of these statutory provisions.

        If we made an election to be subject to such statutory provisions and our board of directors were divided into three classes with staggered terms of office of three years each, the classification and staggered terms of office of our directors would make it more difficult for a third party to gain control of our board of directors since at least two annual meetings of stockholders, instead of one, generally would be required to effect a change in the majority of our board of directors.

Amendments to the Charter

        Provisions of our charter on business combinations, the number of directors and certain ownership restrictions may be amended only if approved by our board of directors and by our stockholders by the affirmative vote of two-thirds of all of the votes entitled to be cast by our stockholders on the matter. Other amendments to our charter require approval by our board of directors and approval by our stockholders by the affirmative vote of a majority of all the votes entitled to be cast by our stockholders on the matter.

Amendment to the Bylaws

        Provisions of our bylaws on the number of directors, in certain circumstances, and the vote required to amend the bylaws may be amended only by unanimous vote of the board of directors or by the affirmative vote of not less than 90% of all of the votes entitled to be cast by our stockholders on the matter. Other amendments to our bylaws require the affirmative vote of a majority of the entire board of directors or the affirmative vote of two-thirds of all of the votes entitled to be cast by our stockholders on the matter.

Dissolution of HCP, Inc.

        Our dissolution must be approved by our board of directors by a majority vote of the entire board and by our stockholders by the affirmative vote of a majority of all the votes entitled to be cast by our stockholders on the matter.

Advance Notice of Director Nominations and New Business; Procedures of Special Meetings Requested by Stockholders

        Our bylaws provide that nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders at the annual or special meeting of stockholders may be made only:

  •
  pursuant to our notice of the meeting;

  •
  by or at the direction of the board of directors; or

  •
  by a stockholder who was a stockholder at the time the notice of meeting was given and is entitled to vote at the meeting and who has complied with the advance notice procedures, including the minimum time period, described in the bylaws.

        Our bylaws also provide that only the business specified in our notice of meeting may be brought before a special meeting of stockholders. Our bylaws provide that our stockholders have the right to call a special meeting only upon the written request of the stockholders holding in the aggregate not less than 50% of the outstanding shares entitled to vote on the business proposed to be transacted at such meeting.

Anti-Takeover Effect of Provisions of Maryland Law and of the Charter and Bylaws

        The provisions in the charter on removal of directors and business combinations, the business combinations and control share acquisition provisions of Maryland law, the advance notice provisions of our bylaws and the provisions of our bylaws relating to stockholder-requested special meetings may delay, defer or prevent a change of control or other transaction in which holders of some, or a majority, of the common stock might receive a premium for their common stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

Limitation of Liability and Indemnification

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages. However, a Maryland corporation may not limit liability resulting from actual receipt of an improper benefit or profit in money, property or services. Also, liability resulting from active and deliberate dishonesty may not be eliminated if a final judgment establishes that the dishonesty is material to the cause of action. Our charter contains a provision which limits the liability of directors and officers for money damages to the maximum extent permitted by Maryland law. This provision does not limit our right or that of our stockholders to obtain equitable relief, such as an injunction or rescission.

        Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination as to the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses before final disposition of a proceeding to:

  •
  any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity; or

  •
  any individual who, while one of our directors or officers and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise and who is made a party to the proceeding by reason of his service in that capacity.

        The bylaws authorize us, with the approval of our board of directors, to provide indemnification and advancement of expenses to our agents and employees.

        Unless limited by a corporation's charter, Maryland law requires a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity, or in the defense of any claim, issue or matter in the proceeding. Our charter does not alter this requirement.

        Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against:

  •
  judgments;

  •
  penalties;

  •
  fines;

  •
  settlements; and

  •
  reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities.

        Maryland law does not permit a corporation to indemnify its present and former directors and officers if it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Under Maryland law, a Maryland corporation generally may not indemnify for an adverse judgment in a suit by or in the right of the corporation. Also, a Maryland corporation generally may not indemnify for a judgment of liability on the basis that personal benefit was improperly received. In either of these cases, a Maryland corporation may indemnify for expenses only if a court so orders.

        Maryland law permits a corporation to advance reasonable expenses to a director or officer. First, however, the corporation must receive a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation. The corporation must also receive a written undertaking, either by the director or officer or on his behalf, to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

        It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general summary of the material United States federal income tax considerations regarding our election to be taxed as a REIT and the ownership and disposition of certain of the securities offered by this prospectus. This summary does not purport to be a complete analysis of all of the potential tax considerations relating thereto. This summary is based on current law, is for general information only and is not tax advice. For purposes of this summary under the heading "Material United States Federal Income Tax Considerations," references to "HCP," "we," "our," and "us" mean only HCP, Inc., and not its subsidiaries, except as otherwise indicated.

        The information in this summary is based on:

  •
  the Internal Revenue Code;

  •
  current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;

  •
  the legislative history of the Internal Revenue Code;

  •
  current administrative interpretations and practices of the Internal Revenue Service; and

  •
  court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings that are not binding on the Internal Revenue Service except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may change or adversely affect the tax considerations described in this prospectus. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the Internal Revenue Service that we qualify as a REIT or concerning the treatment of the securities offered by this prospectus, and the statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

        This summary assumes that the securities offered by this prospectus are held as "capital assets" (generally, property held for investment within the meaning of Section 1221 of the Internal Revenue Code). Your tax treatment will vary depending on the terms of the specific securities that you acquire, as well as your particular situation. Supplemental United States federal income tax considerations relevant to your ownership of the particular securities offered by this prospectus may be provided in the prospectus supplement that relates to those securities. This discussion does not purport to deal with all aspects of taxation that may be relevant to holders of our securities in light of their personal investment or tax circumstances, or to holders who receive special treatment under the United States federal income tax laws except to the extent discussed specifically herein. Holders of securities offered by this prospectus receiving special treatment include, without limitation:

  •
  banks, insurance companies or other financial institutions;

  •
  brokers or dealers in securities or commodities;

  •
  traders in securities;

  •
  expatriates and certain former citizens or long-term residents of the United States;

  •
  tax-exempt organizations;

  •
  persons who are subject to the alternative minimum tax;

  •
  persons who hold the securities offered by this prospectus as a position in a "straddle" or as part of a "hedging," "conversion" or other risk reduction transaction;

  •
  persons deemed to sell the securities offered by this prospectus under the constructive sale provisions of the Internal Revenue Code;

  •
  United States persons that have a functional currency other than the United States dollar;

  •
  except to the extent specifically discussed below, non-U.S. holders (as defined below); or

  •
  persons that are S corporations, real estate investment trusts, regulated investment companies, partnerships or other pass-through entities.

        In addition, this discussion does not address any state, local or foreign tax consequences associated with the ownership of the securities offered by this prospectus or our election to be taxed as a REIT.

        You are urged to consult your tax advisor regarding the specific tax consequences to you of:

  •
  the acquisition, ownership and sale or other disposition of the securities offered by this prospectus, including the United States federal, state, local, foreign and other tax consequences;

  •
  our election to be taxed as a REIT for United States federal income tax purposes; and

  •
  potential changes in applicable tax laws.

Taxation of the Company

  General

        We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 1985. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 1985. We currently intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Internal Revenue Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See "—Failure to Qualify."

        The sections of the Internal Revenue Code and the corresponding Treasury Regulations that relate to the qualification and taxation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Internal Revenue Code that govern the United States federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, Treasury Regulations, and related administrative and judicial interpretations thereof. Latham & Watkins LLP has acted as our tax counsel in connection with this prospectus and our election to be taxed as a REIT.

        Latham & Watkins LLP has rendered an opinion to us to the effect that, commencing with our taxable year ended December 31, 1985, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT, and that our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in factual certificates provided by one of our officers. In addition, this opinion was based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Internal Revenue Code which are discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year have satisfied or will satisfy those requirements. See "—Failure to Qualify." Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Latham & Watkins LLP has no obligation to update its opinion subsequent to its date.

        Provided we qualify for taxation as a REIT, we generally will not be required to pay United States federal corporate income taxes on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that ordinarily results from investment in a C corporation. A C corporation is a corporation that is generally required to pay tax at the corporate-level. Double taxation generally means taxation that occurs once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will be required to pay United States federal income tax, however, as follows:

  •
  We will be required to pay tax at regular corporate tax rates on any undistributed REIT taxable income, including undistributed net capital gains.

  •
  We may be required to pay the "alternative minimum tax" on our items of tax preference under some circumstances.

  •
  If we have: (a) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business; or (b) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property and for which an election is in effect.

  •
  We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

  •
  If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (a) the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test and (ii) the amount by which 95% of our gross income (90% for our taxable years ended on or prior to December 31, 2004) exceeds the amount qualifying under the 95% gross income test, multiplied by (b) a fraction intended to reflect our profitability.

  •
  If we fail to satisfy any of the REIT asset tests (other than a de minimis failure of the 5% or 10% asset tests), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

  •
  If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

  •
  We will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for the year, (b) 95% of our REIT capital gain net income for the year, and (c) any undistributed taxable income from prior periods.

  •
  If we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation (as we expect occurred as a result of the merger with CNL Retirement Corp. (the "Advisor") in 2006 and the acquisition of Slough Estates USA, Inc. ("SEUSA") in 2007), and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that certain elections specified in applicable Treasury Regulations are either made or forgone by us or by the entity from which the assets are acquired, in each case, depending upon the date such acquisition occurred.

  •
  We will be required to pay a 100% tax on any "redetermined rents," "redetermined deductions" or "excess interest." In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a "taxable REIT subsidiary" of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's-length negotiations.

  •
  Certain of our subsidiaries are C corporations, the earnings of which will be subject to United States federal corporate income tax.

  Requirements for Qualification as a REIT

        The Internal Revenue Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  that issues transferable shares or transferable certificates to evidence its beneficial ownership;

  (3)
  that would be taxable as a domestic corporation but for special Internal Revenue Code provisions applicable to REITs;

  (4)
  that is not a financial institution or an insurance company within the meaning of certain provisions of the Internal Revenue Code;

  (5)
  that is beneficially owned by 100 or more persons;

  (6)
  not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year; and

  (7)
  that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

        The Internal Revenue Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), the term "individual" includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.

        We believe that we have been organized, have operated and have issued sufficient shares of capital stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, our charter documents provide for restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the ownership requirements described in conditions (5) and (6) above. These stock ownership and transfer restrictions are described in "Description of Capital Stock We May Offer—Transfer and Ownership Restrictions Relating to our Common Stock," "Description of Capital Stock We May Offer—Business Combination Provisions" and "Description of Capital Stock We May Offer—Transfer and Ownership Restrictions Relating to our Preferred Stock." These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next two sentences, our status as a REIT will terminate. See "Failure to Qualify." If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.

        In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

  Ownership of Interests in Partnerships and Limited Liability Companies

        We own and operate one or more properties through partnerships and limited liability companies. Treasury Regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership based on our interest in partnership capital, subject to special rules relating to the 10% REIT asset test described below. Also, we will be deemed to be entitled to our proportionate share of the income of the partnership. The assets and gross income of the partnership retain the same character in our hands, including for purposes of satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include such partnership's share of assets and items of income of any partnership in which it owns an interest. A brief summary of the rules governing the United States federal income taxation of partnerships and their partners is included below in "—Tax Aspects of the Partnerships." The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities that are treated as partnerships for tax purposes.

        We have direct or indirect control of certain partnerships and limited liability companies and intend to continue to operate them in a manner consistent with the requirements for our qualification as a REIT. We are a limited partner or non-managing member in certain partnerships and limited liability companies. If any such partnership or limited liability company were to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in a time frame which would allow us to dispose of our interest in the applicable entity or take other corrective action on a timely basis. In that case, unless we were entitled to relief, as described below, we would fail to qualify as a REIT.

  Ownership of Interests in Qualified REIT Subsidiaries

        We may, from time to time, own interests in subsidiary corporations. We own and operate a number of properties through our wholly-owned subsidiaries that we believe will be treated as "qualified REIT subsidiaries" under the Internal Revenue Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of its outstanding stock and if we do not elect with the subsidiary to treat it as a "taxable REIT subsidiary," as described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation for United States federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Internal Revenue Code (including all REIT qualification tests). Thus, in applying the United States federal tax requirements described in this prospectus, the subsidiaries in which we own a 100% interest (other than any taxable REIT subsidiaries) are ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries are treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not required to pay United States federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions on ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer's securities or more than 5% of the value of our total assets, as described below in "—Asset Tests."

  Ownership of Interests in Subsidiary REITs

        We own an interest in HCP Life Science REIT, Inc. ("HCP Life Science REIT") which has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with its initial taxable year ending December 31, 2007. Provided that HCP Life Science REIT qualifies as a REIT, our interest in HCP Life Science REIT will be treated as a qualifying real estate asset for purposes of the REIT asset tests and any dividend income or gains derived by us from HCP Life Science REIT will generally be treated as income that qualifies for purposes of the REIT gross income tests. To qualify as a REIT, HCP Life Science REIT must independently satisfy the various REIT qualification requirements described in this summary. If HCP Life Science REIT were to fail to qualify as a REIT, and certain relief provisions do not apply, it would be treated as a regular taxable corporation and its income would be subject to United States federal income tax. In addition, a failure of HCP Life Science REIT to qualify as a REIT would have an adverse effect on our ability to comply with the REIT income and asset tests, and thus our ability to qualify as a REIT.

  Ownership of Interests in Taxable REIT Subsidiaries

        A taxable REIT subsidiary of ours is an entity treated as a corporation (other than a REIT) in which we directly or indirectly hold stock, and that has made a joint election with us to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any entity treated as a corporation (other than a REIT) with respect to which a taxable REIT subsidiary owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. A taxable REIT subsidiary generally may engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT, except that a taxable REIT subsidiary may not directly or indirectly operate or manage a lodging or healthcare facility or directly or indirectly provide to any other person (under a franchise, license or otherwise) rights to any brand name under which any lodging or healthcare facility is operated. A taxable REIT subsidiary is subject to United States federal income tax, and state and local income tax where applicable, as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary's debt to equity ratio and interest expense are not satisfied. We currently own interests in several taxable REIT subsidiaries, and may acquire interests in additional taxable REIT subsidiaries in the future. Our ownership of securities of our taxable REIT subsidiaries will not be subject to the 5% or 10% asset tests described below. See "—Asset Tests."

  Income Tests

        We must satisfy two gross income requirements annually to maintain our qualification as a REIT:

  •
  First, in each taxable year, we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, certain hedging transactions entered into after July 30, 2008, and certain foreign currency gains recognized after July 30, 2008, from (a) certain investments relating to real property or mortgages on real property, including "rents from real property" and, in certain circumstances, interest, or (b) some types of temporary investments; and

  •
  Second, in each taxable year, we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, certain hedging transactions entered into on or after January 1, 2005, and certain foreign currency gains recognized after July 30, 2008, from the real property investments described above, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

        For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

        Rents we receive from a tenant will qualify as "rents from real property" for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

  •
  The amount of rent is not based in any way on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term "rents from real property" solely because it is based on a fixed percentage or percentages of receipts or sales;

  •
  We do not, or an actual or constructive owner of 10% or more of our capital stock, does not, actually or constructively own 10% or more of the interests in the assets or net profits of the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents we receive from such a tenant that is our taxable REIT subsidiary, however, will not be excluded from the definition of "rents from real property" as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by our taxable REIT subsidiary are substantially comparable to rents paid by our other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a "controlled taxable REIT subsidiary" is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as "rents from real property." For purposes of this rule, a "controlled taxable REIT subsidiary" is a taxable REIT subsidiary in which we own stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock. In addition, rents we receive from a tenant that also is our taxable REIT subsidiary will not be excluded from the definition of "rents from real property" as a result of our ownership interest in the taxable REIT subsidiary if the property to which the rents relate is a qualified lodging facility, or on or after January 1, 2009, a qualified healthcare property, and such property is operated on behalf of the taxable REIT subsidiary by a person who is an independent contractor and certain other requirements are met. Our taxable REIT subsidiaries will be subject to United States federal income tax on their income from the operation of these properties.

  •
  Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent we receive under the lease. If this condition is not met, then the portion of rent attributable to the personal property will not qualify as "rents from real property;" and

  •
  We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We may, however, perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor from whom we derive no revenue to provide customary services, or a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as "rents from real property." Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary's provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

        We generally do not intend to receive rent which fails to satisfy any of the above conditions. Notwithstanding the foregoing, we may have taken and may continue to take actions which fail to satisfy one or more of the above conditions to the extent that we determine, based on the advice of our tax counsel, that those actions will not jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the Internal Revenue Service will agree with our determinations of value.

        Income we receive that is attributable to the rental of parking spaces at our properties will constitute rents from real property for purposes of the REIT gross income tests if any services provided with respect to the parking facilities are performed by independent contractors from whom we derive no income, either directly or indirectly, or by a taxable REIT subsidiary, and certain other requirements are met. With the exception of some parking facilities we operate, we believe that the income we receive that is attributable to parking facilities meets these tests and, accordingly, will constitute rents from real property for purposes of the REIT gross income tests.

        From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Internal Revenue Code will not constitute gross income and thus will be exempt from the 95% gross income test to the extent such a hedging transaction is entered into on or after January 1, 2005, and from the 75% gross income test to the extent such hedging transaction is entered into after July 30, 2008. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction will be treated as nonqualifying income for purposes of the 75% gross income test if entered into on or prior to July 30, 2008 and will be treated as qualifying income for purposes of the 95% gross income test if entered into prior to January 1, 2005. The term "hedging transaction," as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) for hedging transactions entered into after July 30, 2008, currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test. To the extent that we do not properly identify such transactions as hedges, we hedge other risks or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

        We have made an investment in a property located in Mexico. This investment could cause us to incur foreign currency gains or losses. Prior to July 30, 2008, the characterization of any such foreign currency gains for purposes of the REIT gross income tests was unclear, though the Internal Revenue Service had indicated that REITs may apply the principles of proposed Treasury Regulations to determine whether such foreign currency gain constitutes qualifying income under the REIT income tests. As a result, we anticipate that any foreign currency gain we recognized relating to rents we receive from our property located in Mexico was qualifying income for purposes of the 75% and 95% gross income tests. Any foreign currency gains recognized after July 30, 2008, to the extent attributable to specific items of qualifying income or gain, or specific qualifying assets, however, generally will not constitute gross income for purposes of the 75% and 95% gross income tests, and therefore will be exempt from these tests.

        Dividends we receive from our taxable REIT subsidiaries will qualify under the 95%, but not the 75%, REIT gross income test.

        The Department of Treasury has the authority to determine whether any item of income or gain recognized after July 30, 2008, which does not otherwise qualify under the 75% or 95% gross income tests, may be excluded as gross income for purposes of such tests or may be considered income that qualifies under either such test.

        We believe that the aggregate amount of our nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Internal Revenue Code. Commencing with our taxable year beginning January 1, 2005, we generally may make use of the relief provisions if:

  •
  following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the Internal Revenue Service setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

  •
  our failure to meet these tests was due to reasonable cause and not due to willful neglect.

        It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in "—Taxation of the Company—General," even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite our periodic monitoring of our income.

  Prohibited Transaction Income

        Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Our gain would include any gain realized by our qualified REIT subsidiaries and our share of any gain realized by any of the partnerships or limited liability companies in which we own an interest. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning our properties. We have made, and may in the future make, occasional sales of the properties consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax.

  Like-Kind Exchanges

        We have in the past disposed of properties in transactions intended to qualify as like-kind exchanges under the Internal Revenue Code, and may continue this practice in the future. Such like-kind exchanges are intended to result in the deferral of gain for United States federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject us to United States federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

  Penalty Tax

        Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Internal Revenue Code.

        We believe that, in all instances in which our taxable REIT subsidiaries provide services to our tenants, the fees paid to such taxable REIT subsidiaries for such services are at arm's-length rates, although the fees paid may not satisfy the safe harbor provisions referenced above. These determinations are inherently factual, and the Internal Revenue Service has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the Internal Revenue Service successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm's-length fee for tenant services over the amount actually paid.

  Asset Tests

        At the close of each calendar quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets.

        First, at least 75% of the value of our total assets, including assets held by our qualified REIT subsidiaries and our allocable share of the assets held by the partnerships and other entities treated as partnerships for United States federal income tax purposes in which we own an interest, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term "real estate assets" generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds.

        Second, not more than 25% of the value of our total assets may be represented by securities other than those securities includable in the 75% asset test.

        Third, of the investments included in the 25% asset class and except for certain investments in other REITs, our qualified REIT subsidiaries and our taxable REIT subsidiaries, the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer, except, in the case of the 10% value test, securities satisfying the "straight debt" safe-harbor or securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT. Certain types of securities are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, commencing with our taxable year beginning January 1, 2005, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code. For years prior to 2001, the 10% limit applies only with respect to voting securities of any issuer and not to the value of the securities of any issuer.

        Fourth, commencing with our taxable years beginning on or after January 1, 2009, not more than 25% (20% for taxable years beginning on or after January 1, 2001 and ending on or before

December 31, 2008) of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

        We currently own some or all of the outstanding stock of several subsidiaries that have elected, together with us, to be treated as taxable REIT subsidiaries. So long as these subsidiaries qualify as taxable REIT subsidiaries, we will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to our ownership of their securities. We may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our taxable REIT subsidiaries did not exceed 20% of the aggregate value of our gross assets in any taxable year beginning on or after January 1, 2001 and ending on or before December 31, 2008, and we believe that since that time, the aggregate value of our taxable REIT subsidiaries has not exceeded and in the future will not exceed 25% of the aggregate value of our gross assets. With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our ownership of the securities of any such issuer has complied with the 5% value limitation, the 10% voting securities limitation and the 10% value limitation. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the Internal Revenue Service will not disagree with our determinations of value. We also own, and may continue to make, certain loans that do not constitute real estate assets and which must qualify under the "straight debt safe harbor" in order to satisfy the 10% value limitation described above. We believe, based on the advice of our tax counsel, that all of these loans have qualified under this safe harbor.

        In addition, we currently own and in the future may acquire certain mezzanine loans secured by equity interests in pass-through entities that directly or indirectly own real property. Revenue Procedure 2003-65 (the "Revenue Procedure") provides a safe harbor pursuant to which mezzanine loans meeting the requirements of the safe harbor will be treated by the Internal Revenue Service as real estate assets for purposes of the REIT asset tests. In addition, any interest derived from such mezzanine loans will be treated as qualifying mortgage interest for purposes of the 75% gross income test (described above). Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. The mezzanine loans that we hold or acquire may not meet all of the requirements of the safe harbor. Accordingly, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets or the interest generated by these loans as qualifying income under the 75% gross income test (described above).

        The asset tests described above must be satisfied at the close of each calendar quarter of our taxable year. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values unless we (directly or through our partnerships or limited liability companies) acquire securities in the applicable issuer, increase our ownership of securities of such issuer (including as a result of increasing our interest in a partnership or limited liability company which owns such securities), or acquire other assets. For example, our indirect ownership of securities of an issuer may increase as a result of our capital contributions to a partnership or limited liability company. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interests in a partnership or limited liability company), we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained and intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests. In addition, we intend to take such actions within 30 days after the close of any calendar quarter as may be required to cure any noncompliance.

        Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% REIT asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and

(ii) we dispose of the nonqualifying assets or otherwise satisfy such asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30 day cure period, by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the Internal Revenue Service.

        Although we believe that we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful or will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner and the relief provisions described above are not available, we would cease to qualify as a REIT. See "—Failure to Qualify" below.

  Annual Distribution Requirements

        To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

  •
  90% of our "REIT taxable income"; and

  •
  90% of our after tax net income, if any, from foreclosure property; minus

  •
  the excess of the sum of specified items of our non-cash income over 5% of our "REIT taxable income" as described below.

        For these purposes, our "REIT taxable income" is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveling of stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, and any like-kind exchanges that are later determined to be taxable.

        In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation (such as the Advisor), within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset, over (b) our adjusted basis in the asset, in each case, on the date we acquired the asset.

        We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the twelve-month period following the close of such year. These distributions generally are taxable to our existing stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. The amount distributed must not be preferential. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates. We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations.

        We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, we may be required to borrow funds to pay cash dividends or we may be required to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements. Recent guidance issued by the Internal Revenue Service sets forth a safe harbor pursuant to which certain part-stock and part-cash dividends distributed by REITs for calendar years 2008 and 2009 will satisfy the REIT distribution requirements. Under the terms of this guidance, up to 90% of our distributions could be paid in shares of our common stock.

        Under certain circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction claimed for deficiency dividends.

        Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

        For purposes of the 90% distribution requirement and excise tax described above, distributions declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Failure to Qualify

        Specified cure provisions are available to us in the event that we discover a violation of a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and assets tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate tax rates. Distributions to our stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to our stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, subject to certain limitations under the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction and individuals may be eligible for preferential tax rates on any qualified dividend income. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of the Partnerships

  General

        We own, directly or indirectly, interests in various partnerships and limited liability companies which are treated as partnerships or disregarded entities for United States federal income tax purposes and may own interests in additional partnerships and limited liability companies in the future. Our ownership interests in such partnerships and limited liability companies involve special tax considerations. These special tax considerations include, for example, the possibility that the Internal Revenue Service might challenge the status of one or more of the partnerships or limited liability companies in which we own an interest as partnerships or disregarded entities, as opposed to associations taxable as corporations, for United States federal income tax purposes. If a partnership or limited liability company in which we own an interest, or one or more of its subsidiary partnerships or limited liability companies, were treated as an association, it would be taxable as a corporation and would therefore be subject to an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change, and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See "—Taxation of the Company—Asset Tests" and "—Taxation of the Company—Income Tests." This, in turn, could prevent us from qualifying as a REIT. See "—Failure to Qualify" for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of one or more of the partnerships or limited liability companies in which we own an interest might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

        Treasury Regulations that apply for tax periods beginning on or after January 1, 1997, provide that a domestic business entity not organized or otherwise required to be treated as a corporation (an "eligible entity") may elect to be taxed as a partnership or disregarded entity for United States federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for United States federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity which did not exist or did not claim a classification prior to January 1, 1997, will be classified as a partnership or disregarded entity for United States federal income tax purposes unless it elects otherwise. With the exception of certain limited liability companies that have elected to be treated as corporations and have also elected with us to be treated as taxable REIT subsidiaries of ours, the partnerships and limited liability companies in which we own an interest intend to claim classification as partnerships or disregarded entities under these Treasury Regulations. As a result, we believe that these partnerships and limited liability companies will be classified as partnerships or disregarded entities for United States federal income tax purposes and the remainder of the discussion under this section "—Tax Aspects of the Partnerships" is applicable only to such partnerships and limited liability companies.

  Allocations of Income, Gain, Loss and Deduction

        A partnership or limited liability company agreement generally will determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and

the related Treasury Regulations. Generally, Section 704(b) of the Internal Revenue Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of the partners or members. If an allocation is not recognized for United States federal income tax purposes, the relevant item will be reallocated according to the partners' or members' interests in the partnership or limited liability company, as the case may be. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in each of the entities treated as partnerships in which we own an interest are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the applicable Treasury Regulations.

  Tax Allocations with Respect to the Properties

        Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution. These allocations are solely for United States federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Some of the partnerships and/or limited liability companies in which we own an interest were formed by way of contributions of appreciated property. The relevant partnership and/or limited liability company agreements require that allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code. This could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if the contributed properties were acquired in a cash purchase, and could cause us to be allocated taxable gain upon a sale of the contributed properties in excess of the economic or book income allocated to us as a result of such sale. These adjustments could make it more difficult for us to satisfy the REIT distribution requirements.

Tax Liabilities and Attributes Inherited from Other Entities

        From time to time, we have and may continue to acquire entities organized as C corporations and REITs. Depending on how such acquisitions are structured, we may inherit tax liabilities and other tax attributes from the acquired entities.

  Acquisitions of C Corporations in Carry-Over Basis Transactions

        We have and may continue to acquire C corporations in transactions in which the basis of the corporations' assets in our hands is determined by reference to the basis of the asset in the hands of the acquired corporations (a "Carry-Over Basis Transaction"). Our merger with the Advisor in 2006 was structured as a merger that qualified as a reorganization under the Internal Revenue Code and, thus, was a Carry-Over Basis Transaction. In addition, we acquired the stock of SEUSA through HCP Life Science REIT in August 2007. For United States federal income tax purposes, SEUSA was deemed to liquidate into HCP Life Science REIT in a tax-free liquidation immediately after the acquisition. This liquidation was also Carry-Over Basis Transaction.

        In the case of assets we acquire from a C corporation in a Carry-Over Basis Transaction, if we dispose of any such asset in a taxable transaction during the ten-year period beginning on the date of the Carry-Over Basis Transaction, then we will be required to pay tax at the highest regular corporate tax rate on the gain recognized to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date of the Carry-Over Basis

Transaction. The foregoing result with respect to the recognition of gain assumes that certain elections specified in applicable Treasury Regulations are either made or forgone by us or by the entity from which the assets are acquired, in each case, depending upon the date the acquisition occurred. Any taxes we pay as a result of such gain would reduce the amount available for distribution to our stockholders.

        Our tax basis in the assets we acquire in a Carry-Over Basis Transaction may be lower than the assets' fair market values. This lower tax basis could cause us to have lower depreciation deductions and more gain on a subsequent sale of the assets than would be the case if we had directly purchased the assets in a taxable transaction.

        In addition, in a Carry-Over Basis Transaction, we may succeed to the tax liabilities and earnings and profits of the acquired C corporation. To qualify as a REIT, we must distribute any such earnings and profits by the close of the taxable year in which transaction occurs. Any adjustments to the acquired corporation's income for taxable years ending on or before the date of the transaction, including as a result of an examination of the corporation's tax returns by the Internal Revenue Service, could affect the calculation of the corporation's earnings and profits. If the Internal Revenue Service were to determine that we acquired earnings and profits from a corporation that we failed to distribute prior to the end of the taxable year in which the Carry-Over Basis Transaction occurred, we could avoid disqualification as a REIT by using "deficiency dividend" procedures. Under these procedures, we generally would be required to distribute any such earnings and profits to our stockholders within 90 days of the determination and pay a statutory interest charge at a specified rate to the Internal Revenue Service. We believe that we and HCP Life Science REIT have satisfied the distribution requirements described above in connection with the Advisor merger and the acquisition of SEUSA.

        At the closing of the Advisor merger, we received an opinion of our counsel substantially to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinions, for United States federal income tax purposes the Advisor merger qualified as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. This opinion represents the best legal judgment of our counsel and is not binding on the Internal Revenue Service or the courts. If, contrary to such opinion, the Advisor merger did not qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the Advisor merger would have been treated as a sale of the Advisor's assets to us in a taxable transaction, and the Advisor would have recognized taxable gain. In such a case, as the Advisor's successor-in-interest, we would be required to pay the tax on any such gain.

  Acquisition of CRP

        In October 2006, we acquired CNL Retirement Properties, Inc. ("CRP") pursuant to a taxable merger. In connection with the CRP merger, CRP's REIT counsel rendered an opinion to us, dated as of the closing date of the merger, substantially to the effect that on the basis of the facts, representations and assumptions set forth or referred to in such opinion, CRP qualified as a REIT under the Internal Revenue Code for the taxable years ending December 31, 1999 through the closing date of the merger. The opinion of counsel delivered in connection with the CRP merger represents the best legal judgment of CRP's counsel and is not binding on the Internal Revenue Service or the courts. If, however, contrary to the opinion of CRP's REIT counsel, CRP failed to qualify as a REIT for any of its taxable years, it would be required to pay federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Because the CRP merger was treated for United States federal income tax purposes as if CRP sold all of its assets in a taxable transaction, if CRP did not qualify as a REIT for the taxable year of the merger, it would be subject to tax on the excess of the fair market value of its assets over their adjusted tax basis. As a successor in interest to CRP, we would be required to pay this tax.

Taxation of Holders of Our Stock

        The following summary describes certain of the United States federal income tax consequences of owning and disposing of our stock.

Taxable U.S. Stockholders Generally

        If you are a "U.S. holder," as defined below, this section or the section entitled "Tax-Exempt Stockholders" applies to you. Otherwise, the section entitled "non-U.S. Stockolders," applies to you.

  Definition of U.S. Holder

        A "U.S. holder" is a beneficial holder of our capital stock or debt securities who is:

  •
  an individual citizen or resident of the United States;

  •
  a corporation, partnership, limited liability company or other entity taxable as a corporation or partnership for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

        A "non-U.S. holder" is a beneficial holder of shares of our common stock who is not a U.S. holder.

  Distributions Generally

        Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than capital gain dividends and certain amounts that have previously been subject to corporate level tax, discussed below, will be taxable to taxable U.S. holders as ordinary income when actually or constructively received. See "—Tax Rates" below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations or, except to the extent provided in "—Tax Rates" below, the preferential rates on qualified dividend income applicable to non-corporate taxpayers. For purposes of determining whether distributions to holders of our stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock and then to our outstanding common stock.

        To the extent that we make distributions on our stock in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to a U.S. holder. This treatment will reduce the U.S. holder's adjusted tax basis in its shares of our stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder's adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a holder of record on a specified date in any of these months will be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. holders may not include in their own income tax returns any of our net operating losses or capital losses.

        Certain stock dividends, including dividends partially paid in our common stock and partially paid in cash that comply with recent Internal Revenue Service guidance, will be taxable to recipient U.S. holders to the same extent as if paid in cash. See "Taxation of the Company—Annual Distribution Requirements" above.

  Capital Gain Dividends

        Dividends that we properly designate as capital gain dividends will be taxable to taxable U.S. holders as gains from the sale or disposition of a capital asset, to the extent that such gains do not exceed our actual net capital gain for the taxable year. These dividends may be taxable to non-corporate U.S. holders at a 15% or 25% rate. U.S. holders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend then, except as otherwise required by law, we are required by the terms of our corporate charter to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our stock for the year to the holders of our preferred stock in proportion to the amount that our total dividends, as determined for United States federal income tax purposes, paid or made available to the holders of such stock for the year bears to the total dividends, as determined for United States federal income tax purposes, paid or made available to holders of all classes of our stock for the year.

  Retention of Net Capital Gains

        We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, a U.S. holder generally would:

  •
  include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

  •
  be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. holder's long-term capital gains;

  •
  receive a credit or refund for the amount of tax deemed paid by it;

  •
  increase the adjusted basis of its stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

  •
  in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the Internal Revenue Service.

  Passive Activity Losses and Investment Interest Limitations

        Distributions we make and gain arising from the sale or exchange by a U.S. holder of our shares will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any "passive losses" against this income or gain. A U.S. holder may elect to treat capital gain dividends, capital gains from the disposition of stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the holder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

  Dispositions of Our Stock

        If a U.S. holder sells or disposes of shares of our stock to a person other than us, it will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and its adjusted basis in the shares for tax purposes. This gain or loss, except as provided below, will be long-term capital gain or loss if the U.S. holder has held the stock for more than one year at the time of such sale or disposition. If, however, a U.S. holder recognizes loss upon the sale or other disposition of our stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss, to the extent the U.S. holder received distributions from us which were required to be treated as long-term capital gains.

  Redemption of Our Stock

        A redemption of shares of our stock will be treated under the Internal Revenue Code as a distribution taxable as a dividend to the extent of our current and accumulated earnings and profits at ordinary income rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Internal Revenue Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it:

  •
  is "substantially disproportionate" with respect to the U.S. holder;

  •
  results in a "complete termination" of the U.S. holder's stock interest in the Company; or

  •
  is "not essentially equivalent to a dividend" with respect to the U.S. holder;

  •
  all within the meaning of Section 302(b) of the Internal Revenue Code.

        In determining whether any of these tests have been met, shares of capital stock, including common stock and other equity interests in us, considered to be owned by the U.S. holder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as shares of capital stock actually owned by the U.S. holder, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code will be satisfied with respect to the U.S. holder depends upon the facts and circumstances at the time of the redemption, U.S. holders are advised to consult their tax advisors to determine the appropriate tax treatment.

        If a redemption of shares of our stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. A U.S. holder's adjusted basis in the redeemed shares for tax purposes will be transferred to its remaining shares of our capital stock, if any. If a U.S. holder owns no other shares of our capital stock, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

        If a redemption of shares of our stock is not treated as a distribution taxable as a dividend, it will be treated as a taxable sale or exchange in the manner described above under "—Dispositions of Our Stock."

Tax Rates

        The maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain "capital gain dividends," has generally been reduced to 15% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2)"qualified dividend income" has generally been reduced to 15%. In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent that certain holding requirements have been met and the REIT's dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries), to income that was subject to tax at the corporate/REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year), or to dividends properly designated by the REIT as "capital gain dividends." The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are currently scheduled to "sunset" or revert to the provisions of prior law effective for taxable years beginning after December 31, 2010, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income. In addition, U.S. holders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income.

Backup Withholding

        We report to our U.S. holders and the Internal Revenue Service the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a U.S. holder may be subject to backup withholding with respect to dividends paid unless the U.S. holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the holder's United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service. In addition, we may be required to withhold a portion of capital gain distributions to any holders who fail to certify their non-foreign status. See "—Non-U.S. Stockholders."

Tax-Exempt Stockholders

        Dividend income from us and gain arising upon a sale of shares of our stock generally should not be unrelated business taxable income to a tax-exempt holder, except as described below. This income or gain will be unrelated business taxable income, however, if a tax-exempt holder holds its shares as "debt-financed property" within the meaning of the Internal Revenue Code or if the shares are used in a trade or business of the tax-exempt holder. Generally, debt-financed property is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder.

        For tax-exempt holders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from United States federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT" may be treated as unrelated business taxable income as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a "pension-held REIT" if it is able to satisfy the "not closely held" requirement without relying on the "look-through" exception with respect to certain trusts or if such REIT is not "predominantly held" by "qualified trusts." As a result of limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a "pension-held REIT," and as a result, the tax treatment described in this paragraph should be inapplicable to our holders. However, because our stock is publicly traded, we cannot guarantee that this will always be the case.

Non-U.S. Stockholders

        The following discussion addresses the rules governing United States federal income taxation of the ownership and disposition of our stock by non-U.S. holders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income taxation that may be relevant to a non-U.S. holder in light of its particular circumstances and does not address any state, local or foreign tax consequences. We urge non-U.S. holders to consult their tax advisors to determine the impact of United States federal, state, local and foreign income tax laws on the acquisition, ownership, and disposition of shares of our stock, including any reporting requirements.

  Distributions Generally

        Distributions (including certain stock dividends) that are neither attributable to gain from our sale or exchange of United States real property interests nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty unless the distributions are treated as effectively connected with the conduct by the non-U.S. holder of a United States trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with such a trade or business will be subject to tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. holders are subject to tax, and are generally not subject to withholding. Any such dividends received by a non-U.S. holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the non-U.S. holder's adjusted basis in our stock, but rather will reduce the non-U.S. holder's adjusted basis of such common stock. To the extent that these distributions exceed a non-U.S. holder's adjusted basis in our stock, they will give rise to gain from the sale or exchange of such stock. The tax treatment of this gain is described below.

        For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. As a result, except with respect to certain distributions attributable to the sale of United States real property interests described below, we expect to withhold United States income tax at the rate of 30% on any distributions made to a non-U.S. holder unless:

  •
  a lower treaty rate applies and the non-U.S. holder files with us an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced treaty rate; or

  •
  the non-U.S. holder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. holder's trade or business.

        However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

  Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests

        Distributions to a non-U.S. holder that we properly designate as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to United States federal income taxation, unless:

  (1)
  the investment in our stock is treated as effectively connected with the non-U.S. holder's United States trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or

  (2)
  the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

        Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a non-U.S. holder that are attributable to gain from our sale or exchange of United States real property interests (whether or not designated as capital gain dividends) will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a United States trade or business. non-U.S. holders would generally be taxed at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. We also will be required to withhold and to remit to the Internal Revenue Service 35% (or 15% to the extent provided in Treasury Regulations) of any distribution to a non-U.S. holder that is designated as a capital gain dividend, or, if greater, 35% (or 15% to the extent provided in Treasury Regulations) of a distribution to the non-U.S. holder that could have been designated as a capital gain dividend. The amount withheld is creditable against the non-U.S. holder's United States federal income tax liability. However, any distribution with respect to any class of stock which is regularly traded on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if the non-U.S. holder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions generally will be treated in the same manner as ordinary dividend distributions.

  Retention of Net Capital Gains

        Although the law is not clear on the matter, it appears that amounts we designate as retained capital gains in respect of the common stock held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. holder would be able to offset as a credit against its United States federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the Internal Revenue Service a refund to the extent of the non-U.S. holder's proportionate share of such tax paid by us exceeds its actual United States federal income tax liability.

  Sale of our stock

        Gain recognized by a non-U.S. holder upon the sale or exchange of our stock generally will not be subject to United States federal income taxation unless such stock constitutes a United States real property interest within the meaning of FIRPTA. Our stock will not constitute a United States real property interest so long as we are a domestically-controlled qualified investment entity. As discussed above, a domestically-controlled qualified investment entity includes a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. holders. We believe, but cannot guarantee, that we have been a "domestically-controlled qualified investment entity." Even if we have been a "domestically-controlled qualified investment entity," because our capital stock is publicly traded, no assurance can be given that we will continue to be a "domestically-controlled qualified investment entity."

        Notwithstanding the foregoing, gain from the sale or exchange of our stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either (1) the investment in our stock is treated as effectively connected with the non-U.S. holder's United States trade or business or (2) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In general, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to "regularly traded" stock described above), a non-U.S. holder may be treated as having gain from the sale or exchange of United States real property interest if the non-U.S. holder (1) disposes of our stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a United States real property interest and (2) acquires, enters into a contract or option to acquire, or is deemed to acquire other shares of our stock during the 61-day period beginning with the first day of the 30-day period described in clause (1). Non-U.S. holders should contact their tax advisors regarding the tax consequences of any sale, exchange, or other taxable disposition of our stock.

        Even if we do not qualify as a "domestically-controlled qualified investment entity" at the time a non-U.S. holder sells or exchanges our stock, gain arising from such a sale or exchange would not be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" if:

  (1)
  our stock is "regularly traded," as defined by applicable Treasury Regulations, on an established securities market such as the NYSE; and

  (2)
  such non-U.S. holder owned, actually and constructively, 5% or less of our stock throughout the five-year period ending on the date of the sale or exchange.

        If gain on the sale or exchange of our stock were subject to United States taxation under FIRPTA, the non-U.S. holder would be subject to regular United States federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if our stock is not then traded on an established securities market, the purchaser of the stock would be required to withhold and remit to the Internal Revenue Service 10% of the purchase price. If amounts withheld on a sale, redemption, repurchase, or exchange of our stock exceed the holder's substantive tax liability resulting from such disposition, such excess may be refunded or credited against such non-U.S. holder's United States federal income tax liability, provided that the required information is provided to the Internal Revenue Service on a timely basis. Amounts withheld on any such sale, exchange or other taxable disposition of our stock may not satisfy a non-U.S. holder's entire tax liability under FIRPTA, and such non-U.S. holder remains liable for the timely payment of any remaining tax liability.

  Backup Withholding Tax and Information Reporting

        Generally, we must report annually to the Internal Revenue Service the amount of dividends paid to a non-U.S. holder, such holder's name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. holder. Pursuant to tax treaties or other agreements, the Internal Revenue Service may make its reports available to tax authorities in the non-U.S. holder's country of residence.

        Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. holder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an Internal Revenue

Service Form W-8BEN or another appropriate version of Internal Revenue Service Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-U.S. holder is a United States person.

        Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

Taxation of Holders of Our Debt Securities

        The following summary describes certain of the principal United States federal income tax consequences of owning and disposing of our debt securities. This discussion assumes the debt securities will be issued without original issue discount, sometimes referred to as "OID." OID with respect to a debt security is the excess, if any, of the debt security's "stated redemption price at maturity" over its "issue price." The "stated redemption price at maturity" is the sum of all payments provided by the debt security, whether designated as interest or as principal, other than payments of "qualified stated interest." Interest on debt security generally will constitute qualified stated interest if the interest is unconditionally payable, or will be constructively received under Section 451 of the Internal Revenue Code, in cash or in property, other than debt instruments issued by us, at least annually at a single fixed rate. The "issue price" of a debt security is the first price at which a substantial amount of the debt securities in the issuance that includes such debt security is sold for money, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The amount of OID with respect to a debt security will be treated as zero if the OID is less than an amount equal to 0.0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity, or, in the case of a debt security that provides for payment of any amount other than qualified stated interest prior to maturity, the weighted average maturity of the debt security. If one or more series of debt securities are issued with OID, disclosure concerning the tax considerations arising therefrom will be included with the applicable prospectus supplement.

Taxable U.S. Holders of Our Debt Securities

  Stated Interest

        U.S. holders generally must include interest on the debt securities in their United States federal taxable income as ordinary income:

  •
  when it accrues, if the U.S. holder uses the accrual method of accounting for United States federal income tax purposes; or

  •
  when the U.S. holder actually or constructively receives it, if the U.S. holder uses the cash method of accounting for United States federal income tax purposes.

        If we redeem or otherwise repurchase the debt securities, we may be obligated to pay additional amounts in excess of stated principal and interest. We intend to take the position that the debt securities should not be treated as contingent payment debt instruments because of this additional payment. Assuming such position is respected, a U.S. holder would be required to include in income the amount of any such additional payment at the time such payment is received or accrued in accordance with such U.S. holder's method of accounting for United States federal income tax purposes. If the Internal Revenue Service successfully challenged this position, and the debt securities were treated as contingent payment debt instruments, U.S. holders could be required to accrue interest income at a rate higher than the stated interest rate on the debt securities and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a debt security. U.S. holders are urged to consult their tax advisors regarding the potential application to the debt securities of the contingent payment debt instrument rules and the consequences thereof.

  Sale, Exchange or Other Taxable Disposition of the Debt Securities

        Unless a nonrecognition provision applies, U.S. holders must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a debt security. The amount of gain or loss equals the difference between (i) the amount the U.S. holder receives for the debt security in cash or other property, valued at fair market value, less the amount thereof that is attributable to accrued but unpaid interest on the debt security and (ii) the U.S. holder's adjusted tax basis in the debt security. A U.S. holder's initial tax basis in a debt security generally will equal the price the U.S. holder paid for the debt security.

        Gain or loss generally will be long-term capital gain or loss if at the time the debt security is disposed of it has been held for more than one year. Otherwise, it will be a short-term capital gain or loss.

        Payments attributable to accrued interest which have not yet been included in income will be taxed as ordinary interest income. The maximum federal income tax rate on long-term capital gain on most capital assets held by an individual is currently 15%. The United States federal income tax laws relating to this 15% tax rate are scheduled to "sunset" or revert to provisions of prior law effective for taxable years beginning after December 31, 2010, at which time the capital gains tax rate will be increased to 20%. The deductibility of capital losses is subject to limitations.

  Information Reporting and Backup Withholding

        Backup withholding at the applicable statutory rate may apply when a U.S. holder receives interest payments on a debt security or proceeds upon the sale or other disposition of a debt security. Certain holders including, among others, corporations, financial institutions and certain tax-exempt organizations, are generally not subject to backup withholding. In addition, backup withholding will not apply to a U.S. holder who provides his or her social security or other taxpayer identification number in the prescribed manner unless:

  •
  the Internal Revenue Service notifies us or our paying agent that the taxpayer identification number provided is incorrect;

  •
  the U.S. holder fails to report interest and dividend payments received on the U.S. holder's tax return and the Internal Revenue Service notifies us or our paying agent that backup withholding is required; or

  •
  the U.S. holder fails to certify under penalty of perjury that backup withholding does not apply.

        A U.S. holder of debt securities who provides us or our paying agent with an incorrect taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. If backup withholding does apply, the U.S. holder may request a refund of the amounts withheld or use the amounts withheld as a credit against the U.S. holder's United States federal income tax liability as long as the U.S. holder provides the required information to the Internal Revenue Service. U.S. holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedures for obtaining the exemption.

        We will be required to furnish annually to the Internal Revenue Service and to holders of debt securities information relating to the amount of interest paid on the debt securities, and that information reporting may also apply to payments of proceeds from the sale of the debt securities to those holders. Some holders, including corporations, financial institutions and certain tax-exempt organizations, generally are not subject to information reporting.

Non-U.S. Holders of Our Debt Securities

        This section applies to you if you are a non-U.S. holder of the debt securities. The term "non-U.S. holder" means a beneficial owner of a debt security that is not a U.S. holder, as defined above.

        Special rules may apply to certain non-U.S. holders such as "controlled foreign corporations" and "passive foreign investment companies." Such entities are encouraged to consult their tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

  Payments of Interest

        Interest paid to a non-U.S. holder will not be subject to United States federal income taxes or withholding tax if the interest is not effectively connected with the non-U.S. holder's conduct of a trade or business within the United States, and the non-U.S. holder:

  •
  does not actually or constructively own a 10% or greater interest in the total combined voting power of all classes of our voting stock;

  •
  is not a controlled foreign corporation with respect to which we are a "related person" within the meaning of Section 864(d)(4) of the Internal Revenue Code;

  •
  is not a bank that received such debt securities on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

  •
  provides the appropriate certification as to the non-U.S. holder's status. A non-U.S. holder can generally meet this certification requirement by providing a properly executed Internal Revenue Service Form W-8BEN or appropriate substitute form to us or our paying agent. If the debt securities are held through a financial institution or other agent acting on the non-U.S. holder's behalf, the non-U.S. holder may be required to provide appropriate documentation to the agent. The agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special certification rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent.

        If a non-U.S. holder does not qualify for an exemption under these rules, interest income from the debt securities may be subject to withholding tax at the rate of 30% (or lower applicable treaty rate) at the time such interest is paid. The payment of interest effectively connected with a United States trade or business, however, would not be subject to a 30% withholding tax so long as the non-U.S. holder provides us or our paying agent an adequate certification (currently on Internal Revenue Service Form W-8ECI), but such interest would be subject to United States federal income tax on a net basis at the rates applicable to United States persons generally. In addition, if the payment of interest is effectively connected with a foreign corporation's conduct of a United States trade or business, that foreign corporation may also be subject to a 30% (or lower applicable treaty rate) branch profits tax. To claim the benefit of a tax treaty, a non-U.S. holder must provide a properly executed Internal Revenue Service Form W-8BEN before the payment of interest and a non-U.S. holder may be required to obtain a United States taxpayer identification number and provide documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

  Sale, Exchange or Other Taxable Disposition of Debt Securities

        Non-U.S. holders generally will not be subject to United States federal income tax on any amount which constitutes capital gain upon a sale, exchange, redemption, retirement or other taxable disposition of a debt security, unless either of the following is true:

  •
  the non-U.S. holder's investment in the debt securities is effectively connected with the conduct of a United States trade or business; or

  •
  the non-U.S. holder is a nonresident alien individual holding the debt security as a capital asset, is present in the United States for 183 or more days in the taxable year within which the sale, redemption or other disposition takes place, and certain other requirements are met.

        For non-U.S. holders described in the first bullet point above, the net gain derived from the retirement or disposition of the debt securities generally would be subject to United States federal income tax at the rates applicable to United States persons generally (or lower applicable treaty rate). In addition, foreign corporations may be subject to a 30% (or lower applicable treaty rate) branch profits tax if the investment in the debt security is effectively connected with the foreign corporation's conduct of a United States trade or business. Non-U.S. holders described in the second bullet point above will be subject to a flat 30% United States federal income tax on the gain derived from the retirement or disposition of their debt securities, which may be offset by United States source capital losses, even though non-U.S. holders are not considered residents of the United States.

  Backup Withholding and Information Reporting

        Backup withholding and information reporting generally will not apply to payments made to a non-U.S. holder with respect to the debt securities, provided that we do not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person and the holder has given us the certification described above under "Non-U.S. Holders of Our Debt Securities—Payments of Interest." In addition, a non-U.S. holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of debt securities within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that the holder is a United States person, as defined in the Internal Revenue Code, or the non-U.S. holder otherwise establishes an exemption. However, we may be required to report annually to the Internal Revenue Service and to a non-U.S. holder the amount of, and the tax withheld with respect to, any interest (including any OID) paid to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

        A non-U.S. holder generally will be entitled to credit any amounts withheld under the backup withholding rules against the holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service in a timely manner. Non-U.S. holders of debt securities should consult their tax advisors regarding the application of backup withholding and information reporting in their particular situation, the availability of an exemption therefrom, and the procedure for obtaining an exemption, if available.

Other Tax Consequences

        We may be required to pay tax in various state or local jurisdictions, including those in which we transact business, and holders of our securities may be required to pay tax in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the United States federal income tax consequences discussed above. In addition, a holder's state and local tax treatment may not conform to the United States federal income tax consequences discussed above. Consequently, prospective investors should consult their tax advisors regarding the effect of state and local tax laws on an investment in our securities.

PLAN OF DISTRIBUTION

        We may offer and sell the securities from time to time as follows:

  •
  through agents;

  •
  to or through dealers or underwriters;

  •
  directly to other purchasers; or

  •
  through a combination of any of these methods of sale.

        In addition, the securities may be issued as a dividend or distribution or in a subscription rights offering to existing holders of securities. In some cases, we may also repurchase securities and reoffer them to the public by one or more of the methods described above.

        The securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

  •
  at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to prevailing market prices;

  •
  at prices determined by an auction process; or

  •
  at negotiated prices.

        We may solicit offers to purchase securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be "underwriters" as that term is defined in the Securities Act.

        From time to time, we may sell securities to one or more dealers as principals. The dealers, who may be deemed to be "underwriters" as that term is defined in the Securities Act, may then resell those securities to the public.

        We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include information about any underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

        If we offer securities in a subscription rights offering to our existing securityholders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis.

Additionally, before the expiration date for the subscription rights, the standby underwriters may offer the securities, including securities they may acquire through the purchase and exercise of subscription rights, on a when-issued basis at prices set from time to time by them. After the expiration date, the standby underwriters may offer the securities, whether acquired under the standby underwriting agreement, on exercise of subscription rights or by purchase in the market, to the public at prices to be determined by them. Thus, standby underwriters may realize profits or losses independent of the underwriting discounts or commissions we may pay them. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us. Any dealer-manager we retain may acquire securities by purchasing and exercising the subscription rights and resell the securities to the public at prices it determines. As a result, a dealer-manager may realize profits or losses independent of any dealer-manager fee paid by us.

        We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The third parties with whom we may enter into contracts of this kind may include banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and others. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers' obligations and will include information about any commissions we may pay for soliciting these contracts.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

        Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against civil liabilities, including liabilities under the Securities Act.

        Underwriters may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 of Regulation M. Rule 104 permits stabilizing bids to purchase the securities being offered as long as the stabilizing bids do not exceed a specified maximum. Underwriters may over-allot the offered securities in connection with the offering, thus creating a short position in their account. Syndicate covering transactions involve purchases of the offered securities by underwriters in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time.

        The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, HCP and its subsidiaries in the ordinary course of business.

        In compliance with guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate principal amount of the securities offered pursuant to this prospectus. It is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

 VALIDITY OF SECURITIES

        Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland and/or Sullivan & Cromwell LLP, Los Angeles, California. In addition, the description of material federal income tax consequences contained in this prospectus under the heading "Material United States Federal Income Tax Considerations" is based upon the opinion of Latham & Watkins LLP. In rendering this opinion, Latham & Watkins LLP will assume the accuracy of an opinion of Ballard Spahr Andrews & Ingersoll, LLP, as to certain matters of Maryland law.

EXPERTS

        The consolidated financial statements of HCP, Inc. appearing in HCP, Inc.'s Annual Report (Form 10-K), as amended by HCP, Inc.'s Current Report on Form 8-K dated May 4, 2009, for the year ended December 31, 2008 (including schedules appearing therein), and the effectiveness of HCP, Inc.'s internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

$2,400,000,000

$400,000,000    2.700% Senior Notes Due 2014

$500,000,000    3.750% Senior Notes Due 2016

$1,200,000,000    5.375% Senior Notes Due 2021

$300,000,000    6.750% Senior Notes Due 2041

HCP, Inc.

PROSPECTUS SUPPLEMENT
January 19, 2011

Joint Book-Running Managers

BofA Merrill Lynch
UBS Investment Bank
Wells Fargo Securities
Citi
J.P. Morgan
Senior Co-Managers
 Barclays Capital
Credit Agricole CIB
Credit Suisse
Deutsche Bank Securities
Goldman, Sachs & Co.
Morgan Stanley
Co-Managers
 BNY Mellon Capital Markets, LLC
KeyBanc Capital Markets
PNC Capital Markets LLC
RBS
Scotia Capital
SunTrust Robinson Humphrey
US Bancorp
Moelis & Company